   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 1998.


                                                      REGISTRATION NO. 333-63141
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          ABOVENET COMMUNICATIONS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           4813                          77-0424796
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                     50 W. SAN FERNANDO STREET, SUITE #1010
                           SAN JOSE, CALIFORNIA 95113
                                 (408) 367-6666
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  SHERMAN TUAN
                            CHIEF EXECUTIVE OFFICER
                     50 W. SAN FERNANDO STREET, SUITE #1010
                           SAN JOSE, CALIFORNIA 95113
                                 (408) 367-6666
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

             CARLA S. NEWELL, ESQ.                           JORGE A. DEL CALVO, ESQ.
              BENNETT L. YEE, ESQ.                             BLAIR W. WHITE, ESQ.
           ALLISON W. TAKAHASHI, ESQ.                      GABRIELLA A. LOMBARDI, ESQ.
            GUNDERSON DETTMER STOUGH                      PILLSBURY MADISON & SUTRO LLP
      VILLENEUVE FRANKLIN & HACHIGIAN, LLP                     2550 HANOVER STREET
             155 CONSTITUTION DRIVE                            PALO ALTO, CA 94035
              MENLO PARK, CA 94025                                (650) 233-4500
                 (650) 321-2400

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

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INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 6, 1998


                                          SHARES

                                [ABOVENET LOGO]

                                  COMMON STOCK
                            ------------------------

     All of the shares of Common Stock offered hereby are being sold by AboveNet Communications Inc. ("AboveNet" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently
estimated that the initial public offering price will be between $          and
$     per share. See "Underwriting" for determining the initial public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "ABOV."

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

                                                PRICE TO               UNDERWRITING              PROCEEDS TO
                                                 PUBLIC                 DISCOUNT(1)              COMPANY(2)
------------------------------------------------------------------------------------------------------------------
Per Share..............................             $                        $                        $
Total(3)...............................             $                        $                        $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other information.

(2) Before deducting expenses payable by the Company, estimated at $          .

(3) The Company has granted to the Underwriters an option, exercisable within 30
    days of the date hereof, to purchase up to      additional shares of Common
    Stock at the Price to Public per share, less the Underwriting Discount, for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $          , $          and
    $          respectively. See "Underwriting."
                            ------------------------

     The shares of Common Stock are offered severally by the Underwriters when, as and if delivered to and accepted by them, subject to their right to withdraw, cancel or reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of certificates representing the shares
will be made against payment on or about                , 1998 at the offices of
CIBC Oppenheimer Corp., CIBC Oppenheimer Tower, World Financial Center, New York, New York 10281.
                            ------------------------

CIBC OPPENHEIMER                                    VOLPE BROWN WHELAN & COMPANY

               The date of this Prospectus is             , 1998

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. Except as otherwise indicated herein, all information in this Prospectus (i) assumes the Underwriters' over-allotment option is not exercised, (ii) reflects the reincorporation of the Company in the State of Delaware and the associated exchange of one share of Common Stock and one share of Preferred Stock of the Company for every two and one-half shares of Common Stock and Preferred Stock, respectively, of the Company's California predecessor, (iii) assumes the exercise prior to the closing of this offering of warrants to purchase 197,978 shares of Series B Preferred Stock and (iv) assumes the conversion of all outstanding shares of Preferred Stock into Common Stock immediately prior to the closing of this offering.


                                  THE COMPANY


     AboveNet is a leading provider of high performance, managed co-location and Internet connectivity solutions for electronic commerce and other mission-critical Internet operations. AboveNet has developed a network architecture based upon two strategically located, fault-tolerant facilities that combine content co-location services with direct ISP access to create Internet Service Exchanges ("ISXs"). As of September 30, 1998, the Company had 171 public and private data exchange connections, known as peering arrangements, including relationships with top-tier network providers. The Company's network architecture and extensive peering relationships are designed to reduce the number of network connections or "hops" for data travelling across the Internet. Furthermore, the convergence of content providers and ISPs at AboveNet's ISXs enables these ISPs to provide their users with "one hop" connectivity, through AboveNet's local area network, to the co-located content site. As of September 30, 1998, the Company had 316 customers including a wide range of Internet content providers, Web hosting companies and ISPs.


     The Internet has experienced tremendous growth and is emerging as a global medium for communications and commerce. Internet-based businesses and other enterprises need non-stop, non-congested, fault-tolerant and scalable Internet operations to allow them to perform mission-critical digital communication and electronic commerce transactions globally over the Internet. However, many businesses that are seeking to establish these sophisticated Internet operations lack the resources and expertise to cost-effectively develop, maintain and enhance the necessary facilities and network systems. As a result, many enterprises are seeking outsourcing arrangements to enhance Web site reliability and performance, provide continuous operation of their Internet solutions and reduce related operating expenses. Forrester Research, Inc.(1) estimates that by 2002, approximately 40% of complex Web sites will be outsourced and that Internet hosting revenues for complex sites will increase from approximately $200 million in 1997 to approximately $8.0 billion by 2002.

     AboveNet's solutions are designed to be highly scalable and flexible to meet the needs of its customers as their Internet operations expand. AboveNet charges its customers based on space and bandwidth utilization, providing customers a flexible, cost-effective path to increasing their Internet operations. The Company's services are designed to enhance performance through redundant and high speed network design and 24x7 monitoring, notification and diagnosis. AboveNet's proprietary ASAP software monitors all of the Company's direct and indirect network connections for latency and packet loss, allowing its network engineers to enhance performance by dynamically rerouting traffic to avoid congested points. The Company also provides its customers with sophisticated monitoring, reporting and management tools that can be remotely accessed by the customer to control its Internet operations. By providing a means to reduce the number of "hops" in the transmission of data, the Company believes that its network design can provide significant benefits to ISPs as they seek to gain fast, reliable access to content.

---------------

    (1) Forrester Research, Inc. estimates are based upon interviews with more than 41,000 households as part of its "Technographics '98" survey. In addition, the report stated that 81 ISPs were asked to provide detailed unit sales, prices and projections for 1996 through 1998. The ISP data was extrapolated to provide a total current market size and direction. Finally, 22 vendors of hosting services and related organizations were contacted. There can be no assurances that actual results will not differ materially from those estimated.

     The Company's objective is to become the leading global Internet Service Exchange for business enterprises and ISPs that require high-bandwidth, mission-critical Internet operations. To achieve this objective, the Company intends to: (i) increase awareness of the AboveNet name on a global basis; (ii) expand its customer base through increased sales and marketing efforts; (iii) expand its global ISX network by connecting centralized facilities in key domestic and international locations; (iv) leverage its ISX model to increase its customer base and generate recurring revenues; and (v) address the emerging requirements of Internet technologies such as audio and video streaming and voice over IP.

     The Company's customers include CNET Download.com, Dacom America, Electronic Arts Inc. Got.Net, IntelliChoice, Inc., iXL Holdings, Inc., Liquid Audio, Inc., RealNetworks, Inc. and The Web Zone, Inc. The Company intends to expand its customer base by substantially expanding its sales organization, as well as establishing and expanding relationships with potential channel partners including hardware vendors, value added resellers, system integrators and Web hosting companies, to leverage their sales organizations. The Company also plans to invest in building the AboveNet brand through an integrated marketing plan, including traditional and online advertising in business and trade publications, trade show participation, direct mail and public relations campaigns.


     The Company was incorporated in California in March 1996 and reincorporated in Delaware in November 1998. The Company's principal executive offices are located at 50 W. San Fernando Street, Suite #1010, San Jose, California 95113, and its telephone number is (408) 367-6666.


     EtherValve is a registered trademark of the Company. Cabriolet and MRTG are trademarks of the Company. The Company has applied for federal trademark registration for the following names: AboveNet APS, ASAP, As-Ur-Here, Internet Service Exchange and ISX. All other trademarks, servicemarks or tradenames referred to in this Prospectus are the property of their respective owners.

                                  THE OFFERING

Common Stock offered by the Company.......           shares

Common Stock to be outstanding after the
Offering(1)...............................           shares

Use of Proceeds...........................    For increased sales and marketing,
                                              capital expenditures, potential
                                              strategic investments and working
                                              capital and general corporate
                                              purposes. See "Use of Proceeds."

Proposed Nasdaq National Market symbol....    ABOV

                      SUMMARY FINANCIAL AND OPERATING DATA
               (IN THOUSANDS, EXCEPT PER SHARE AND CUSTOMER DATA)

                                                 PERIOD FROM                               THREE MONTHS ENDED
                                                MARCH 8, 1996      YEAR ENDED JUNE 30,       SEPTEMBER 30,
                                                (INCEPTION) TO     --------------------    ------------------
                                                JUNE 30, 1996        1997        1998       1997       1998
                                               ----------------    --------    --------    -------    -------
STATEMENT OF OPERATIONS DATA:
Revenues.....................................       $   79         $   552     $ 3,436     $   431    $ 1,793
Loss from operations.........................          (78)         (1,804)     (5,327)       (605)    (3,324)
Net loss.....................................       $  (78)        $(1,803)    $(5,425)    $  (662)   $(3,351)
                                                    ======         =======     =======     =======    =======
Basic and diluted loss per share(2)..........       $(0.39)        $ (5.73)    $(12.93)    $ (1.96)   $ (4.59)
                                                    ======         =======     =======     =======    =======
Shares used in basic and diluted loss per
  share(2)...................................          200             315         420         337        730
OTHER OPERATING DATA:
Capital expenditures(3)......................       $  101         $   850     $ 4,145     $   171    $ 7,339
Number of customers at period end............           10             110         278         146        316

                                                                          SEPTEMBER 30, 1998
                                                              ------------------------------------------
                                                                                            PRO FORMA
                                                              ACTUAL     PRO FORMA(4)    AS ADJUSTED(5)
                                                              -------    ------------    ---------------
BALANCE SHEET DATA:
Cash and equivalents........................................  $10,626      $10,873       $
Working capital.............................................    7,114        7,361
Total assets................................................   24,986       25,234
Long-term obligations, net of current portion...............    6,513        6,513
Total stockholders' equity..................................   12,685       12,932

---------------
(1) Based on shares outstanding as of September 30, 1998. Excludes, as of September 30, 1998, (i) 2,489,220 shares of Common Stock issuable upon exercise of options outstanding under the Company's 1996 and 1997 Stock Option Plans and non-plan options at a weighted average exercise price of $2.08 per share and 506,972 shares of Common Stock reserved for issuance prior to this offering under the 1997 Stock Option Plan, (ii) 91,750 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.53 per share, (iii) 20,000 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price of 80% of the initial public offering price and (iv) an aggregate of 2,750,000 shares of Common Stock reserved for issuance after this offering under the Company's 1998 Stock Incentive Plan and 1998 Employee Stock Purchase Plan. See "Management -- Stock Incentive Plan" and "-- Employee Stock Purchase Plan" and Note 6 of Notes to Financial Statements.

(2) See Notes 1 and 7 of Notes to Financial Statements for the determination of shares used in computing basic and diluted loss per share.

(3) Capital expenditures represent purchases of property and equipment, including non-cash transactions such as the acquisition of equipment under capital lease.

(4) Pro forma balances reflect (i) the exercise of warrants to acquire 197,978 shares of Series B Preferred Stock and (ii) the conversion of all outstanding shares of Preferred Stock into Common Stock.

(5) Adjusted to reflect the sale of       shares of Common Stock by the Company
    at the assumed initial public offering price of $    per share (after
    deducting underwriting discounts and commissions and estimated offering expenses payable by the Company).

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. This Prospectus contains certain forward-looking statements based on current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, the words "believes," "anticipates," "plans," "expects," "intends" and similar expressions are intended to identify forward-looking statements. The Company's actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include, but are not limited to, those discussed below and elsewhere in this Prospectus.


     Limited Operating History; History of Losses; Expected Continued
Losses. The Company was incorporated in March 1996 and has experienced operating losses in each quarterly and annual period since inception. The Company experienced net losses of $1.8 million, $5.4 million and $3.4 million in fiscal years 1997 and 1998, and for the three months ended September 30, 1998 respectively, and, as of September 30, 1998, had an accumulated deficit of approximately $10.7 million. The Company began offering its co-location and Internet connectivity services to content providers in July 1996, and introduced its co-location and Internet connectivity services to ISPs in August 1997. The Company recently began operating its second ISX facility in Vienna, Virginia in July 1998. The revenue and income potential of the Company's business and market is unproven, and the Company's limited operating history makes an evaluation of the Company and its prospects difficult. The Company and its prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the new and rapidly evolving market for co-location and Internet connectivity services. The Company expects to continue making significant investments to (i) substantially increase its sales and marketing activities and
(ii) establish a second, significantly larger ISX facility in San Jose, California. The Company believes that it will continue to experience net losses on a quarterly and annual basis for the foreseeable future, and such losses are expected to increase significantly from current levels. To achieve or sustain profitability, among other things, the Company must substantially grow its customer base, including maintaining existing customer relationships, expand domestically and internationally, provide scalable, reliable and cost-effective services, continue to grow its infrastructure to accommodate expanded and new facilities, additional customers and increased bandwidth use of its network, expand its channels of distribution, effectively establish its brand name, retain and motivate qualified personnel and continue to respond to competitive developments. Failure of the Company's services to achieve widespread market acceptance would have a material adverse effect on the Company's business, results of operations and financial condition. Although the Company has experienced significant growth in revenues in recent periods, the Company does not believe that this growth rate is necessarily indicative of future operating results, and there can be no assurance that the Company will ever achieve profitability on a quarterly or an annual basis or, if achieved, will sustain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Need to Grow and Retain Customer Base; Lengthy Sales Cycle. The Company's success is substantially dependent on the continued growth of its customer base and the retention of its customers. The Company's ability to attract new customers will depend on a variety of factors, including the willingness of businesses to outsource their mission-critical Internet operations, the reliability and cost-effectiveness of the Company's services and the Company's ability to effectively market such services. A majority of the Company's customer contracts are cancelable on 30 days' notice. In the past, the Company has lost customers to other service providers for various reasons, including as a result of lower prices and other incentives offered by competitors and not matched by the Company. Accordingly, there can be no assurance that the Company's customers will maintain or renew their commitments to use the Company's services. The Company intends to develop alternative distribution and lead generation relationships with potential channel partners including hardware providers, system integrators, value added resellers and Web hosting companies. Any failure by the Company to develop these relationships could materially and adversely impact the ability of the Company to generate increased revenues, which would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company typically experiences a lengthy sales cycle for its services, particularly given the importance to customers of securing Internet connectivity for mission-critical operations and the need to educate certain customers regarding the benefits of co-location and Internet connectivity services. Changes in the rate of growth in the Company's customer base, customer renewal rates and the sales cycle for the Company's services, have caused, and are expected in the future to cause, significant fluctuations in the Company's results of operations on a quarterly and an annual basis. In addition, the Company intends to significantly increase its sales and marketing expenditures. Due to the typically lengthy sales cycle for the Company's services, the Company's expenses will occur prior to customer commitments for the Company's services. There can be no assurance that the increase in the Company's sales and marketing efforts will result in increased sales of the Company's services. See "-- Potential Fluctuations in Results of Operations" and "Business-- Customers."

     Potential Fluctuations in Results of Operations. The Company has experienced significant fluctuations in its results of operations on a quarterly and annual basis. The Company expects to continue to experience significant fluctuations in its future quarterly and annual results of operations due to a variety of factors, many of which are outside the Company's control, including: demand for and market acceptance of the Company's services; capacity utilization of its ISX facilities; fluctuations in data communications and telecommunications costs; reliable continuity of service and network availability; customer retention; the timing and success of marketing efforts by the Company; the timing and magnitude of capital expenditures, including costs relating to the expansion of operations; the timely expansion of existing facilities and completion of new facilities; the ability to increase bandwidth as necessary; fluctuations in bandwidth used by customers; the timing and magnitude of expenditures for sales and marketing; introductions of new services or enhancements by the Company and its competitors; the timing of customer installations and related payments; the ability to maintain or increase peering relationships; provisions for customer discounts and credits; the introduction by third parties of new Internet services; increased competition in the Company's markets; growth of Internet use and establishment of Internet operations by mainstream enterprises; changes in the pricing policies of the Company and its competitors; changes in regulatory laws and policies; economic conditions specific to the Internet industry; and general economic factors. In addition, a relatively large portion of the Company's expenses are fixed in the short-term, particularly with respect to data communications and telecommunications costs, depreciation, real estate, interest and personnel, and therefore the Company's future results of operations will be particularly sensitive to fluctuations in revenues. In addition, the Company expects to incur compensation costs related to certain option grants and warrants, including a significant charge in the quarter that this offering is consummated. Furthermore, although the Company has not encountered significant difficulties in collecting its accounts receivable in the past, many of the Company's customers are in an emerging stage, and there can be no assurance that the Company will be able to collect receivables on a timely basis. The Company also expects that its sales may be affected by seasonality trends with decreased revenues during the summer months. Due to all of the foregoing factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Furthermore, as a result of the foregoing and other factors, the Company's results of operations in future periods may fall below the expectations of securities analysts and investors. In such event, the trading price of the Company's Common Stock will likely be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Risks Associated with Recent and Planned Business Expansion. The Company recently opened its second ISX facility in Vienna, Virginia and is planning to develop a significantly larger ISX facility in San Jose, California, which is targeted to open by the fall of 1999. The Company intends to use a significant portion of the net proceeds of this offering to construct the new San Jose ISX facility. The Company will need to accomplish a number of objectives in order to successfully complete the development of the planned ISX facility, on a timely basis or at all, including entering into a real estate lease, obtaining necessary permits and approvals, passing required inspections, and hiring necessary contractors, builders, electricians, architects and designers. In addition, the development of this new facility could place a significant strain on the Company's management resources and could result in the diversion of management attention from the day-to-day operation of the Company's business. The successful development of the facility will require careful management of various risks associated with significant construction projects, including construction delay, cost estimation errors or overruns, equipment and material delays or shortages, inability to obtain necessary permits on a timely basis and other factors, many of which are beyond the Company's control. There can be no assurance with respect to the cost, timing or extent of any expansion or that the Company will be successful in expanding its operations, or developing the ISX facility planned for San Jose, California, as well as any new ISX facilities that the Company may want to establish in the future, on a timely basis, or at all. The Company's inability to establish its planned facility or to effectively manage its expansion would have a material adverse effect upon the Company's business, results of operations and financial condition. Furthermore, the Vienna, Virginia ISX facility and, if completed, the new San Jose ISX facility, will result in substantial new fixed and operating expenses, including expenses associated with hiring, training and managing new employees, purchasing new equipment, implementing power and redundancy systems, implementing multiple data communication and telecommunication connections, leasing additional real estate and depreciation. In addition, the Company will need to continue to implement and improve its operational and financial systems. If revenue levels do not increase sufficiently to offset these new expenses, the Company's operating results will be materially adversely impacted in future periods. There can be no assurance that the Company will accurately anticipate the customer demand for new facilities or that the Company will attract a sufficient number of customers.

     The Company also intends to make strategic minority investments in joint ventures and foreign companies that develop ISX facilities in Europe and Asia and to license its trademarks and technology to such entities. If the Company makes such investments, the Company will be dependent on these joint ventures and foreign companies to establish and operate ISX facilities. The ability of these joint ventures and foreign companies to successfully establish and operate ISX facilities is subject to a number of risks over which the Company will have little or no control, as a result of its anticipated minority ownership in such entities. There can be no assurance that these entities will be able to obtain the necessary data communications and telecommunications infrastructure in a cost-effective manner or compete effectively in international markets. In addition, there can be no assurance that any of these investments, if made, will result in the establishment of ISX facilities, or that such investment relationships will not be disrupted. Furthermore, to the extent that such entities use the AboveNet brand name and do not provide the same level of performance and service as the Company, their operations could have a material adverse effect on the Company's reputation and brand equity. Furthermore, certain foreign governments have enforced laws and regulations related to content distributed over the Internet that are more restrictive than those currently in place in the United States. There can be no assurance that one or more of these factors will not have a material adverse effect on the Company's global ISX strategy, business, results of operations and financial condition.

     Intense Competition. The market served by the Company is intensely competitive. There are few substantial barriers to entering the co-location service business, and the Company expects that it will face additional competition from existing competitors and new market entrants in the future. The Company believes that participants in this market must grow rapidly and achieve a significant presence in the market in order to compete effectively. There can be no assurance that the Company will have the resources or expertise to compete successfully in the future. In addition, many of the Company's current and potential competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than the Company. As a result, certain of these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other opportunities more readily, devote greater resources to the marketing and sale of their services and adopt more aggressive pricing and incentive policies than can the Company. In an effort to gain market share, certain of the Company's competitors have offered co-location services similar to those of the Company at lower prices than those of the Company or with incentives not matched by the Company, including free start-up and domain name registration, periods of free service and low-priced Internet access. As a result of these policies, the Company may encounter increasing pricing pressure which could result in loss of customers and have a material adverse effect on its business, results of operations and financial condition.

     In addition, certain of the Company's competitors have entered and will likely continue to enter into joint ventures, consortiums or consolidations to provide additional services competitive with those provided by the Company. As a result, such competitors may be able to provide customers with additional benefits in connection with their co-location and network management solutions, including reduced communications costs, which could reduce the overall costs of their services relative to the Company's services. There can be no assurance that the Company will be able to offset the effects of any such price reductions. The Company believes that companies seeking co-location and Internet connectivity providers for their mission-critical Internet operations may use more than one company to provide this service. As a result, these customers would be able to more easily shift the amount of service and bandwidth usage from one provider to another. The Company may also face competition from its suppliers. See "Business -- Competition."

     Management of Growth; Dependence on Key Personnel. The Company has recently experienced a period of rapid growth with respect to the expansion of its ISX facilities and its customer base. The Company's ability to manage effectively its recent growth and any future growth will require it to continue to expand its operating and financial procedures and controls, to replace or upgrade its operational, financial and management information systems and to attract, train, motivate, manage and retain key employees. The Company is currently upgrading its financial and management information systems. There can be no assurance that the Company will be able to implement such new systems successfully or on a timely basis. The Company also is dependent upon its ability to increase substantially the size of its sales and marketing organization. The market for highly qualified sales and marketing personnel is very competitive. There can be no assurance that the Company will be successful in meeting its hiring goals or that any new employees will be successful in expanding the Company's customer base. The Company's growth has placed, and if it continues, will place, a significant strain on the Company's financial, management, operational and other resources. If the Company's management is unable to effectively manage any further growth that may occur, the Company's business, results of operations and financial condition would be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company has recently hired many key employees and officers, including its President and Chief Operating Officer, its Senior Vice President of Sales and Marketing, its Vice President of International-Europe, its Vice President of Sales, and its Vice President of Construction and Real Estate and, as a result, the Company's management team has worked together for only a brief time. The Company's ability to effectively execute its strategies will depend in part upon its ability to integrate these and future managers into its operations. The Company also has plans to hire additional executive management personnel, including a Chief Financial Officer and a Vice President of Marketing. If the Company's executives are unable to manage growth effectively, the Company's business, results of operations and financial condition could be materially adversely affected. The Company's success also depends in significant part upon the continued services of its senior management and key technical and sales personnel, including the Company's Chief Executive Officer, Sherman Tuan, President and Chief Operating Officer, Warren J. Kaplan, Chief Technical Officer, David Rand, and Senior Vice President of Sales and Marketing, David Dembitz. The Company maintains a key man insurance policy in the amount of approximately $1.1 million on the life of Mr. Tuan, but does not maintain such insurance with respect to any other executive officers. Any officer or employee of the Company can terminate his or her relationship with the Company at any time. In addition, all options to purchase Common Stock held by Mr. Kaplan will vest on the consummation of this offering. The loss of the services of one or more of the Company's key employees or the Company's failure to attract additional qualified personnel could have a material adverse effect on the Company's business, results of operations and financial condition. See
"Business -- Employees" and "Management -- Employment Agreements."

     Risk of System Failure. The Company's operations are dependent upon its ability to prevent system interruption and protect its network infrastructure and customers' equipment against damage from human error, fire, earthquakes, floods, power loss, telecommunications failures, sabotage, intentional acts of vandalism and similar events. The Company's existing and planned ISX facility in San Jose, California is in an area that is subject to earthquakes and, as a result, is subject to greater risk of system interruption. Despite precautions taken, and planned to be taken, by the Company the occurrence of a natural disaster or other unanticipated problems such as human interference or mistake, unannounced or unexpected changes in transmission protocols or other technology, could result in interruptions in the services provided by the Company or significant damage to customer equipment. In addition, failure of any of the Company's data communication and telecommunication providers, such as MCI WorldCom, Sprint, Pacific Bell, Teleport Communications Group, a subsidiary of AT&T, and WinStar Communications, Inc., to provide the data communication and/or telecommunication capacity required by the Company, as a result of human error, a natural disaster or other operational disruption, could result in interruptions in the Company's services. Any damage to or failure of the systems of the Company or its service providers could result in reductions in, or terminations of, services supplied to the Company's customers, which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company's reputation could be materially adversely affected. The Company may be subject to legal claims by its customers for disruption of service or damage to customer equipment. While the Company's customer contracts generally purport to eliminate the Company's liability for consequential or punitive damages or for damage to customer equipment not caused by the Company's gross negligence or willful acts, there can be no assurance that the Company would not be held liable for such damages. See "-- Year 2000 Risks" and "Business-- Network Architecture."

     Risks Associated with Emerging Market for Network Management Services; Uncertainty of Acceptance of Services. The market for co-location and Internet connectivity services has only recently begun to develop, is evolving rapidly and likely will be characterized by an increasing number of market entrants. There is significant uncertainty regarding whether this market ultimately will prove to be viable or, if it becomes viable, that it will grow. The Company's future growth, if any, will be dependent on the growth of the Internet as a global communication and commerce medium, the growth of mission-critical Internet operations, the willingness of enterprises to co-locate and outsource Internet connectivity for their mission-critical Internet operations and the Company's ability to successfully and cost-effectively market its services to a sufficiently large number of customers. There can be no assurance that the market for the Company's services will develop, that the Company's services will be adopted or that businesses, organizations or consumers will significantly increase use of the Internet for commerce and communication. If this market fails to develop, or develops more slowly than expected, or if the Company's services do not achieve widespread market acceptance, the Company's business, results of operations and financial condition would be materially and adversely affected. In addition, in order to be successful in this emerging market, the Company must be able to differentiate itself from its competition through its service offerings and brand name recognition. There can be no assurance that the Company will be successful in differentiating itself or achieving widespread market acceptance of its services, or that it will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these services. In addition, there can be no assurance that the Company's business model of establishing centralized ISX facilities will be widely adopted over the model established by other outsource providers who have developed and are continuing to develop numerous geographically disbursed facilities. In addition, if the Company incurs increased costs or is unable, for technical or other reasons, to develop and introduce new services or enhancements of existing services in a timely manner, or if these or other new services do not achieve widespread market acceptance, the Company's business, results of operations and financial condition would be materially adversely affected.

     Risks Associated with Network Scalability. The Company must continue to expand and adapt its network infrastructure as the number of users and the amount of information they wish to transport increase and to meet changing customer requirements. Due to the limited deployment of the Company's services to date, the ability of the Company's network to connect and manage a substantially larger number of customers at high transmission speeds is as yet unknown, and the Company faces risks related to the network's ability to be scaled up to significantly greater customer levels while maintaining a high level of performance. To the extent customers' usage of bandwidth increases, the Company will need to make additional investments in its infrastructure to maintain adequate downstream data transmission speeds, the availability of which may be limited or the cost of which may be significant. There can be no assurance that additional network capacity will be available from third-party suppliers when it is needed by the Company. As a result, there can be no assurance that the Company's network will be able to achieve or maintain a sufficiently high data transmission capacity. The Company's failure to achieve or maintain high data transmission capacity could significantly reduce consumer demand for its services and have a material adverse effect on its business, results of operations and financial condition. In addition, as the Company upgrades its telecommunications infrastruc-ture to increase bandwidth available to its customers, it may encounter equipment or software incompatibility which may cause delays in implementation. There can be no assurance that the Company will be able to expand or adapt its telecommunications infrastructure to meet additional demand or its customers' changing requirements, on a timely basis and at a commercially reasonable cost, or at all. See "Business --Network Architecture"

     Need to Maintain and Increase Peering Relationships. The Internet is comprised of several network providers who operate their own networks and interconnect their networks at various public and private peering points, through "peering arrangements" with one another. The Company's establishment and maintenance of peering relationships is necessary in order to effectively exchange traffic with ISPs without having to pay the higher costs of transit services and in order to maintain high network performance levels. These arrangements are not subject to regulation and are subject to revision in terms, conditions or costs over time. There is no assurance that ISPs will maintain peering relationships with the Company. In addition, increasing requirements or costs may be imposed on the Company in order to maintain peering relationships with ISPs, particularly national ISPs. Failure to maintain peering relationships would adversely affect the level of connectivity available to the Company's customers or cause the Company to incur additional operating expenditures by paying for transit, either of which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, if these network providers were to increase the pricing associated with utilizing their networks, the Company may be required to identify alternative methods through which it can distribute its customers' content. If the Company were unable to access on a cost-effective basis alternative networks to distribute its customers' content or pass through any additional costs of utilizing these networks to its customers, the Company's business, results of operations and financial condition would be materially adversely affected.

     Dependence upon Third Party Suppliers. The Company's success will depend upon third party network infrastructure providers, including the capacity leased from its telecommunications network suppliers. In particular, the Company is dependent on Sprint, MCI WorldCom and certain other data communication and telecommunication providers for its backbone capacity and is therefore dependent on such companies to maintain the operational integrity of its backbone. In addition, any significant increase in data communication or telecommunication costs could have a material adverse effect on the Company's business, results of operations and financial condition. MCI WorldCom is a current competitor and the Company's other data communications providers are potential competitors of the Company. Furthermore, the Company relies on a number of public and private peering interconnections to deliver its services. If the carriers that operate the Internet exchange points were to discontinue their support of the peering points and no alternative providers emerged, or such alternative providers increased the cost of utilizing the Internet exchange points, the distribution of content through the Internet exchange points, including content distributed by the Company, would be significantly constrained. Furthermore, as traffic through the Internet exchange points increases, if commensurate increases in bandwidth are not added, the Company's ability to distribute content rapidly and reliably through these networks will be materially adversely affected.

     The Company relies on other companies to supply certain key components of its network infrastructure, including networking equipment which, in the quantities and quality demanded by the Company, are available only from limited sources. Currently, the Company orders all of its routers from Cisco Systems, Inc. Although the Company believes that it could procure alternative sources to supply routers in the event routers from Cisco Systems, Inc. were unavailable, the Company would need to train its personnel in the use of alternative routers, which could cause delay or interruption in its services. See "Business --Network Architecture."

     Risks Associated with Potential Future Acquisitions. The Company may in the future pursue acquisitions of technologies or businesses. Future acquisitions by the Company may result in the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt, or amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect the Company's business, results of operations or financial condition. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has no or limited direct prior experience, and the potential loss of key employees of the acquired company. In the event that any such acquisitions occur, there can be no assurance that the Company's business, results of operations and financial condition would not be materially adversely affected.

     Dependence on Growth of Internet Use and Internet Infrastructure Development. The increased use of the Internet for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners has only recently begun to develop, and the Company's success will depend in large part on continued growth in the use of the Internet, which in turn will depend on a variety of factors including security, reliability, cost, ease of access, quality of service and necessary increases in bandwidth availability. The adoption of the Internet for information retrieval and exchange, commerce and communications, particularly by those enterprises that have historically relied upon alternative means of commerce and communications, generally will require the acceptance of a new medium of conducting business and exchanging information. Demand for and market acceptance of the Internet are subject to a high level of uncertainty and are dependent on a number of factors, including growth in consumer access to and acceptance of new interactive technologies, the development of technologies that facilitate interactive communication between organizations and targeted audiences and increases in user bandwidth. If the Internet as a commercial or business medium fails to develop or develops more slowly than expected, the Company's business, results of operations and financial condition could be materially adversely affected. The recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by ISPs and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of the Company's services. Potentially increased performance provided by the services of the Company and others is ultimately limited by and reliant upon the speed and reliability of the networks operated by third parties. Consequently, the emergence and growth of the market for the Company's services is dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

     Rapid Technological Change; Evolving Industry Standards. The Company's future success will depend, in part, on its ability to offer services that address the increasingly sophisticated and varied needs of its current and prospective customers and to respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. Mission-critical Internet operations are complex and are characterized by rapidly changing and unproven technology, evolving industry standards, changes in customer needs, emerging competition and frequent new service introductions. There can be no assurance that future advances in technology will be beneficial to, or compatible with, the Company's business, that the Company will be able to incorporate such advances on a cost-effective or timely basis into its business or that such advances will not make the Company's services unnecessary or less cost-effective than using the new technology. Moreover, technological advances may have the effect of encouraging certain of the Company's current or future customers to rely on in-house personnel and equipment to furnish the services currently provided by the Company. In addition, keeping pace with technological advances in the Company's industry may require substantial expenditures and lead time. Although the Company currently intends to support emerging standards, there can be no assurance that industry standards will be established or, that if they become established, the Company will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. The failure of the Company to conform to prevailing standards, or the failure of a common standard to emerge, could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, there can be no assurance that products, services or technologies developed by others will not render the Company's services uncompetitive, unnecessary or obsolete.

     Security Risks. Customer operations at the Company's facilities have in the past experienced, and may in the future experience, delays or interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Furthermore, such inappropriate access to the network by third parties could also potentially jeopardize the security of confidential information, such as credit card and bank account numbers, stored in the computer systems of the Company and its customers, which could result in liability to the Company and the loss of existing customers or the deterrence of potential customers. Although the Company implements security procedures and systems, such procedures and systems have been circumvented in the past, and there can be no assurance that unauthorized access, accidental or intentional actions and other disruptions will not occur in the future. The Company was recently sued by a customer alleging that the Company negligently allowed the customer's consultant access to the customer's servers located at the Company's San Jose facility. The costs required to minimize security problems could be prohibitively expensive and the efforts to address such problems could result in interruptions, delays or cessation of service to the Company's customers, which could have a material adverse effect on the Company's business, results of operations and financial condition. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet, especially as a means of conducting commercial transactions. See "Business --Network Architecture and -- Legal Proceedings."

     Government Regulations and Legal Uncertainties. There is currently only a small body of laws and regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted at the international, federal, state and local levels with respect to the Internet. A number of laws and regulations have already been proposed or are currently being considered by federal, state and foreign legislatures. The nature of any new laws and regulations and the manner in which existing and new laws and regulations may be interpreted and enforced cannot be fully determined. The adoption of any future laws or regulations might decrease the growth of the Internet, decrease demand for the services of the Company, impose taxes or other costly technical requirements or otherwise increase the cost of doing business or in some other manner have a material adverse effect on the Company or its customers, each of which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. In addition, as the Company's services are available over the Internet in multiple states and foreign countries, and as the Company facilitates sales by its customers to end users located in such states and foreign countries, such jurisdictions may claim that the Company is required to qualify to do business as a foreign corporation in each such state or foreign country. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws may not currently apply to the Company's business, could have a material adverse effect on the Company's business, results of operations and financial condition.

     Risks Associated with Information Disseminated through the Company's Network. The law relating to the liability of online services companies and Internet access providers for information carried on or disseminated through their networks is currently unsettled. It is possible that claims could be made against online services companies, co-location companies and Internet access providers under both United States and foreign law for defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks. The Company has in the past received, and may in the future receive, letters from recipients of information transmitted by the Company's customers objecting to the nature and content of the materials disseminated through the Company's networks. Several private lawsuits seeking to impose such liability upon online services companies and Internet access providers are currently pending. In addition, legislation has been proposed that imposes liability for or prohibits the transmission over the Internet of certain types of information. The imposition upon the Company and other Internet network providers of potential liability for information carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources, or to discontinue certain service offerings. The increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the growth of Internet use. While the Company carries general liability insurance, it may not be adequate to compensate or may not cover the Company in the event the Company becomes liable for information carried on or disseminated through its networks. Any costs not covered by insurance incurred as a result of such liability or asserted liability could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, there can be no assurance that content distributed by certain of the Company's current or future customers will not be regulated or banned, which could reduce the Company's customer base. Certain businesses, organizations and individuals have in the past sent unsolicited commercial e-mails from servers hosted at the Company's facilities to massive numbers of people, typically to advertise products or services. This practice, known as "spamming," can lead to complaints against service providers that enable such activities, particularly where recipients view the materials received as offensive. There can be no assurance certain ISPs and other online services companies would not deny network access to the Company if undesired content or spamming were to be transmitted from servers hosted by the Company, which could have a material adverse effect on the Company's business, results of operations and financial condition.

     Limited Protection of Proprietary Technology; Risk of Infringement. The Company relies on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in its services. The Company has no patented technology that would preclude or inhibit competitors from entering the Company's market. There can be no assurance that the steps taken by the Company to protect its intellectual property will prove sufficient to prevent misappropriation of the Company's technology or to deter independent third-party development of similar technologies. The laws of certain foreign countries may not protect the Company's services or intellectual property rights to the same extent as do the laws of the U.S. To date, the Company has not been notified that the Company infringes the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to the Company or at all. As a result, any such claim could have a material adverse effect upon the Company's business, results of operations and financial condition.

     Uncertain Need and Availability of Additional Funding. The Company expects to incur significant expenditures as part of its planned expansion, including increases in sales and marketing expenses and expenditures for new and expanded co-location facilities. Although the Company believes that, following this offering, its cash reserves and available borrowings will be adequate to fund the Company's operations for at least the next 12 months, there can be no assurance that such sources will be adequate or that additional funds will not be required either during or after such 12 month period. No assurance can be given that additional financing will be available or that, if available, it will be available on terms favorable to the Company or its stockholders. If additional funds are raised through the issuance of equity securities, the percentage ownership of the then current stockholders of the Company could be significantly diluted and such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. If adequate funds are not available to satisfy either short or long-term capital requirements, the Company may be required to limit its operations and expansion plans significantly, sell assets, or seek to refinance outstanding obligations, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Year 2000 Risks. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to distinguish 21st century dates from 20th century dates. This could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company is in the process of establishing procedures for evaluating and managing the risks and costs associated with this problem and believes that its computer systems on a stand-alone basis are currently Year 2000 compliant. There can be no assurance, however, that the Company's computer systems are Year 2000 compliant. In addition, many of the Company's customers' and suppliers' Internet operations may be impacted by Year 2000 complications. The failure of the Company's customers or suppliers to ensure that their systems are Year 2000 compliant could have a material adverse effect on the Company's customers and suppliers resulting in decreased Internet usage or the delay or inability to obtain necessary data communication and telecommunication capacity, which in turn could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Substantial Influence by Principal Stockholders, Executive Officers and Directors. Upon completion of this offering, the Company's executive officers, directors and greater than 5% stockholders (and their affiliates) will, in the
aggregate, own approximately   % of the Company's outstanding Common Stock. As a
result, such persons, acting together, will have the ability to substantially influence all matters submitted to stockholders of the Company for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of the Company's assets) and to control the management and affairs of the Company. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company, impeding a merger, consolidation, takeover or other business combination involving the Company or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could have an adverse effect on the value of the Company. The Company may reserve up to 5% of the shares offered hereby under a directed share program for certain suppliers, customers and business associates pursuant to which such persons would be able to purchase shares from the Underwriters at the initial public offering price. See "Principal Stockholders."

     No Prior Trading Market for the Common Stock; Potential Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined by negotiation among the Company and the representatives of the Underwriters and may not be indicative of the price that will prevail in the open market. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

     The market price of the shares of Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in the Company's results of operations, announcements of technological innovations, new services introduced by the Company or its competitors, changes in financial estimates by security analysts, conditions and trends in the Internet, general market conditions and other factors. Furthermore, the stock markets, and in particular the Nasdaq National Market, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and that often have been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and reflect price to earnings ratios substantially above historical levels. There can be no assurance that these trading prices and price to earnings ratios will be sustained. These broad market factors may adversely affect the market price of the Company's Common Stock. These market fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a company's securities, class action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, results of operations and financial condition.

     Benefits of the Offering to Current Stockholders. This offering is expected to create a public market for the Company's Common Stock which may result in a substantial increase in the market value of the initial investments of certain of the Company's management and existing stockholders. The existing stockholders
of the Company hold           shares of the Company's Common Stock. Based on the
initial public offering price of      per share, the value of the shares held by
the existing stockholders following this offering will be approximately $
million, representing an aggregate increase of approximately $     million over
the amount paid for such shares by the existing stockholders. The Company's officers, directors and persons or entities known by the Company to beneficially own 5% or more of the Company's outstanding Common Stock will collectively beneficially own 1,408,354 shares of the Company's Common Stock prior to the
offering. Based upon the initial public offering price of $     per share, the
value of the shares held by these stockholders will be approximately $ million. See "-- Immediate and Substantial Dilution," "Principal Stockholders."

     Antitakeover Effects of Certain Charter Provisions, Bylaws and Delaware Law. Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Pursuant to the terms of the Company's Certificate of Incorporation which will be effective upon the consummation of this offering, the Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future (including, but not limited to, preferences of the Preferred Stock with respect to the payment of dividends and upon liquidation, dissolution or winding up). The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. In addition, certain provisions of the Company's Certificate of Incorporation eliminate the right of stockholders to act by written consent without a meeting. Furthermore, upon the closing of the offering, the Company will institute a classified Board of Directors such that approximately only one-third of the members of the Board of Directors are elected at each annual meeting of stockholders. Classified Boards may have the effect of delaying, deferring or discouraging changes in control of the Company. Further, certain provisions of Delaware law could delay or make difficult a merger, tender offer or proxy contest involving the Company. Section 203 of the General Corporation Law of the State of Delaware, which is applicable to the Company, prohibits certain business combinations with certain stockholders for a period of three years after they acquire 15% or more of the outstanding voting stock of a corporation. See "Description of Capital Stock -- Preferred Stock" and "-- Antitakeover Effects of Provisions of Certain Charter Provisions, Bylaws and Delaware Law."

     Shares Eligible for Future Sale. Sales of substantial amounts of the Company's Common Stock (including shares issued upon the exercise of outstanding options and warrants) in the public market after this offering could adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity-related securities in the future at a time and price that the Company deems appropriate. In addition to the shares of Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment option), as of the date of this Prospectus, there
will be                shares of Common Stock outstanding, all of which are
restricted shares ("Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act"). As of such date, no Restricted Shares will be eligible for sale in the public market. Following the expiration of 180-day lock-up agreements with the representatives of the Underwriters,
Restricted Shares will be available for sale in the public market and the remaining Restricted Shares will be eligible for sale from time to time thereafter upon expiration of applicable holding periods under Rule 144 under
the Securities Act. In addition, as of             , 1998, there were
outstanding                options and           warrants to purchase Common
Stock (of which warrants for           shares are expected to be exercised on or
before the closing of this offering). CIBC Oppenheimer Corp. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. In addition, the holders of
               Restricted Shares, options and warrants to purchase shares of Common Stock of the Company are entitled to certain rights with respect to registration of such shares for sale in the public market. If such holders sell in the public market, such sales could have a material adverse effect on the market price of the Company's Common Stock. See "Shares Eligible for Future Sale."

     Immediate and Substantial Dilution. The initial public offering price is substantially higher than the book value per share of the outstanding Common Stock. As a result, investors purchasing Common Stock in this offering will
incur immediate and substantial dilution of $     per share. In addition, the
Company has issued options and warrants to acquire Common Stock at prices significantly below the initial public offering price. To the extent such outstanding options and warrants are exercised, there will be further dilution. See "Dilution" and "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the             shares of
Common Stock offered hereby will be approximately $          (approximately
$          if the Underwriter's over-allotment option is exercised in full)
assuming an initial public offering price of $     per share and after deducting
underwriting discounts and commissions and estimated offering expenses payable by the Company.

     The Company currently expects to use approximately $10 to $15 million of the net proceeds of this offering for increased sales and marketing activities and approximately $20 to $25 million of such net proceeds for capital expenditures associated with the development of the Company's planned second Northern California ISX facility. The Company may use a portion of the net proceeds of this offering for acquisitions of, or strategic investments in, complementary businesses and technologies, including potential strategic investments in companies developing ISX facilities in Europe and Asia. The Company currently has no commitments or binding agreements with respect to any such acquisitions or investments. The balance of the net proceeds of this offering will be used for working capital and general corporate purposes. Pending use of the net proceeds for the above purposes, the Company plans to invest such funds in short-term, investment grade, interest-bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its capital stock. The Company currently expects to retain future earnings, if any, for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. The Company's debt facilities contain restrictive covenants that limit the Company's ability to pay cash dividends without the prior written consent of the lender.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1998: (i) on an actual basis; (ii) on a pro forma basis to reflect
(a) the filing of an amendment to the Company's Restated Certificate of Incorporation to provide for authorized capital stock of 60,000,000 shares of Common Stock and 5,000,000 shares of undesignated Preferred Stock, (b) the issuance of 197,978 shares of Series B Preferred Stock upon the exercise of outstanding warrants, (c) the expensing of approximately $467,000 of deferred stock compensation upon the closing of this offering, and (d) the conversion of all outstanding shares of Preferred Stock into shares of Common Stock immediately prior to the closing of this offering; and (iii) on a pro forma
basis as adjusted to reflect the sale by the Company of        shares of Common
Stock offered hereby at an assumed initial public offering price of $     per
share after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The capitalization information set forth in the table below is qualified by and should be read in conjunction with the more detailed Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                     SEPTEMBER 30, 1998
                                                          ----------------------------------------
                                                                                        PRO FORMA
                                                          ACTUAL       PRO FORMA       AS ADJUSTED
                                                          -------    --------------    -----------
                                                                       (IN THOUSANDS)
Long term obligations, less current portion.............    6,513          6,513           6,513
                                                          -------       --------         -------
Stockholders' equity(1):
  Preferred stock, $0.001 par value; 8,000,000 shares
     authorized; 11,494,500 shares issued and
     outstanding, actual; 5,000,000 shares authorized,
     no shares issued and outstanding, pro forma and pro
     forma as adjusted..................................   21,224             --              --
  Common stock, $0.001 par value; 12,000,000 shares
     authorized, 815,840 shares issued and outstanding,
     actual; 60,000,000 shares authorized, 12,508,318
     shares issued and outstanding, pro forma;
     60,000,000 shares authorized,           shares
     issued and outstanding, pro forma as adjusted......       69         21,540
  Common stock options..................................    2,614          2,614           2,614
  Deferred stock compensation...........................     (566)           (99)            (99)
  Accumulated deficit...................................  (10,656)       (11,123)        (11,123)
                                                          -------       --------         -------
     Total stockholders' equity.........................   12,685         12,932
                                                          -------       --------         -------
Total capitalization....................................  $19,198       $ 19,445         $
                                                          =======       ========         =======

---------------
(1) Excludes as of September 30, 1998: (i) 2,489,220 shares of Common Stock issuable upon exercise of options outstanding under the Company's 1996 and 1997 Stock Option Plans and non-plan options at a weighted average exercise price of $2.08 per share and 506,972 shares of Common Stock reserved for future issuance thereunder and (ii) 91,750 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.53 per share and (iii) 20,000 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price of 80% of the initial public offering price. Does not include an aggregate of 2,750,000 shares of Common Stock reserved for future issuance after this offering under the Company's 1998 Stock Incentive Plan and 1998 Employee Stock Purchase Plan. See "Management -- Stock Incentive Plan" and "-- Employee Stock Purchase Plan" and Note 6 of Notes to Financial Statements.

                                    DILUTION

     The pro forma net tangible book value of the Company's Common Stock as of September 30, 1998, giving effect to (i) the issuance of 197,978 shares of Series B Preferred Stock upon the exercise of outstanding warrants and (ii) the conversion of all outstanding shares of Preferred Stock into Common Stock immediately prior to the closing of this offering, was $12,932,200, or approximately $1.03 per share. "Pro forma net tangible book value" per share represents the amount of total tangible assets of the Company less total liabilities, divided by the number of shares of Common Stock outstanding on an as-converted basis. The pro forma net tangible book value of the Company as of
September 30, 1998 would have been approximately $          , or $     per share
after giving effect to the sale of        shares of Common Stock offered by the
Company in this offering at an assumed initial public offering price of
$     per share and the application of the estimated net proceeds therefrom.
This represents an immediate increase in pro forma net tangible book value of
$     per share to existing stockholders and an immediate dilution of $     per
share to investors purchasing shares of Common Stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............             $
  Pro forma net tangible book value per share as of
     September 30, 1998.....................................  $  1.03
  Increase per share attributable to new investors..........
                                                              -------
Adjusted pro forma net tangible book value per share after
  offering..................................................
                                                                         --------
Net tangible book value dilution per share to new
  investors.................................................             $
                                                                         ========

     The following table summarizes, on a pro forma basis as of September 30, 1998, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by new investors purchasing shares in this offering before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company at the
assumed initial offering price of $     per share.

                                       SHARES PURCHASED        TOTAL CONSIDERATION
                                    ----------------------    ----------------------    AVERAGE PRICE
                                      NUMBER       PERCENT      AMOUNT       PERCENT      PER SHARE
                                    -----------    -------    -----------    -------    -------------
Existing stockholders(1)..........   12,508,318          %    $21,540,600          %      $
New investors.....................
                                    -----------     -----     -----------     -----
          Total...................                  100.0%    $               100.0%
                                    ===========     =====     ===========     =====

---------------
(1) Excludes as of September 30, 1998: (i) 2,489,220 shares of Common Stock issuable upon exercise of options outstanding under the Company's 1996 and 1997 Stock Option Plans and under non-plan options at a weighted average exercise price of $2.08 per share and 506,972 shares of Common Stock reserved for future issuance thereunder and (ii) 91,750 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.53 per share and (iii) 20,000 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price of 80% of the initial public offering price. Does not include an aggregate of 2,750,000 shares of Common Stock reserved for future issuance after this offering under the Company's 1998 Stock Incentive Plan and 1998 Employee Stock Purchase Plan. See "Management -- Stock Incentive Plan" and "-- Employee Stock Purchase Plan" and Note 6 of Notes to Financial Statements.

                       SELECTED FINANCIAL AND OPERATING DATA

     The following selected financial data as of June 30, 1997 and 1998 and for the period from March 8, 1996 to June 30, 1996 and for each of the two years in the period ended June 30, 1998 are derived from the Financial Statements of the Company which have been audited by Deloitte & Touche LLP, independent auditors, and are included elsewhere in this Prospectus. The selected balance sheet data as of June 30, 1996 are derived from the Company's unaudited financial statements not included herein. The statement of operations data for the three month periods ended September 30, 1997 and 1998 and the balance sheet at September 30, 1998 are derived from unaudited interim financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared by the Company on a basis consistent with the Company's audited financial statements and include, in the opinion of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's results of operations for those periods and financial position as of those dates. The financial data are qualified by reference to and should be read in conjunction with the Company's Financial Statements, related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                            THREE MONTHS
                                               PERIOD FROM                                      ENDED
                                              MARCH 8, 1996      YEAR ENDED JUNE 30,        SEPTEMBER 30,
                                              (INCEPTION) TO    ----------------------    -----------------
                                              JUNE 30, 1996      1997           1998       1997      1998
                                              --------------    -------        -------    ------    -------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AND CUSTOMER DATA)
STATEMENT OF OPERATIONS DATA:
Revenues....................................      $   79        $   552        $ 3,436    $  431    $ 1,793
                                                  ------        -------        -------    ------    -------
Costs and expenses:
  Data communications and
    telecommunications......................          --            559          2,200       256      1,080
  Network operations........................          20            417          1,572       222        773
  Sales and marketing.......................          19            382          1,618       259      1,356
  General and administrative................          66            434          1,621       199        812
  Depreciation and amortization.............          52            133            476        86        660
  Stock-based compensation expense..........          --             --          1,276        14        436
  Joint venture termination fee.............          --            431             --        --         --
                                                  ------        -------        -------    ------    -------
         Total costs and expenses...........         157          2,356          8,763     1,036      5,117
                                                  ------        -------        -------    ------    -------
Loss from operations........................         (78)        (1,804)        (5,327)     (605)    (3,324)
Interest expense............................          --             (7)          (161)      (59)      (148)
Interest income.............................          --              8             63         2        121
                                                  ------        -------        -------    ------    -------
Net loss....................................      $  (78)       $(1,803)       $(5,425)   $ (662)   $(3,351)
                                                  ======        =======        =======    ======    =======
Basic and diluted loss per share(1).........      $(0.39)       $ (5.73)       $(12.93)   $(1.96)   $ (4.59)
                                                  ======        =======        =======    ======    =======
Shares used in basic and diluted loss per
  share(1)..................................         200            315            420       337        730
OTHER OPERATING DATA:
Capital expenditures(2).....................      $  101        $   850        $ 4,145    $  171    $ 7,339
Number of customers at period end...........          10            110            278       146        316

                                                                     JUNE 30,
                                                          ------------------------------    SEPTEMBER 30,
                                                          1996        1997        1998          1998
                                                          -----      ------      -------    -------------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and equivalents....................................  $  89      $  331      $ 8,141       $10,626
Working capital (deficit)...............................     88        (946)       5,061         7,114
Total assets............................................    151       1,171       13,693        24,986
Long-term obligations, net of current portion...........    210         116        9,325         6,513
Total stockholders' equity (deficiency).................    (73)       (262)         661        12,685

---------------
(1) See Notes 1 and 7 of Notes to Financial Statements for the determination of shares used in computing basic and diluted loss per share.

(2) Capital expenditures represent purchases of property and equipment, including non-cash transactions such as the acquisition of equipment under capital lease.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following description of the Company's financial condition and results of operations should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, the words "believes," "anticipates," "plans," "expects," "intends" and similar expressions are intended to identify forward-looking statements. The Company's actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include, but are not limited to, those discussed in "Risk Factors," "Business" and elsewhere in this Prospectus. The Company's fiscal year ends on June 30. The fiscal year ended June 30, 1997 is referred to as fiscal 1997 and the fiscal year ended June 30, 1998 is referred to as fiscal 1998.

OVERVIEW


     AboveNet is a leading provider of high performance, managed co-location and Internet connectivity solutions for electronic commerce and other mission-critical Internet operations. The Company was founded in March 1996 and, in July 1996, it began providing co-location and Internet connectivity services to content providers at its San Jose, California facility. In August 1997, the Company expanded its service offerings to provide co-location and Internet connectivity services to ISPs, enabling the development of the Company's ISX model. In July 1998, the Company opened its second ISX facility in Vienna, Virginia and completed the expansion of its San Jose ISX facility with the addition of approximately 7,000 square feet.


     The Company derives most of its revenues from bandwidth charges, with additional revenues generated from charges related to space requirements and one-time installation fees. Bandwidth and space requirement charges are billed on a monthly basis. Space requirement charges include access to the Company's network, proprietary tools and management services. The Company charges its customers for a set amount of bandwidth availability and charges incremental fees if the customer uses additional bandwidth. The Company's contracts range from month to month to multiple year commitments, a majority of which are cancelable on 30 days' notice. Revenues relating to bandwidth usage and space requirement charges are generally recognized in the period in which the services are performed. Installation fees are recognized in the period of installation. See "Risk Factors -- Need to Grow and Retain Customer Base; Lengthy Sales Cycle."

     A significant component of the Company's expenses relates to data communications and telecommunications. Data communications costs consist primarily of payments to network providers, such as MCI WorldCom and Sprint. Telecommunications charges consist of one time fees for circuit installation and variable recurring circuit charges. Monthly circuit charges vary based upon circuit type, the distance the circuit spans and/or the circuit usage, as well as the term of the contract.


     The Company intends to develop a second, significantly larger ISX facility in San Jose, California by the fall of 1999. The development and equipping of this facility will significantly increase the Company's fixed and operating expenses, including expenses associated with hiring, training and managing new employees, purchasing new equipment, implementing power and redundancy systems, implementing multiple data communication and telecommunication connections, leasing additional real estate and depreciation. The Company's ability to complete this expansion, on a timely basis and within the cost anticipated, is dependent on a number of factors. In addition there can be no assurance that the Company has accurately anticipated the customer demand for such new facilities or that the Company will be able to attract a sufficient number of customers to offset the additional expenses. See "Risk Factors -- Risks Associated with Recent and Planned Business Expansion."


     A key aspect of the Company's strategy is to significantly increase its sales and marketing activities through the expansion of its sales force, increased focus on developing reseller channels and increased marketing efforts to build the AboveNet brand. In April 1998, the Company hired its Senior Vice President of Sales and Marketing and engaged an outside public relations firm. Prior to that time, the Company had undertaken no significant marketing activities. As a result, the Company expects sales and marketing expenses to increase substantially in future periods. See "Risk Factors -- Need to Grow and Retain Customer Base; Lengthy Sales Cycle."

     The Company has recently hired many of its key employees and officers. The Company's President and Chief Operating Officer joined the Company in November 1997. The Company's Senior Vice President of Sales and Marketing joined the Company in April 1998. The Company's Vice President of Sales, Vice President of Construction and Real Estate and Vice President of International -- Europe all joined the Company in August 1998. See "Risk Factors -- Management of Growth; Dependence on Key Personnel."

     During late fiscal 1997 and 1998, the Company granted stock options and warrants to strategic business partners and non-employees. Additionally, during fiscal 1998 and the first quarter of fiscal 1999, the Company granted a key executive stock options at an exercise price below market. As a result, the Company recognized stock-based compensation expense of approximately $1.3 million and $436,000 in fiscal 1998 and the first quarter of fiscal 1999, respectively. In addition, as a result of the acceleration of the vesting of certain options upon the closing of the offering, the Company expects to recognize an additional approximately $467,000 in stock-based compensation expense in the quarter in which the offering closes.

     Since its inception in March 1996, the Company has experienced operating losses and negative cash flows from operations in each quarterly and annual period. As of September 30, 1998, the Company had an accumulated deficit of approximately $10.7 million. The revenue and income potential of the Company's business and market is unproven, and the Company's limited operating history makes an evaluation of the Company and its prospects difficult. In addition, although the Company has experienced significant growth in revenues in recent periods, the Company does not believe that this growth rate is necessarily indicative of future operating results. There can be no assurance that the Company will ever achieve profitability on a quarterly or an annual basis or, if achieved, will sustain profitability. See "Risk Factors -- Limited Operating History; History of Losses; Expected Continued Losses."

RESULTS OF OPERATIONS

     The following table sets forth certain statements of operations data as a percentage of revenues for the period from March 8, 1996 (Inception) to June 30, 1996, for the years ended June 30, 1997 and 1998 and for the three months ended September 30, 1997 and 1998. This information should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                    PERIOD FROM          YEAR ENDED       THREE MONTHS ENDED
                                   MARCH 8, 1996          JUNE 30,          SEPTEMBER 30,
                                    (INCEPTION)       ----------------    ------------------
                                  TO JUNE 30, 1996     1997      1998      1997       1998
                                  ----------------    ------    ------    -------    -------
Revenues........................       100.0%          100.0%    100.0%    100.0%     100.0%
                                       -----          ------    ------    ------     ------
Costs and expenses:
  Data communications and
     telecommunications.........          --           101.3      64.0      59.4       60.2
  Network operations............        24.7            75.5      45.7      51.5       43.1
  Sales and marketing...........        24.3            69.4      47.1      60.0       75.6
  General and administrative....        84.1            78.6      47.2      46.2       45.3
  Depreciation and
     amortization...............        65.6            24.1      13.8      20.0       36.8
  Stock-based compensation
     expense....................          --              --      37.2       3.3       24.4
  Joint venture termination
     fee........................          --            78.1        --        --         --
                                       -----          ------    ------    ------     ------
          Total costs and
            expenses............       198.7           427.0     255.0     240.4      285.4
                                       -----          ------    ------    ------     ------
Loss from operations............       (98.7)         (327.0)   (155.0)   (140.4)    (185.4)
Interest income (expense),
  net...........................          --             0.2      (2.9)    (13.2)      (1.5)
                                       -----          ------    ------    ------     ------
Net loss........................       (98.7)%        (326.8)%  (157.9)%  (153.6)%   (186.9)%
                                       =====          ======    ======    ======     ======

COMPARISON OF THE QUARTERS ENDED SEPTEMBER 30, 1997 AND 1998

     Revenues. The Company derives most of its revenues from monthly bandwidth charges, with additional revenues from space requirement charges and one-time installation fees. The Company's revenues increased 316% from $431,000 in the quarter ended September 30, 1997, to $1.8 million in the quarter ended September 30, 1998. This growth in revenues resulted primarily from an increase in the number of customers, from 146 customers at September 30, 1997 to 316 customers at September 30, 1998. One customer, Supernews, Inc., accounted for 10% of revenues in the quarter ended September 30, 1997 and 11% of revenues in the quarter ended September 30, 1998. The Company's agreement with SuperNews has a term of one year which expires July 1999 and does not contain any minimum bandwidth usage requirements.

     Data Communications and Telecommunications. Data communications costs consist primarily of payments to network providers, such as WinStar Communications, Inc., MCI WorldCom and Sprint. Telecommunications charges consist of one-time fees for circuit installation and variable recurring circuit charges. The Company's data communications and telecommunications expenses increased 322% from $256,000 in the quarter ended September 30, 1997, to $1.1 million in the quarter ended September 30, 1998. The increase is due to the growth in the Company's customer base and usage of additional bandwidth. The Company expects that data communications and telecommunications costs will continue to increase in absolute dollars as the Company continues to expand its network infrastructure.

     Network Operations. Network operations expenses are comprised primarily of salaries, benefits and related expenses for the Company's operations and engineering personnel, as well as facility rent and expenses associated with maintaining the Company's co-location facilities. The Company's network operations expenses increased 248% from $222,000 in the quarter ended September 30, 1997, to $773,000 in the quarter ended September 30, 1998. The increase is primarily due to the hiring of additional operations and engineering personnel and the costs associated therewith. The Company expects that network operations expenses will continue to increase in absolute dollars as the Company hires additional personnel to expand its operations.

     Sales and Marketing. The Company's sales and marketing expenses are primarily comprised of salaries, commissions and benefits related to the Company's sales and marketing personnel, the cost of the Company's marketing and promotional efforts, including advertising, printing and trade show costs, as well as related consultants' fees and travel and entertainment expenses. Sales and marketing expenses increased 424% from $259,000 in the quarter ended September 30, 1997, to $1.4 million in the quarter ended September 30, 1998. Of this increase, approximately $0.4 million was due to increased compensation and related expenses resulting from the hiring of additional sales and marketing personnel. The increase was also attributable to increases in trade show, advertising and marketing program expenses. The Company expects that sales and marketing expenses will increase substantially in future periods as the Company continues to expand its sales force and its brand-building activities. The Company expects to use approximately $10 to $15 million of the net proceeds of the offering for sales and marketing expenses.

     General and Administrative. The Company's general and administrative expenses are comprised primarily of salaries and benefits for the Company's management and administrative personnel, as well as fees paid for professional services and corporate overhead. General and administrative expenses increased 309% from $199,000 in the quarter ended September 30, 1997, to $813,000 in the quarter ended September 30, 1998. Of this increase, approximately $0.2 million was due to increased compensation and related benefits associated with additional personnel in management, finance and administration. In addition, general and administrative expenses increased as a result of increases in professional services fees, an increase in the Company's accounts receivable reserve and the costs associated with supporting the Company's expansion. The Company expects that general and administrative expenses will continue to increase in absolute dollars as the Company expands its operations and incurs the higher costs associated with being a publicly-traded company.

     Depreciation and Amortization. Depreciation and amortization expenses relate primarily to the Company's facility improvement and construction efforts as well as telecommunications equipment. The Company's depreciation and amortization expenses increased 664% from $86,000 in the quarter ended September 30, 1997 to $660,000 in the quarter ended September 30, 1998. The increase is due to additional capital expenditures incurred during fiscal 1998 and 1999, primarily for facility improvement and construction costs and telecommunications equipment. The Company expects to incur increased depreciation and amortization expenses related to its planned new ISX facility in San Jose, California. Furthermore, the Company recognized a loss on disposal of assets of $186,000 in the quarter ended September 30, 1998. The loss is attributed to the retirement of certain assets and the demolition of previously capitalized facility improvement costs in connection with the Company's recent expansion.

     Stock-based Compensation. During fiscal 1998 and 1999, the Company granted to a key executive stock options at an exercise price below market. Additionally, during late fiscal 1997 and fiscal 1998 and 1999, the Company granted stock options and warrants to strategic business partners and non-employees. Stock-based compensation expense related to these issuances was $14,000 and $436,000 for the quarters ended September 30, 1997 and 1998, respectively. As of September 30, 1998, the Company had $566,000 in deferred stock compensation, which will continue to be amortized through fiscal 2000; however, as the vesting of certain of these options accelerates upon the closing of this offering, any unamortized deferred compensation relating to these options (approximately $467,000 at September 30, 1998) will be recognized in the quarter this offering closes.

     Interest Income (Expense), Net. Interest income (expense), net was $(57,000) in the quarter ended September 30, 1997 compared to $(27,000) in the quarter ended September 30, 1998. During the first quarter of fiscal 1998, the Company recognized interest expense of $56,000 relating to the issuance of warrants associated with the Company's Series B Preferred Stock offering. Interest expense for the quarter ended September 30, 1998 primarily relates to increased borrowings to finance equipment purchases and improvements to the Company's San Jose, California ISX facility and construction of its Vienna, Virginia ISX facility. The Company expects that interest expense will continue to increase in absolute dollars as the Company enters into additional equipment leases and borrowing facilities to finance expansion, including the development of its planned second ISX facility in San Jose, California.

COMPARISON OF FISCAL YEARS ENDED JUNE 30, 1997 AND 1998

     Revenues. The Company's revenues increased 523% from $552,000 in fiscal 1997 to $3.4 million in fiscal 1998. This growth in revenues resulted primarily from an increase in the number of customers, from 110 customers at June 30, 1997 to 278 customers at June 30, 1998. One customer, Supernews, Inc., accounted for 12% of revenues in fiscal 1997 and 14% of revenues in fiscal 1998.

     Data Communications and Telecommunications. The Company's data communications and telecommunications expenses increased 294% from $559,000 in fiscal 1997 to $2.2 million in fiscal 1998. This increase is primarily due to the growth in the Company's customer base and usage of additional bandwidth.

     Network Operations. The Company's network operations expenses increased 277% from $417,000 in fiscal 1997 to $1.6 million in fiscal 1998. The increase is primarily due to the hiring of additional operations and engineering personnel and the costs associated therewith.

     Sales and Marketing. Sales and marketing expenses increased 323% from $383,000 in fiscal 1997 to $1.6 million in fiscal 1998. Sales and marketing expenses as a percentage of total revenues decreased from 69% in fiscal 1997 to 47% in fiscal 1998. Of this increase, approximately $0.7 million was due to increased compensation and related expenses as the result of the hiring of additional sales and marketing personnel. The increase was also attributable to increased marketing program, trade show and advertising expenses. The decrease as a percentage of revenue in fiscal 1998 was primarily due to increased revenues associated with higher bandwidth utilization among the existing customer base, which had lower associated sales and marketing expenses.

     General and Administrative. General and administrative expenses increased 274% from $434,000 in fiscal 1997 to $1.6 million in fiscal 1998. General and administrative expenses as a percentage of revenues decreased from 79% in fiscal 1997 to 47% in fiscal 1998 due to the increase in revenues. Of this increase, approximately $0.5 million was due to increased compensation and related benefits associated with additional personnel in management, finance and administration, while the remaining increase was primarily attributable to the costs associated with supporting the Company's expansion.

     Depreciation and amortization. The Company's depreciation and amortization expenses increased 258% from $133,000 in fiscal 1997 to $476,000 in fiscal 1998. The increase is due to additional capital expenditures incurred during fiscal 1998, primarily for telecommunications equipment.

     Stock-Based Compensation. Stock-based compensation expense during fiscal 1997 and fiscal 1998 was zero and $1.3 million, respectively. Stock-based compensation in fiscal 1998 related to services rendered during fiscal 1998 and the acceleration of the vesting during the fourth quarter of 1998 of certain non-employee stock option and warrant grants.

     Joint Venture Termination Fee. In fiscal 1996, the Company entered into a joint venture agreement (the "DSK Agreement") with DSK, Inc. ("DSK") to cooperatively market and develop the Company's services. The Company paid $33,700 to DSK during the year ended June 30, 1997 related to the DSK Agreement. In the fourth quarter of fiscal 1997, the Company terminated the DSK Agreement and hired the majority shareholders of DSK as employees or consultants by issuing 800,000 fully vested shares of Series B Preferred Stock with a fair value of $0.75 per share, or $600,000, for the outstanding shares of common stock of DSK. The Company recorded the transaction by allocating the value of the shares issued to property and equipment (at DSK's net book value of $169,000, which approximated fair market value), with the balance of $431,000 reflected as a joint venture termination fee.

     Interest Income (Expense), Net. Interest income (expense), net decreased from $1,000 in fiscal 1997 to $(98,000) in fiscal 1998. The decrease was primarily the result of higher interest expense related to the issuance of stock purchase warrants in conjunction with the issuance of the Company's convertible debt during the first half of fiscal 1998 as well as increased borrowings to finance equipment purchases and improvements to its San Jose, California ISX facility and construction of its Vienna, Virginia ISX facility. The Company expects that interest expense will continue to increase in absolute dollars as the Company enters into additional equipment leases and borrowing facilities to finance expansion, including the development of its planned second ISX facility in San Jose, California.

INCEPTION THROUGH JUNE 30, 1996

     The Company generated $79,000 in revenues in the period from inception to June 30, 1996, primarily as a result of consulting services provided as the Company was developing its tools and preparing to commence its current co-location and Internet connectivity operations. The Company's costs and expenses during this period consisted primarily of salaries, depreciation and amortization expenses and consulting services. Given the stage of the Company's business and the shortness of the period, the Company does not believe that the results of operations for this period are comparable to fiscal 1997.

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth certain unaudited statement of operations data for the nine quarters ended September 30, 1998, as well as the percentage of the Company's revenues represented by each item. This data has been derived from unaudited interim financial statements prepared on the same basis as the audited Financial Statements contained herein and, in the opinion of management, include all adjustments consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of such information when read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The operating results for any quarter should not be considered indicative of results of any future period.

                                                                      THREE MONTHS ENDED
                             ----------------------------------------------------------------------------------------------------
                             SEP. 30,   DEC. 31,   MAR. 31,   JUNE 30,    SEP. 30,   DEC. 31,   MAR. 31,    JUNE 30,    SEP. 30,
                               1996       1996       1997       1997        1997       1997       1998        1998        1998
                             --------   --------   --------   ---------   --------   --------   ---------   ---------   ---------
                                                                        (IN THOUSANDS)
Revenues...................  $  22.4    $ 100.2    $ 183.7    $   245.3   $  430.9   $  674.6   $   963.3   $ 1,367.6   $ 1,793.1
                             -------    -------    -------    ---------   --------   --------   ---------   ---------   ---------
Costs and expenses:
  Data communications and
    telecommunications.....     20.7       93.9      170.1        273.9      256.0      372.8       639.1       931.9     1,079.9
  Network operations.......      5.6       32.8      185.4        192.9      221.8      222.8       411.8       715.4       772.8
  Sales and marketing......     41.3       78.5      103.9        158.9      258.6      216.4       433.4       710.3     1,355.8
  General and
    administrative.........     51.4       54.9      132.5        194.9      198.9      276.9       483.8       661.9       812.7
  Depreciation and
    amortization...........     15.7       22.7       44.9         49.4       86.4       95.4       117.6       176.1       659.8
  Stock-based compensation
    expense................       --         --         --           --       14.3       35.1       459.6       767.4       436.2
  Joint venture termination
    fee....................       --         --         --        431.1         --         --          --          --          --
                             -------    -------    -------    ---------   --------   --------   ---------   ---------   ---------
        Total costs and
          expenses.........    134.7      282.8      636.8      1,301.1    1,036.0    1,219.4     2,545.3     3,963.0     5,117.2
                             -------    -------    -------    ---------   --------   --------   ---------   ---------   ---------
Loss from operations.......   (112.3)    (182.6)    (453.1)    (1,055.8)    (605.1)    (544.8)   (1,582.0)   (2,595.4)   (3,324.1)
Interest expense...........       --         --         --         (7.4)     (58.8)     (67.0)       (2.6)      (32.4)     (147.6)
Interest income............      4.2        0.8        1.7          1.7        1.9        7.4        22.0        31.8       120.8
                             -------    -------    -------    ---------   --------   --------   ---------   ---------   ---------
Net loss...................  $(108.1)   $(181.8)   $(451.4)   $(1,061.5)  $ (662.0)  $ (604.4)  $(1,562.6)  $(2,596.0)  $(3,350.9)
                             =======    =======    =======    =========   ========   ========   =========   =========   =========

                                                                      THREE MONTHS ENDED
                             ----------------------------------------------------------------------------------------------------
                             SEP. 30,   DEC. 31,   MAR. 31,   JUNE 30,    SEP. 30,   DEC. 31,   MAR. 31,    JUNE 30,    SEP. 30,
                               1996       1996       1997       1997        1997       1997       1998        1998        1998
                             --------   --------   --------   ---------   --------   --------   ---------   ---------   ---------
Revenues...................    100.0%     100.0%     100.0%       100.0%     100.0%     100.0%      100.0%      100.0%      100.0%
                             -------    -------    -------    ---------   --------   --------   ---------   ---------   ---------
Costs and expenses:
  Data communications and
    telecommunications.....     92.4       93.7       92.6        111.7       59.4       55.3        66.3        68.2        60.2
  Network operations.......     25.0       32.7      100.9         78.6       51.5       33.0        42.8        52.3        43.1
  Sales and marketing......    184.4       78.3       56.6         64.8       60.0       32.1        45.0        51.9        75.6
  General and
    administrative.........    229.5       54.8       72.1         79.5       46.2       41.1        50.2        48.4        45.3
  Depreciation and
    amortization...........     70.0       22.7       24.4         20.1       20.0       14.1        12.2        12.9        36.8
  Stock-based compensation
    expense................       --         --         --           --        3.3        5.2        47.7        56.1        24.4
  Joint venture termination
    fee....................       --         --         --        175.7         --         --          --          --
                             -------    -------    -------    ---------   --------   --------   ---------   ---------   ---------
        Total costs and
          expenses.........    601.3      282.2      346.6        530.4      240.4      180.8       264.2       289.8       285.4
                             -------    -------    -------    ---------   --------   --------   ---------   ---------   ---------
Loss from operations.......   (501.3)    (182.2)    (246.6)      (430.4)    (140.4)     (80.8)     (164.2)     (189.8)     (185.4)
Interest expense...........       --         --         --         (3.0)     (13.6)      (9.9)       (0.3)       (2.3)       (8.2)
Interest income............     18.7        0.8        0.9          0.7        0.4        1.1         2.3         2.3         6.7
                             -------    -------    -------    ---------   --------   --------   ---------   ---------   ---------
Net loss...................   (482.6)%   (181.4)%   (245.7)%     (432.7)%   (153.6)%    (89.6)%    (162.2)%    (189.8)%    (186.9)%
                             =======    =======    =======    =========   ========   ========   =========   =========   =========

FACTORS AFFECTING OPERATING RESULTS

     The Company has experienced significant fluctuations in its results of operations on a quarterly and annual basis. The Company expects to continue to experience significant fluctuations in its future quarterly and annual results of operations due to a variety of factors, many of which are outside the Company's control, including: demand for and market acceptance of the Company's services; capacity utilization of its ISX facilities; fluctuations in data communications and telecommunications costs; reliable continuity of service and network availability; customer retention; the timing and success of marketing efforts by the Company; the timing and magnitude of capital expenditures, including costs relating to the expansion of operations; the timely expansion of existing facilities and completion of new facilities; the ability to increase bandwidth as necessary; fluctuations in bandwidth used by customers; the timing and magnitude of expenditures for sales and marketing; introductions of new services or enhancements by the Company and its competitors; the timing of customer installations and related payments; the ability to maintain or increase peering relationships; provisions for customer discounts and credits; the introduction by third parties of new Internet services; increased competition in the Company's markets; growth of Internet use and establishment of Internet operations by mainstream enterprises; changes in the pricing policies of the Company and its competitors; changes in regulatory laws and policies; economic conditions specific to the Internet industry; and general economic factors. In addition, a relatively large portion of the Company's expenses are fixed in the short-term, particularly with respect to data communications and telecommunications costs, depreciation, real estate, interest expenses and personnel, and therefore the Company's future results of operations will be particularly sensitive to fluctuations in revenues. In addition, the Company expects to incur compensation costs related to certain option grants and warrants. Furthermore, although the Company has not encountered significant difficulties in collecting its accounts receivable in the past, many of the Company's customers are in an emerging stage, and there can be no assurance that the Company will be able to collect receivables on a timely basis. The Company also expects that its sales may be affected by seasonality trends with decreased revenues during the summer months. Due to all of the foregoing factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. See "Risk Factors -- Need to Grow and Retain Customer Base; Lengthy Sales Cycle," "-- Potential Fluctuations in Results of Operations,"
"-- Risks Associated with Recent and Planned Business Expansion," "-- Intense Competition," and "-- Management of Growth; Dependence on Key Personnel."

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to distinguish 21st century dates from 20th century dates. This could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

     The Company has begun the first phase of its Year 2000 readiness review. The review will include assessment, implementation, testing and contingency planning. To date, the Company has evaluated its internally developed software and believes that such software is Year 2000 compliant. However, the Company utilizes software and hardware developed by third parties both for its network and internal information systems. The Company has not done any testing of such third party software to determine if such software is Year 2000 compliant. The Company has sought assurances from certain of its vendors, and intends to continue to seek assurances from others, that such vendors products are or will be Year 2000 compliant.

     The Company expects to continue assessing and testing its internal information technology ("IT") and non-IT systems into 1999. The Company is not currently aware of any material operations issues or costs associated with preparing its internal IT and non-IT systems for the Year 2000. However, the Company may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in its internal IT and non-IT systems.

     Based upon the public filings and press releases of the Company's primary equipment, telecommunications and data communications providers, the Company is aware that all such providers are in the process or reviewing and implementing their own Year 2000 compliance programs. Since the Company does not believe that it will be afforded the opportunity to test the systems of these providers, it will seek assurances from them that they are Year 2000 compliant. If the Company's primary vendors experience business interruptions as a result of the failure to achieve Year 2000 compliance, the Company's ability to provide Internet connectivity could be impaired, which could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company does not currently have any information regarding the Year 2000 status of its customers, most of whom are private companies. However, the Company is in the process of developing a plan to survey all of its customers regarding their Year 2000 compliance. As is the case with similarly situated companies, if the Company's customers experience Year 2000 problems, which result in business interruptions or otherwise impact their operations, the Company could experience a decrease in the demand for its services, which could have a material adverse impact on its business, results of operations and financial condition.

     The Company has not incurred any significant expenses to date associated with its Year 2000 plan and is not aware of any material costs associated with its anticipated Year 2000 efforts. The Company believes that a material loss of revenues that could materially adversely affect the Company's business, results of operations and financial condition would arise only if the Company's major customers or providers fail to achieve Year 2000 readiness. The Company has not yet developed a comprehensive contingency plan to address the issues which could result from such failure.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations principally from the private sale of equity securities and, to a lesser extent, lease financing. The Company had cash and cash equivalents of approximately $10.6 million as of September 30, 1998.

     Net cash used in operating activities was $331,000 and $2.3 million for the quarters ended September 30, 1997 and 1998, respectively, and $777,000 and $1.8 million for fiscal years 1997 and 1998, respectively. Net cash used in operating activities is primarily attributable to the Company's net losses, partially offset by depreciation and amortization, stock-based compensation expense and increases in accounts payable and accrued liabilities.

     Net cash used by investing activities was $171,000 and $8.3 million for the quarters ended September 30, 1997 and 1998, respectively, and $475,000 and $3.7 million in fiscal years 1997 and 1998, respectively. Net cash used by investing activities consists primarily of purchases of property and equipment, including costs associated with the establishment of the Company's ISX facility in Vienna, Virginia and the expansion of the Company's ISX facility in San Jose, California. In addition, for the quarter ended September 30, 1998, the Company purchased $1.0 million of short term investments.

     Net cash provided by financing activities was $242,000 and $13.1 million for the quarters ended September 30, 1997 and 1998, respectively, and $1.5 million and $13.3 million in fiscal years 1997 and 1998, respectively. Net cash provided by financing activities for the quarter ended September 30, 1997 and in fiscal 1998 resulted primarily from the sale of notes and advances, partially offset by debt and capital lease repayments. Net cash provided by financing activities for the quarter ended September 30, 1998 resulted primarily from the issuance of convertible preferred stock and utilization of the Company's equipment financing facility, partially offset by debt and capital lease repayments.


     The Company had working capital of $7.1 million as of September 30, 1998. In addition, the Company has a $15.0 million equipment financing facility, $6.0 of which is not available until the completion of this offering. As of September 30, 1998, there was $8.4 million of borrowings under this facility. Borrowings outstanding under these facilities are payable in 42 monthly installments and bear interest at 14.7%. The Company also has a $2.5 million equipment lease facility, $550,000 of which was used at September 30, 1998. Finally, the Company has a $750,000 line of credit facility with a bank, none of which was outstanding at September 30, 1998. Borrowings under the line of credit facility bear interest at the bank's prime rate plus 1% (9.5% at September 30, 1998) and the line of credit facility expires in May 1999. The line of credit agreement requires, among other things, that the Company satisfy certain financial covenants. As of June 30, 1998 and September 30, 1998, the Company was not in compliance with the profitability covenant of its revolving line of credit agreement. The Company obtained waivers with respect to its covenant from the bank as of June 30, 1998 and September 30, 1998, and is in the process of renegotiating the covenant terms with the bank. There can be no assurance that the Company will be successful in renegotiating such terms or that the Company will be in compliance with the financial covenant or any other covenant of the revolving line of credit agreement. Any failure to satisfy the terms of the agreement could prevent the Company from being able to draw down amounts under the revolving line of credit agreement or cause the bank to accelerate the Company's repayment with respect to any outstanding amounts under the revolving line of credit. As of September 30, 1998, the Company had not drawn down any amounts under the revolving line of credit.


     The Company currently expects to utilize $20 to $25 million of the net proceeds of this offering for capital expenditures in connection with the development of the Company's planned second ISX facility in San Jose, California.

     The Company believes that the net proceeds from this offering, together with existing cash balances and financing arrangements, will provide the Company with sufficient funds to finance its operations through at least the next twelve months. Thereafter, the Company may require additional funds to support its working capital requirements or for other uses and may seek to raise additional funds through public or private equity or debt financings or other sources. No assurance can be given that additional financing will be available or that, if available, such financing will be obtainable on terms favorable to the Company and its stockholders. See "Risk Factors -- Uncertain Need and Availability of Additional Funding" and "Use of Proceeds."

                                    BUSINESS

     The following description of the Company's business should be read in conjunction with the information included elsewhere in this Prospectus. This description contains certain forward-looking statements based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, the words "believes," "anticipates," "plans," "expects," "intends" and similar expressions are intended to identify forward-looking statements. The Company's actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include, but are limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

GENERAL


     AboveNet is a leading provider of high performance, managed co-location and Internet connectivity solutions for electronic commerce and other mission-critical Internet operations. AboveNet has developed a network architecture based upon two strategically located, fault-tolerant facilities that combine content co-location services with direct ISP access to create Internet Service Exchanges ("ISXs"). As of September 30, 1998, the Company had 171 direct public and private data exchange connections, known as peering arrangements, including relationships with all top-tier network providers. The Company's network architecture and extensive peering relationships are designed to reduce the number of network connections or "hops" for data travelling across the Internet. Furthermore, the convergence of content providers and ISPs at AboveNet's ISXs enables AboveNet's ISP customers to provide their users with "one hop" connectivity, through AboveNet's local area network, to the co-located content provider's site. As of September 30, 1998, the Company had 316 customers, including a wide range of Internet content providers, Web hosting companies and ISPs.


INDUSTRY BACKGROUND

  The Growth of the Internet

     The Internet has experienced tremendous growth and is emerging as a global medium for communications and commerce. According to International Data Corporation ("IDC")(1), the number of Internet users worldwide will grow from 69 million at the end of 1997 to 320 million by 2002 and, according to Forrester Research, Inc. ("Forrester")(2), the number of Internet sites worldwide is expected to grow from less than 500,000 in 1997 to approximately 4 million in 2002. The growth of the Internet is being driven by a number of factors, including the large and growing installed base of personal computers, improvements in network architectures, increasing numbers of network-enabled applications, the emergence of compelling content and commerce-enabling technologies, and easier, faster and cheaper Internet access. The future growth in Internet usage is also projected to be fueled by increased use of high speed access devices such as cable modems and ADSL lines and satellite Internet connectivity as such devices become more widely available and affordable. Forrester projects that the penetration of broadband Internet access through cable, ADSL and other high-speed access devices will grow from approximately 200,000 households in 1997 to approximately 5.5 million households in 2000 and approximately 17.6 million households in 2002. The increase in the availability of

---------------

    (1) International Data Corporation estimates are based upon its Internet Commerce Market Model. This model utilizes both supply- and demand-side research involving input from 40,000 interviews per year. Other data components include web usage figures, penetration rates, quarterly trend research, lead user research and device base information. The estimates are qualified by the following assumptions: no catastrophic failure of the Internet will occur; regional economies will continue their current expansion without untoward upheaval; and security on the Internet, as well as consumer confidence, will continue to improve slowly. There can be no assurances that any of the projected amounts in the report will be achieved.

    (2) Forrester estimates are based upon interviews with more than 41,000 households as part of Forrester's "Technographics '98" survey. In addition, the report stated that 81 ISPs were asked to provide detailed unit sales, prices and projections for 1996 through 1998. The ISP data was extrapolated to provide a total current market size and direction. Finally, 22 vendors of hosting services and related organizations were contacted. There can be no assurances that actual results will not differ materially from those estimated.

high-speed access devices is also expected to increase the demand for emerging high bandwidth technologies such as audio and video streaming and voice over IP applications.

  The Expansion of Electronic Commerce

     The functionality and accessibility of the Internet and commercial online services have created an increasingly attractive commercial medium by providing features that historically have been unavailable through traditional channels. In the last several years, many enterprises that focus solely on delivering services over the Internet have emerged and many businesses have implemented Web sites and electronic commerce applications. Internet-based businesses have developed Internet products and services in areas such as finance, banking, entertainment, education and advertising, while other businesses are using the Internet for an expanding variety of applications, ranging from corporate publicity and advertising to sales, customer service, employee training and communication with business partners. The ability to offer these kinds of products and services requires high bandwidth Internet sites and operations. In addition, due to advances in on-line security and payment mechanisms, the number of businesses establishing commerce-enabled Web sites is expected to increase dramatically. IDC estimates that the number of consumers buying goods and services on the Internet will grow from 17.6 million in 1997 to 128.4 million in 2002, and that the total value of goods and services purchased over the Internet will increase from approximately $12 billion in 1997 to approximately $425 billion by 2002.

  The Internet Infrastructure

     The Internet is a worldwide network of private and public computer networks that link businesses, individuals, government agencies, universities and other users having disparate computer systems and networks. A multi-tiered system of local, regional and national ISPs has evolved to provide connectivity among Internet users. Data travelling across the Internet is broken down into multiple packets. ISPs exchange these packets of IP data generated by their users through either direct or indirect connections with other ISPs. Large ISPs often have multiple direct data exchange connections with other ISPs, known as peering relationships, either through private line connections between their routers or through a public peering arrangement where multiple ISPs can be connected through a single interface. However, significant peering relationships are generally unavailable to many small and mid-sized ISPs and, even if available, the associated telecommunication costs could be prohibitive. As a result, these ISPs typically need to purchase indirect connection services, known as "transit," from a third party ISP.

     To address the needs of ISPs to exchange data at centralized points, a series of Internet exchanges were established by Internet backbone providers. Although there are numerous exchanges, the Company believes the two principal exchanges in the United States, based upon traffic volume, are MAE West in San Jose, California and MAE East in Vienna, Virginia. Despite the relatively centralized nature of these exchange points, data travelling across the dispersed Internet architecture often must make multiple connections or "hops" through a variety of local, regional and national ISPs as it moves from the originating site to the Internet backbone and back to its destination site.

  The Trend Toward Outsourcing of Internet Operations

     Internet operations are increasingly becoming mission-critical to an enterprise's commercial and communication operations. Internet-based businesses and other enterprises need non-stop, non-congested, fault-tolerant and scalable Internet operations to allow them to perform sophisticated digital communications and commerce transactions globally over the Internet. However, many businesses that are seeking to establish these sophisticated Internet operations lack the resources and expertise to cost-effectively develop, maintain and continually enhance the necessary facilities and network systems. In addition, individuals with the expertise to establish and maintain a sophisticated Internet service are scarce and their services are costly. Furthermore, businesses often find it difficult to keep up with new technology introductions and to integrate new technologies into their own IT infrastructure. Finally, many businesses are currently being forced to deploy their limited IT resources to address the impending Year 2000 issues. As a result of these and other factors, many enterprises are seeking outsourcing arrangements to enhance Web site reliability and perform-ance, provide continuous operation of their Internet solutions and reduce related operating expenses. By outsourcing these services, businesses, particularly non Internet-centric enterprises, can focus on their core competencies rather than utilizing their resources to support their Internet operations. Forrester estimates that by 2002, approximately 40% of Internet Web sites will be outsourced and that Internet hosting revenues for complex sites will increase from approximately $200 million in 1997 to almost $8 billion by 2002.

  The Emergence of Co-Location Services

     A variety of companies including Web hosting companies and ISPs have begun to focus on providing Internet co-location services. These co-location companies typically build networks of numerous geographically dispersed data centers in order to be physically close to their customers. As a result of this dispersed geographic network, data moving from one customer to another is subject to increased risks of latency and data loss, as data travels across multiple network connections or "hops." These problems are compounded by the lack of available tools to monitor all of the various connection points on the Internet in order to identify and avoid the congested links which can cause latency and data loss. While these problems existed to some extent with early, less data intensive applications, such as e-mail, they are becoming increasingly acute with the growth of bandwidth intensive applications such as audio and video streaming. In addition, many co-location providers do not have the flexibility or capacity to quickly scale their services to meet the sharp growth and high bandwidth requirements of mission-critical Internet operations.

     Internet co-location companies also typically fail to address the increasing need of local and regional ISPs to provide enhanced connectivity to compelling content for their customers. Without the ability to maintain extensive peering relationships with large ISPs, the cost of providing redundant, reliable and scalable connectivity is often prohibitive for these local and regional ISPs. As a result, they face increasing congestion as emerging applications consume more bandwidth. International ISPs are also seeking a means to obtain fast, reliable access to the large concentration of U.S.-based content. While many of these problems could be addressed if these ISPs co-located their facilities with content providers, many of the Web hosting and co-location companies also compete with ISPs for sales of Internet access and, therefore, ISPs are often reluctant to co-locate in their facilities.

THE ABOVENET SOLUTION

     AboveNet provides high performance, managed co-location and Internet connectivity services to a wide range of Internet content providers, Web hosting companies and ISPs. The Company's Internet Service Exchange facilities ("ISXs") provide high performance, reliable and scalable solutions for electronic commerce and other mission-critical applications. AboveNet operates two ISXs, located near MAE West and MAE East, utilizing the Company's suite of sophisticated network management and remote monitoring tools. The Company believes that its centralized network architecture provides enhanced connectivity while eliminating the need to build numerous geographically dispersed data centers. The Company's ISX model offers customers the benefits of combining content co-location services with direct ISP access. The convergence of content providers and ISPs at AboveNet's ISXs enables these ISPs to provide their users with "one hop" connectivity, through AboveNet's local area network, to the co-located content site. This direct connectivity minimizes the risk of delays and data loss often encountered in the transmission of data over the disperse Internet infrastructure.

     The AboveNet solution provides the following key advantages to its customers:

     Scalability and Flexibility. The Company's services are designed to be highly scalable and flexible in order to meet the needs of its customers as their Internet operations expand. The Company's network is designed to enable it to quickly scale bandwidth to meet its customer's needs. In addition, since the Company charges its customers based on the amount of space and bandwidth it provides, customers are afforded a flexible, cost-effective path to increasing their Internet operations. The Company also provides flexibility for its customers by supporting most leading Internet hardware and software systems vendor platforms.

     High Performance and Enhanced Connectivity. The Company's services are designed to enhance Internet performance through redundant and high speed network design and 24x7 monitoring, notification and diagnosis. The Company is able to address the high bandwidth needs and rapid growth of its customers' mission-critical operations by maintaining an extensive number of direct public and private network peering interconnections, including peering relationships with top-tier network providers. In order to provide its customers with available and uncongested bandwidth during network traffic spikes, the Company is committed to maintaining excess network capacity. The amount of excess bandwidth at any given time depends upon many factors including the timing of the addition of new circuits, the timing of customer additions and increases in usage by existing customers.

     Enhanced Access for ISPs. By connecting within the Company's ISX, ISPs have "one hop" connectivity to content providers co-located in the same facility. The Company believes that by providing a means to reduce the number of "hops" in the transmission of data, its network design offers significant benefits to international ISPs as they seek to gain fast, reliable access to U.S.-based content. In addition, ISPs that participate in the ISX are able to take advantage of peering relationships generally available only to top-tier network providers.

     Sophisticated Network Management Services and Tools. By leveraging the knowledge gained from supporting many leading-edge Internet operations, the Company provides sophisticated network management and monitoring services on a 24x7 basis. The Company's proprietary ASAP software monitors all of the Company's direct and indirect network connections for latency and packet loss, allowing the Company's network engineers to dynamically reroute traffic to avoid congested points. By utilizing ASAP, the Company is able to identify and resolve many potential problems before they impact an Internet site's availability or performance.

     Remote Management Capabilities. The Company provides its customers with sophisticated monitoring, reporting and management tools that can be accessed by the customer to control its Internet hardware, software and application environments. The Company's monitoring system probes each customer's equipment every five minutes and provides the customer with notice of potential problems. The Company believes that these tools, combined with its trained 24x7 support staff, provide customers with a highly effective means of monitoring, responding to and resolving problems, significantly reducing customers' needs for on-site access to their equipment.

     Fault Tolerant Facilities. The Company has built fault tolerant facilities designed to enable the uninterrupted operations necessary for mission-critical Internet operations. Each of the Company's facilities is equipped with an uninterruptible DC or AC power supply and back-up generators for power redundancy, multi-tiered fire suppression systems, seismically braced racks, separate and redundant cooling zones and security systems.

STRATEGY

     The Company's objective is to become the leading global Internet Service Exchange for business enterprises and ISPs that require high-bandwidth, mission-critical Internet operations. To achieve this objective, the Company's strategy includes the following key elements:

     Build Brand Name. The Company intends to increase awareness of the AboveNet brand name among Internet content providers, Web hosting companies and ISPs on a global basis. The Company believes that associating the AboveNet brand with the highest quality and most technologically advanced network and services for outsourcing mission-critical Internet operations is key to the expansion of its customer base. Through June 1998, the Company focused on building its infrastructure and developing its tools and, as a result, has engaged in minimal marketing efforts. Going forward, the Company plans to aggressively invest in building the AboveNet brand through an integrated marketing plan, including traditional and online advertising in business and trade publications, trade show participation, direct mail and public relations campaigns. The Company also intends to conduct a series of seminar programs to increase awareness of the Company's services among potential customers.

     Expand Customer Base. The Company intends to expand its base of approximately 300 customers by significantly increasing its sales and marketing efforts. The Company's direct sales force consisted of 24 persons as of September 30, 1998 who are organized into groups to target leading Internet content providers, Web hosting companies and ISPs. In addition, the Company has personnel responsible for addressing the development of customers in the Asian and European markets. The Company's sales force is supported in their sales efforts by a sales engineer and, in many instances, by the Company's senior management. The Company intends to significantly expand its direct sales force and sales engineers, as well as hire experienced channel managers. The Company seeks to establish and expand relationships with potential channel partners including hardware vendors, value added resellers, system integrators and Web hosting companies in order to leverage their sales organizations. The Company also plans to develop seminar programs and other cooperative sales programs to further develop these relationships.


     Extend ISX Network. AboveNet seeks to create a global ISX network by connecting centralized facilities in key domestic and international locations. The Company currently has ISXs in San Jose, California (near MAE West) and Vienna, Virginia (near MAE East) and plans to develop a second, significantly larger ISX facility in San Jose by the fall of 1999. The Company also intends to expand its network internationally, primarily through strategic investments in joint ventures and foreign companies that can develop ISX facilities in Europe and Asia.


     Leverage ISX Model. The Company intends to leverage its ISX model to increase its customer base and generate recurring revenue. The Company believes that as its customer base expands the benefits to both content providers and ISPs of its "one hop" solution will increase, creating greater incentives for new customers to use the Company's services. Since the Company charges these customers monthly based upon space and bandwidth usage, the Company is generally able to increase revenue as its customers' Internet usage grows. In addition, since the Company's service fees are based upon bandwidth usage, the Company believes that it is well positioned to capitalize on the requirements of high bandwidth applications.

     Address Emerging Internet Technology Markets. The Company believes that its centralized ISX network will enable it to address the needs of emerging Internet technologies such as audio and video streaming and voice over IP. Since these applications require a solution that provides low latency and packet loss, the Company believes that its high bandwidth, centralized network and enhanced connectivity capabilities will enable it to offer significant advantages to customers utilizing these emerging technologies.

THE ABOVENET INTERNET SERVICE EXCHANGE

     The Company's ISX provides co-location services, Internet connectivity services and network management services and tools. The Company's co-location services are designed to provide enterprises with the high performance, scalability, connectivity, security, reliability and expertise they need to enhance their mission-critical Internet applications. The Company creates solutions for its customers based on their specific business and technical requirements, modifying the services as customers' needs evolve. The services are delivered from centralized, state-of-the-art facilities located near MAE West and MAE East. The Company's management services and tools enable the Company and its customers to continuously manage customers' Internet operations jointly, proactively and remotely.

  Co-Location Services

     The Company provides co-location services designed to meet the demands of sophisticated, multi-vendor mission-critical Internet operations. The Company supports most leading Internet hardware and software system vendor platforms, including those from Ascend Communications, Inc., Bay Networks, Cisco Systems, Inc., Compaq Computer Corporation, Dell Computer Corporation, EMC Corporation, Hewlett-Packard Company, International Business Machines Corporation, Lucent Technologies Inc., Microsoft Corporation, Apple Computer, Inc., Network Appliance, Inc., Silicon Graphics Inc., Sun Microsystems Inc. and 3COM. This multi-vendor capability enables the customer to retain control over its choice of technical solution and enables the customer to integrate its Internet operations into its existing IT architecture. Because mission-critical Internet operations are dynamic and often require timely hardware and software upgrades to maintain targeted service levels, customers have 24x7 physical and remote access to the ISX facilities. Additional space and electrical power can be added as needed in order to provide the customer access to additional server co-location services. Customers install and manage their own hardware and software at the Company's facilities and the Company does not provide any Web hosting services.

     The Company's co-location facilities include dedicated electrical power circuits to ensure that each customer's electrical power requirements are met. Each ISX facility is constructed to address the requirements of mission-critical network operations with an uninterruptible DC or AC power supply and back-up generators, FM-200 Fire Suppression with pre-action backup, HVAC, separate cooling zones, seismically braced racks, 24x7 operations, and high levels of physical security. Any damage to or failure of the systems of the Company or its service providers could result in reductions in, or terminations of, services supplied to the Company's customers, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors -- Risk of System Failure."

     Customers can select from shared rack facilities, secure cabinets, or enclosed cage facilities, based upon their business and technical requirements. These facilities have the following features:

---------------------------------------------------------------------------------------------------
 TYPE OF SPACE         SIZE                            FEATURES
---------------------------------------------------------------------------------------------------
 Open Rack             Single shelf,  1/4,  1/2, or    Entry-level service providing a
                       full 9' or 6' racks             cost-effective solution for customers that
                                                       do not need dedicated environments. Secured
                                                       environment that is shared by multiple
                                                       customers.
---------------------------------------------------------------------------------------------------
 Cabriolet             9' or 6' stainless steel        Dedicated, locked cabinet. Provides a single
                       enclosed, secure cabinet,       rack with the security of a dedicated
                        1/4,  1/2, or full rack        environment.
---------------------------------------------------------------------------------------------------
 Cage                  8' x 6', 8' x 8' or customized  Dedicated, locked cage. Provides flexibility
                       to order                        in designing and configuring Internet
                                                       servers, including space for multiple racks
                                                       and other equipment.
---------------------------------------------------------------------------------------------------

  Internet Connectivity

     The Company's Internet connectivity services are designed to meet the requirements of high bandwidth, mission-critical Internet operations by providing highly reliable, scaleable, non-stop and uncongested operations. On September 30, 1998, the Company had public and private peering relationships with 129 and 42 network providers, respectively. Any failure by the Company to maintain and increase peering relationships would have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors -- Need to Maintain and Increase Peering Relationships."

     The Company's network is designed to minimize the likelihood of failure. Each ISX has multiple physical fiber paths into the facility. The Company maintains multiple network links from multiple vendors and regularly checks that its fiber backbone traverses physically separated paths. This network architecture enhances the availability of a customer's site, even in the event of a link failure. In addition, since enterprises' Internet operations often experience network traffic spikes due to promotions or events, the Company has a policy of maintaining significant excess capacity. There can be no assurance that the Company will be able to expand or adapt its telecommunications infrastructure to meet additional demand or its customers' changing requirements, on a timely basis and at a commercially reasonable cost, or at all. See "Risk Factors -- Risks Associated with Network Scalability."

     The Company's Internet connectivity services are also designed to reduce latency and to enhance network performance. The Company's engineering personnel continuously monitor traffic patterns and congestion points throughout the Internet and dynamically reroute traffic flows to improve end-user response times. The Company also enhances network performance by maintaining what it believes is among the largest number of direct public and private network peering interconnections in the industry. For customers seeking a direct communications link to the site of another customer that is located at the same ISX, the Company offers highly secure, fast, and efficient cross-connections.

     The Company's connectivity services utilize its proprietary ASAP technology to enhance Internet connectivity by monitoring all of the Company's direct and indirect network connections for congestion.

---------------------------------------------------------------------------------------------------
 TOOL                  DESCRIPTION                     BENEFITS
---------------------------------------------------------------------------------------------------
 ASAP -- Asymmetric    ASAP automatically monitors     If packet loss and congestion is detected on
 Allocation of         all of the Company's major      any of the links that directly affect
 Packets               providers' and peers' direct    customers' performance, the Company's
                       and indirect connections on a   network engineers are able to dynamically
                       real-time 24-hour basis to      reroute traffic temporarily away from the
                       identify congestion.            problem link. The functionality is
                                                       particularly important for emerging
                                                       applications such as audio and video
                                                       streaming and voice over IP.
---------------------------------------------------------------------------------------------------

  Management Services and Tools

     The Company's management services and tools support mission-critical Internet operations by providing the customer with detailed monitoring, reporting, and management tools to control their hardware, network, software and application environments. Through the Company's network management services and tools, customers are able to remotely manage their mission-critical Internet operations housed at the Company's ISX facilities. The Company believes that this provides an important advantage to enterprises that seek to outsource a portion of their Internet operations and to link the management of the outsourced operations with in-house operations. The Company's proactive management services and tools enable the Company to identify and resolve hardware, software, network, and application problems, often before the customer is aware that a problem exists.

     Customers may access their co-located equipment by visiting the ISX facility or by using the Company's software tools and services for remote access. Using the Company's remote access tools, customers can perform emergency tasks, control power functions and monitor their own system usage. These remote access tools alleviate the need for the Company to build numerous geographically dispersed ISX facilities. In the event of a system problem, the Company notifies the customer who can then attempt to resolve the issue remotely. The Company intends to continue to enhance its software tools in order to meet the needs of mission-critical Internet operations. The Company's space requirement charges include access to all of the Company's management services and tools. See "Risk Factors -- Rapid Technological Change; Evolving Industry Standards."

     The Company offers the tools/services summarized below:

----------------------------------------------------------------------------------------------
   TOOLS/SERVICES                DESCRIPTION                             BENEFITS
----------------------------------------------------------------------------------------------
  MRTG                MRTG is a widely used tool            MRTG shows customers the amount of
                      licensed by the Company that          bandwidth being used and,
                      provides real-time monitoring and     therefore, the actual cost of that
                      management of bandwidth. Currently    business expense. Through a
                      used by most major backbone           graphical interface, users can
                      providers, MRTG generates HTML        view, in real-time, the actual
                      pages containing GIF images which     amount of bandwidth flowing
                      provide a real-time visual            through their servers and/or
                      representation of this traffic.       networking equipment. MRTG also
                      MRTG can also be used to display      allows the Company and its
                      historical statistical data in        customers to view the Company's
                      graphic form.                         connections and bandwidth usage
                                                            with each of its backbone
                                                            providers.
----------------------------------------------------------------------------------------------
  EtherValve          EtherValve is a tool licensed by      EtherValve allows AboveNet to
                      the Company that regulates the        provide each customer a clear
                      actual flow of bandwidth from a       channel of the bandwidth
                      customer's server through a 10        purchased. This assures customers
                      Mbps or 100 Mbps Ethernet segment.    that they will have the bandwidth
                                                            they have purchased available to
                                                            them at any given time. EtherValve
                                                            also allows the customer's
                                                            bandwidth to be scaled up
                                                            immediately, in increments as
                                                            small as 8 bps (0.008 Kbps).
----------------------------------------------------------------------------------------------
  APS -- Automatic    APS is a suite of proprietary         APS provides real-time information
  Pro-Active          tools developed to continually        about a customer's remote
  Services            monitor the performance of            equipment. APS automatically
                      customer equipment. Three levels      notifies the customer and the
                      of predetermined escalation           Company's technical personnel of
                      procedures include automatic          system malfunctions. Predetermined
                      notification by e-mail,               escalation procedures customized
                      notification by pager and             for each AboveNet customer are
                      automatic power cycle.                then carried out by the Company's
                                                            personnel. Automatic rebooting and
                                                            other predetermined procedures
                                                            often serve to correct problems
                                                            before the customer is aware of
                                                            the problem.
----------------------------------------------------------------------------------------------
  As-Ur-Here Service  As-Ur-Here provides various           As-Ur-Here allows customers to
                      service aspects including             maintain access and control over
                      automatic remote power cycle and      their equipment and perform
                      remote services terminal server       effective equipment maintenance
                      access.                               and problem solving while they
                                                            outsource their servers and/or
                                                            networking equipment.
----------------------------------------------------------------------------------------------

CUSTOMERS

     The Company has established a diversified base of customers including Internet content providers, Web hosting companies and ISPs. As of September 30, 1998, the Company had approximately 316 customers. One customer, Supernews, Inc., accounted for 12% and 14% of the Company's revenues in fiscal 1997 and 1998, respectively. No other customer accounted for more than 10% of revenues in either fiscal 1997 or 1998. The Company's success is substantially dependent on the continued growth of its customer base and the retention of its customers. The Company's customer base increased from 221 at March 31, 1998 to 278 at June 30, 1998 and 316 at September 30, 1998. The Company had a monthly customer retention rate of 97% or greater in each of the six months ended September 30, 1998. See "Risk Factors -- Need to Grow and Retain Customer Base; Lengthy Sales Cycle."

     The following is a representative list of customers as of September 30, 1998:

------------------------------------------------------------------------------------------------------------
    INTERNET CONTENT
PROVIDERS                     WEB HOSTING COMPANIES                    ISPS
------------------------------------------------------------------------------------------------------------

  Supernews, Inc.             Galaxy-NET Telecom                       Hurricane Electric
  Electronic Arts Inc.        iXL Holdings, Inc.                       LinkAGE Online Limited
  Visual Dynamics LLC         Astra Labs                               Internet Gateway Corp.
  RealNetworks, Inc.          VirtuaLynx Internet, LLC                 BigBiz Internet Services
  IntelliChoice, Inc.         WebPresence, Inc.                        Action Systems, Inc.
  Creative Labs, Inc.         The Web Zone, Inc.                       Innetix
  Image Lock                  ProHosting                               PH Communications
  MPX Data Systems, Inc.      Bay Area Gold, Inc.                      Direct Network Access, Ltd.
  IQ.commerce Corporation     Trakprops, Inc.                          Got.Net Corporation
  Liquid Audio, Inc.          CNET Download.com                        Dacom America
------------------------------------------------------------------------------------------------------------

     The following examples illustrate how the Company's customers use its services:

INTERNET CONTENT PROVIDERS

  RealNetworks, Inc.

     RealNetworks is a leading developer of software products and services designed to enable users of personal computers and other consumer electronic devices to send and receive audio, video and other multimedia services using the World Wide Web. RealNetworks uses the Company's facilities to host its Web site for users to download its client and server software. RealNetworks selected AboveNet because of the speed and high performance of the Company's network (enabling fast, reliable downloading of its products), the Company's ability to rapidly scale the amount of bandwidth and the Company's extensive peering relationships. Since becoming a customer in February 1998, RealNetworks has co-located an increasing portion of its downloading operations with the Company.

  Electronic Arts Inc.

     Electronic Arts is an interactive entertainment software company that develops, publishes and distributes products for personal computers and other entertainment systems. Electronic Arts' IT department decided to outsource its Web site because of the network congestion it encountered with its internal solution and chose AboveNet because of its reliability, redundancy and connectivity. Electronic Arts' usage has expanded significantly since 1996 and it currently uses AboveNet to host the Web sites of multiple divisions. Electronic Arts, one of the Company's first customers, has expanded its co-location space over time from a 1/4 rack to a full cage.

WEB HOSTING COMPANIES

  iXL Holdings, Inc.

     iXL is an interactive media company that provides complete Web design and hosting solutions. iXL offers the Company's co-location and connectivity services to its customers as part of its bundled solution. iXL has relied upon the scalability of AboveNet's solution as it has grown through a series of acquisitions. iXL currently occupies two cages in the Company's San Jose facility and a rack in its Vienna, Virginia facility. iXL uses AboveNet to provide its customers with high performance and highly reliable Internet connectivity.

  CNET Download.com

     CNET is an Internet media company that operates a network of sites on the Web. Download.com, a division of CNET, is a leading site for downloading software titles. CNET Download.com recently selected AboveNet to provide co-location and connectivity services for its ftp servers due to the high performance of AboveNet's network and peering relationships with major ISPs and other large companies, including America Online, Inc. AboveNet's scalable bandwidth also allows CNET Download.com the flexibility necessary to accommodate traffic surges accompanying new software releases.

ISPS

  Internet Gateway Corp.

     Internet Gateway is a Canadian ISP that provides its customers access, hosting, e-mail, and support services. Internet Gateway recently chose AboveNet to provide co-location and Internet connectivity services. Internet Gateway uses AboveNet's management tools, including APS and MRTG, to enable it to remotely manage the status of its equipment and bandwidth utilization on a 24x7 basis.

  Dacom America

     Dacom America is a subsidiary of Dacom Corporation, a large Korean ISP. Dacom America recently chose AboveNet to be one of its primary providers of Internet connectivity in the United States. Dacom America purchases transit services from AboveNet, which provides Dacom America with high performance connectivity to U.S.-based content sites. Through this connection, Dacom America is able to use AboveNet as its U.S. gateway, providing Dacom America with high performance Internet connectivity. Dacom also benefits from access to AboveNet's extensive peering relationships, reducing the need to negotiate separate peering arrangements with other ISPs.

SALES AND MARKETING

     The Company's sales and marketing objective is to achieve broad market penetration and increase brand name recognition among Internet content providers, Web hosting companies and ISPs on a global basis through investments in the expansion of its sales organization and extensive marketing activities. As of September 30, 1998, the Company employed 29 persons in sales and marketing. The Company has developed a two-tiered sales strategy to target leading Internet content providers, Web hosting companies and ISPs through direct sales and channel relationships. See "Risk Factors -- Management of Growth; Dependence on Key Personnel."

  Direct Sales Force

     The Company maintains a direct sales force of highly trained individuals in San Jose, California and Vienna, Virginia. As of September 30, 1998, the Company had 24 persons in direct sales targeting Internet content providers, Web hosting companies and ISPs. The Company also has personnel responsible for addressing the development of customers in Asia and Europe. The Company is actively seeking to expand its direct sales force and sales engineers. Substantially all of the Company's sales are currently generated by the Company's direct sales force. The Company's sales force is supported in their sales efforts by its sales engineer and, in many instances, by the Company's senior management. The Company believes that the integration of its sales engineers with its sales account managers assists in both the establishment of customer relationships as well as the migration of customers to increased use of the Company's services. The Company has developed programs to attract and retain high quality, motivated sales representatives that have the necessary technical skills, consultative sales experience and knowledge of their local markets. These programs include technical and sales process training and instruction in consultative selling techniques. The Company has also developed sales compensation plans which provide for significant incentives for exceeding performance targets.

  Develop Channel Relationships

     The Company is seeking to develop relationships with potential channel partners including hardware vendors, value-added resellers, system integrators and Web hosting companies in order to leverage their sales organizations. The Company believes that by leveraging the sales forces of these companies, it can attract customers for its services in a cost-effective manner, as well as provide co-branded Internet service offerings for its channel partners. For example, two of the Company's Web hosting customers market the Company's service as part of their overall bundled offering and the Company has been involved in joint marketing and sales efforts with such customers. The Company is actively seeking to hire experienced channel managers to focus exclusively on developing these relationships. The Company also plans to develop seminar programs and other cooperative sales programs to further develop these relationships.

  Marketing

     The Company's strategy is to significantly expand its marketing efforts to stimulate increased demand for the Company's services and build the AboveNet brand. The Company plans to aggressively invest in building the AboveNet brand through an integrated marketing plan including traditional and online advertising in business and trade publications, trade show participation, direct mail and public relations campaigns to increase customer awareness. The Company is also developing customer focus groups to encourage business relationships among its customers.

NETWORK ARCHITECTURE

     The Company's high performance network is designed to provide enhanced connectivity to its customers. The Company's two ISX facilities are connected to one another with high speed SONET circuits, and connected to the Internet through public and private peering arrangements.

     The Company's ISX facilities are located near MAE West and MAE East and are connected to local Internet exchange points by multiple high-speed backbone connections, provided by MCI WorldCom Teleport Communications Group, a division of AT&T and Sprint. These links to the local exchange points, combined with private exchanges with ISPs, connect the customers' traffic to the Internet. The Company has engineered its peering with a geographically diverse fiber path to provide high reliability, even in the event of a link failure. The Company has developed dynamic rerouting and load balancing technologies to enhance Internet operations.

     The Company has determined that as voice, video, and other services are carried across the Internet, the need for ATM in network infrastructures is reduced. The Company has built their network using DS-3 and OC-3 clear channel circuits. By using clear channel circuits, the Company is able to make highly efficient use of these connections, lowering infrastructure costs, and providing high performance connectivity. Inside of each ISX facility, the Company has multiple LANs, each connected to the outside network through redundant routers and network connections. These routers are configured such that in case of failure of a single connection, or piece of equipment, alternative equipment or network paths are automatically utilized, without human intervention, or performance degradation. See "Risk Factors -- Dependence on Third Party Suppliers."

     The Company utilizes a combination of public and private peering in order to provide a high level of network performance. On September 30, 1998, the Company had private peering relationships with 42 network providers and 129 public peering relationships, including peering relationships with all of the largest providers, and is connected to all of the major U.S. Internet exchange points. The combination of public and private peering sessions allows the Company to provide high levels of performance and reliability to their customers. To ensure that this connectivity is not degraded, the Company has a policy of providing significant excess capacity on all LAN, WAN and Internet exchange point connections in its network. The Company's failure to maintain and increase peering relationships would have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors -- Need to Maintain and Increase Peering Relationships."

     The Company's operations are dependent upon its ability to protect its network infrastructure and customers' equipment against damage from human error, fire, earthquakes, floods, power loss, telecommunications failures, sabotage, intentional acts of vandalism, and similar events. Despite precautions taken by, and planned to be taken by the Company, the occurrence of a natural disaster or other unanticipated problem at one or more of the Company's ISX facilities could result in interruptions to the services provided by the Company. Such an event could significantly impact the ability of suppliers to provide the data communications capacity required by the Company and could result in interruptions in the Company's services. See "Risk Factors -- Risk of System Failure" and "-- Dependence Upon Third Party Suppliers" and "-- Security Risks."

CUSTOMER SERVICE AND QUALITY ASSURANCE

     The Company offers a high level of customer service and quality assurance by understanding the technical requirements and business objectives of its customers and addressing their needs proactively on an individual basis. By working closely with its customers, the Company is able to enhance the performance of its customers' Internet operations, avoid downtime, resolve quickly any problems that may arise and make appropriate adjustments in services as customer needs change over time. As the Company works with its customers over time to ensure that it is offering the appropriate types and quality of service. The Company uses advanced software tools to aid in its customer monitoring and service efforts. The Company received its ISO 9002 certification in April 1998. As of September 30, 1998, the Company had 27 employees dedicated to customer service and quality assurance.

     Customer service begins before a sale, when the Company provides technical support for complex orders. During the installation phase, the Company assigns a transition team and a project manager, who also retains responsibility for the account after installation, to assist the new customer with the installation process. After installation, the customer's equipment is overviewed by the Company's Network Operation Center in San Jose, California, which is operated 24x7 by engineers who answer customer calls, monitor site and network operations and activate teams to solve problems that arise. The Company's customer service personnel are also available to assist customers whose operations require specialized procedures.

     The Company believes that its quality assurance programs are key to building its brand name. The objectives of AboveNet's quality assurance system are to comply with International Standard ISO 9002:1994 Quality Systems; to achieve and maintain a level of quality that enhances the Company's reputation with its customers; to ensure compliance with relevant safety and environmental requirements; and to endeavor to deliver high quality services to customers in an environment centered on adherence to high legal and ethical standards.

COMPETITION

     The market served by the Company is intensely competitive. There are few substantial barriers to entering the co-location service business, and the Company expects that it will face additional competition from existing competitors and new market entrants in the future. The Company believes that participants in this market must grow rapidly and achieve a significant presence in the market in order to compete effectively. The Company believes that the principal competitive factors in its market are uncongested connectivity, quality of facilities, level of customer service, price, the financial stability and credibility of the provider, brand name and the availability of network management tools. There can be no assurance that the Company will have the resources or expertise to compete successfully in the future. The Company's current and potential competitors in the market include: (i) providers of co-location services, such as Exodus Communications, Inc., GlobalCenter, Inc., which was recently acquired by Frontier Corporation, and Hiway Technologies, Inc. which recently entered into an agreement to be acquired by Verio Inc.; (ii) national and regional ISPs, such as Concentric Network Corporation, PSINet, Inc., MCI WorldCom and certain subsidiaries of GTE Corporation; (iii) global, regional and local telecommunications companies, such as Sprint, MCI WorldCom and regional bell operating companies, some of whom supply capacity to the Company; and (iv) large IT outsourcing firms, such as International Business Machines Corporation and Electronic Data Systems. Certain of these companies operate in one or more of these markets. In addition, many of the Company's current and potential competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than the Company. As a result, certain of these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other opportunities more readily, devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than can the Company. In an effort to gain market share, certain of the Company's competitors have offered co-location services similar to those of the Company at lower prices than those of the Company or with incentives not matched by the Company, including free start-up and domain name registration, periods of free service and low-priced Internet access. As a result of these policies, the Company may encounter increasing pricing pressure which could have a material adverse effect on its business, results of operations and financial condition.

     In addition, these competitors have entered and will likely continue to enter into joint ventures, consortiums or consolidations to provide additional services competitive with those provided by the Company. As a result, such competitors may be able to provide customers with additional benefits in connection with their co-location and network management solutions, including reduced communications costs, which could reduce the overall costs of their services relative to the Company's services. There can be no assurance that the Company will be able to offset the effects of any such price reductions. In addition, the Company expects competition to intensify as the Company's current and potential competitors incorporate a broader range of bandwidth, connectivity, and Internet networking services and tools into their service offerings. The Company believes that companies seeking co-location and Internet connectivity providers for their mission-critical Internet operations may use more than one company to provide this service. As a result, these customers would be able to shift the amount of service and bandwidth usage from one provider to another. The Company may also face competition from its suppliers. The Company's agreements with its suppliers and other partners do not limit or restrict those parties from offering similar services to the Company's customers, thereby enabling such parties to compete against the Company.

INTELLECTUAL PROPERTY RIGHTS

     The Company relies on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in its services. The Company has no patented technology that would preclude or inhibit competitors from entering the Company's market. The Company has generally entered into confidentiality and invention assignment agreements with its employees in order to limit access to and disclosure of certain of its proprietary information. There can be no assurance that these contractual arrangements or the other steps taken by the Company to protect its intellectual property will prove sufficient to prevent misappropriation of the Company's technology or to deter independent third-party development of similar technologies. The laws of certain foreign countries may not protect the Company's services or intellectual property rights to the same extent as do the laws of the U.S. The Company also relies on certain technologies that it licenses from third parties. Two key technologies offered by the Company, MRTG and EtherValve, are licensed from David Rand, the Company's Chief Technical Officer. The Company has perpetual, irrevocable, royalty-free worldwide licenses to both technologies. The license to MRTG is non-exclusive and the license to EtherValve is exclusive subject to one previously granted license. The Company does not license any other technology which is not generally available. To date, the Company has not been notified that the Company infringes the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by the Company. The Company expects that participants in its markets will be increasingly subject to infringement claims as the number of technologies and competitors in the Company's industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to the Company or at all. As a result, any such claim could have a material adverse effect upon the Company's business, results of operations and financial condition.

GOVERNMENT REGULATION

     There is currently only a small body of laws and regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted at the international, federal, state and local levels with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. Moreover, a number of laws and regulations have been proposed and are currently being considered by federal, state and foreign legislatures with respect to such issues. The nature of any new laws and regulations and the manner in which existing and new laws and regulations may be interpreted and enforced cannot be fully determined. For example, although sections of the Communications Decency Act of 1996 (the "CDA") that, among other things, proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet, were held to be unconstitutional by the U.S. Supreme Court, there can be no assurance that similar laws will not be proposed and adopted. Legislation similar to the CDA could subject the Company and/or its customers to potential liability, which in turn could have an adverse effect on the Company's business, results of operations and financial condition. The adoption of any future laws or regulations might decrease the growth of the Internet, decrease demand for the services of the Company, impose taxes or other costly technical requirements or otherwise increase the cost of doing business or in some other manner have a material adverse effect on the Company or its customers, each of which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Changes to such laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace which could reduce demand for the services of the Company or increase the cost of doing business as a result of costs of litigation or increased service delivery costs, or could in some other manner have a material adverse effect on the Company's business, results of operations and financial condition. In addition, as the Company's services are available over the Internet in multiple states and foreign countries, and as the Company facilitates sales by its customers to end users located in such states and foreign countries, such jurisdictions may claim that the Company is required to qualify to do business as a foreign corporation in each such state or foreign country. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws may not currently apply to the Company's business, could have a material adverse effect on the Company's business, results of operations and financial condition.

EMPLOYEES

     As of September 30, 1998, the Company had 78 employees, including 29 people in sales and marketing, 36 people in Customer Service, Network and Backbone Engineering and Product Development; and 13 people in Finance and Administration. The Company believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel. The competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting such personnel. See "Risk
Factors -- Risks Associated with Recent and Planned Business Expansion,"
"-- Management of Growth; Dependence on Key Personnel."

FACILITIES

     The principal executive and administrative offices of the Company are located in San Jose, California and consist of approximately 15,000 square feet that are leased until 2008, with an option by the Company to expand to 20,000 square feet and to extend to 2018. The Company leases its ISX facilities in San Jose,

California and Vienna, Virginia (in the Washington, D.C. area). The San Jose, California facility consists of approximately 10,000 square feet and is leased until 2008 with an option for the Company to extend to 2018, and the Vienna, Virginia, facility which consists of approximately 17,000 square feet and is leased until 2007, with an option for the Company to extend to 2012.


     The Company is planning to develop a second, significantly larger ISX facility near its San Jose, California facility by the fall of 1999. There can be no assurance that such facility will be completed in a timely manner, or at all. See "Risk Factors -- Risks Associated with Recent and Planned Business Expansion."


LEGAL PROCEEDINGS

     The Company has a pending dispute with one of its customers, Pathway Communications, Inc. ("Pathway"), involving one of Pathway's consultants. The consultant misrepresented his identity to the Company to gain access to Pathway's servers in order to delete files. On September 3, 1998, Pathway filed a complaint against the Company for negligence, breach of contract, conversion, and intentional and negligent interference with prospective economic advantage in the Superior Court of the State of California, County of Santa Clara. The lawsuit seeks general, special and punitive damages upon proof, as well as costs and reasonable attorneys' fees. The Company intends to vigorously defend against such action. However, there can be no assurance that the Company will prevail or that such litigation will not have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk
Factors -- Security Risks."

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The executive officers, directors and key employees of the Company, and their ages as of October 12, 1998 are as follows:


            NAME               AGE                           POSITION
            ----               ---                           --------
Sherman Tuan.................   45   Chairman of the Board and Chief Executive Officer
Peter C. Chen, Ph.D.(1)......   59   Vice Chairman of the Board
Warren J. Kaplan.............   56   President, Chief Operating Officer and Director
David Rand...................   35   Chief Technology Officer
                                     Executive Vice President, Chief Financial Officer and
Stephen P. Belomy............   39   Secretary
David Dembitz................   45   Senior Vice President of Sales and Marketing
Lori Barth...................   45   Vice President of Sales
Jerry Chen...................   34   Vice President of International -- Asia
Kevin Hourigan...............   34   Vice President of Finance and Controller
Jeffrey Monroe...............   31   Vice President of Construction and Real Estate
Wayne Sanders................   55   Vice President of Corporate Development
Paul Steiner, Ph.D...........   42   Vice President of International -- Europe
Robert A. Burgelman, Ph.D....   53   Director
Frank R. Kline(1)............   48   Director
James Sha(2).................   48   Director
Tom Shao, Ph.D.(2)...........   64   Director
Kimball W. Small(1)(2).......   63   Director
Fred A. Vierra...............   66   Director


---------------
(1) Member of Compensation Committee

(2) Member of Audit Committee

     Mr. Tuan, founder of AboveNet, has served as Chief Executive Officer and a Director since 1996, and President until January 1998. Mr. Tuan has served as Chairman of the Board since August 1998. Mr. Tuan was President of InterNex Information Services, Inc., an Internet infrastructure provider, from November 1994 to October 1995 and from February 1994 to November 1995 was President of Tiara Computer, Inc., a network equipment manufacturer, which merged with InterNex Information Services, Inc. in November 1994. From January 1992 to June 1993, Mr. Tuan was Vice President of Worldwide Sales and Marketing of Primus Technologies, Inc., a provider of problem resolution and knowledge management software, and President of Celerite Graphics, Inc., its wholly owned subsidiary that manufactured video chips. Mr. Tuan received an Electrical Engineering degree from Feng-Chia University in Taiwan.

     Dr. Chen has served as Vice Chairman of AboveNet's Board of Directors since August 1998. Dr. Chen served as Chairman of the Board of Directors from December 1996 to August 1998, and has been a Director of the Company since March 1996. Dr. Chen is the Founder and Chairman of Crosslink Technology Partners, an investment firm specializing in funding and developing early stage semiconductor, healthcare and Internet related technology ventures, where he has been employed since August 1992. From September 1983 to May 1992, Dr. Chen was Founder, General Manager and Chief Executive Officer of Mosel Corporation, a semiconductor manufacturer in Taiwan. Dr. Chen received a B.S. in Engineering from National Taiwan University and a Ph.D. in Engineering from Cornell University.

     Mr. Kaplan has served as AboveNet's President, Chief Operating Officer and a Director since January 1998, and as Acting President and Chief Operating Officer from November 1997 to January 1998. From March 1996 to November 1997, Mr. Kaplan was an investor and consultant to various Internet software start-up companies. Mr. Kaplan served as Chief Executive Officer and a director of Simply Interactive, Inc., a software company, from June 1996 to December 1996 and was President from April 1996 to June 1996. Until February

1996, Mr. Kaplan served (i) as a Managing Director -- International at NETCOM On-Line Communication Services, Inc. ("NETCOM"), an ISP and Web hosting company, from August 1995, (ii) as its Executive Vice President from February 1994, (iii) as its Secretary from October 1994; and (iv) as a Director since April 1994. Mr. Kaplan also served as NETCOM's Chief Financial Officer from February 1994 through September 1995. From September 1989 to December 1993, Mr. Kaplan was Vice President of Operations of Gefinor (USA) Inc., a merchant banking business, and also served as Senior Vice President and Chief Financial Officer and Interim Chief Executive Officer of its majority-owned subsidiary, Sheaffer Pen Company, from September 1989 to August 1991 and September 1989 to August 1990, respectively. Mr. Kaplan received a B.S. in Accounting from New York University and an M.B.A. in Taxation from Long Island University.

     Mr. Rand has served as AboveNet's Chief Technology Officer since March 1996, initially as a consultant, and since May 1998 as an employee. Mr. Rand has served as a member of the Internet Engineering Task Force for the past seven years. Mr. Rand authored rfc 1962 and rfc 1663, developed the EtherValve technology and developed ASAP and APS, as well as co-developed MRTG. From September 1995 to May 1998, Mr. Rand was an engineer at Cisco Systems, Inc., a router manufacturer. From October 1993 to February 1994, Mr. Rand was a software engineer at Novell, Inc., a network server company.

     Mr. Belomy has served as Executive Vice President and Chief Financial Officer since January 1998 and as AboveNet's Director of Operations from January 1997 to January 1998. From August 1985 to December 1996, Mr. Belomy served as Vice President of Kimball Small Properties, a commercial real estate developer in San Jose, California. Mr. Belomy has a B.S. in Engineering from the University of California at Los Angeles.

     Mr. Dembitz has served as AboveNet's Senior Vice President of Sales and Marketing since April 1998. From February 1996 to April 1997, Mr. Dembitz was Vice President of Sales and Marketing of ISDNet, a start-up company that provided remote access solutions, which was acquired in 1997. From June 1993 to December 1995, Mr. Dembitz was an independent consultant providing networking consulting services. From January 1990 to June 1993, Mr. Dembitz held various sales positions, including Senior Manager of Major Account Programs and Channel Programs, as well as the Senior Manager of Sales Operations for SynOptics Communications, which was acquired by Bay Networks, a provider of routers, switches and hubs. Mr. Dembitz received a B.S. in Management and a B.S. in Economics, as well as an M.B.A. with a minor in Marketing, from the University of Utah.

     Ms. Barth has served as AboveNet's Vice President of Sales since August 1998. From June 1997 to August 1998, Ms. Barth was a principal at Corporate Performance Concepts, a skills development company, and from June 1992 to June 1997, Ms. Barth was a Vice President at Holden Corporation, a sales and marketing consulting firm. Ms. Barth received her B.S. in Business Administration and Computer Science from Central Michigan University.

     Mr. Chen has served as AboveNet's Vice President of International-Asia since October 1998. Previously, Mr. Chen served as Sales and Marketing Manager from January to December 1996, as Senior Customer Service Manager from January to December 1997, as San Jose Operations Director from January 1998 to June 1998 and as a Director of Asia Pacific from July 1998 to October 1998. Prior to joining AboveNet, Mr. Chen was a Director of Postable Systems for Everex Systems, Inc., a computer manufacturer, from January 1995 to January 1996 and the Co-founder and Vice President of Intelligent Notebook Systems, a computer reseller, from May 1994 to January 1996. From July 1991 to May 1994 Mr. Chen was a sales manager for Santron Inc., a computer reseller. Mr. Chen received a B.S. in Electrical Engineering from Feng-Chia University in Taiwan, and an M.B.A. from the University of Hartford.

     Mr. Hourigan was promoted to AboveNet's Vice President of Finance in August 1998, and has served as Controller since February 1998. Mr. Hourigan served as a consulting associate with Deloitte & Touche LLP from October 1997 to February 1998. From August 1993 to April 1997, Mr. Hourigan served in the following capacities at NETCOM: Controller (1993-1995) and Director of Internal Audit, Budgeting and Analysis (1995-1997). From August 1991 to August 1993, Mr. Hourigan served as Financial Analyst for Hewlett-Packard Company, a computer manufacturer. Mr. Hourigan received a B.A. in Business Economics and a B.A. in Law & Society from University of California Santa Barbara and an M.B.A. from Santa Clara University.

     Mr. Monroe has served as AboveNet's Vice President of Construction and Real Estate since August 1998. Mr. Monroe was a Project Manager for Cupertino Electric, an electrical contractor, from February 1998 to August 1998. Prior to that, Mr. Monroe was a Project Manager from April 1992 to January 1998, an Assistant Manager from 1990 to 1992 and an Estimator from 1989 to 1990 for Truland Systems Corporation, an electrical engineering and contracting company. Mr. Monroe completed a four year IBEN Electrical apprenticeship program and is a licensed electrician in the State of Virginia and Washington, D.C.


     Mr. Sanders has served as AboveNet's Vice President of Corporate Development since August 1998. Mr. Sanders served as AboveNet's Director of Sales from May 1996 to August 1998. From April 1994 to April 1996 Mr. Sanders was the Director of Sales for InterNex Communications, Inc., an Internet infrastructure provider. Prior thereto, Mr. Sanders was the Founder of InterSell, a computer peripheral manufacturer and distributor company, which incorporated into three companies, from July 1976 to January 1993. The three companies were: Integrated Marketing, a manufacturing representative firm where he held the position of Chief Executive Officer and President; Paragon Sales, a distributor of computer peripherals where he held the position of Chief Executive Officer; and Intek Manufacturing, a manufacturer of intelligent printers and smart switch boxes where he held the position of Chief Executive Officer. Mr. Sanders attended Olympic College in Bremerton, Washington.



     Dr. Steiner has served as AboveNet's Vice President of
International -- Europe since August 1998. From August 1995 until August 1998, Dr. Steiner was the Managing Director of Europe, Africa, Middle East and India, and from February 1995 until August 1995, Dr. Steiner was a consultant for NETCOM. From January 1994 to January 1995, Dr. Steiner was an independent consultant in Palo Alto, California. From April 1986 to December 1993, Dr. Steiner served as a Managing Director and Partner for HOT Engineering Ltd., a petroleum engineering software and consulting company in Leoben, Austria. Dr. Steiner received a B.S. and M.S. in Petroleum Engineering, and a Ph.D. in Reservoir Engineering from Leoben Mining University in Leoben, Austria, and an M.B.A. from the University of Michigan.



     Robert A. Burgelman has served as a Director of the Company since November 1998. Mr. Burgelman is currently the Edmond W. Littlefield Professor of Management and Director of the Stanford Executive Program (SEP) at Stanford Business School and has been a professor at Stanford Business School since August 1981. From 1991 to 1992 Mr. Burgelman also served as Chair of the Division of Business Policy and Strategy of the Academy of Management and was a Marvin Bower Fellow at Harvard Business School. From 1996 to 1997 and 1988 to 1989 Mr. Burgelman was a GSB Trust Faculty Fellow and a BP America Faculty Fellow at Stanford Business School. Mr. Burgelman earned a Licenciate degree in Applied Economics from Antwerp University in Belgium in 1969, an M.A. in Sociology in 1978 and a Ph.D. in Management of Organizations in 1980 from Columbia University.


     Mr. Kline has served as a Director of the Company since August 1998. Mr. Kline has served as a Managing Partner of Kline Hawkes California, L.P./Kline Hawkes California SBIC, L.P., a private equity firm, since 1994. From June 1984 to June 1994, Mr. Kline served as a private equity manager of Lambda Fund Management, Inc., a venture capital firm. Mr. Kline currently serves as a director of four companies, including: CampusLink Communications Systems, Inc., EOS Corporation, SuperShuttle International, Inc. and TranSoft Networks, Inc. Mr. Kline also serves on the Board of Governors of the National Association of Small Business Investment Companies. Mr. Kline received a B.S. in Commerce from Rider College and an M.S. from the University of Massachusetts at Amherst.

     Mr. Sha has served as a Director since August 1998. Since January 1998, Mr. Sha has served as Senior Vice President, Commerce Solutions at Netscape Communications ("Netscape"), a provider of software and Internet services for businesses. From April 1996 to December 1997, Mr. Sha was the President and Chief Executive Officer of Actra Business Systems ("Actra"), a developer of high-end Internet commerce applications. Actra, a joint venture between Netscape and GE Information Services, was acquired by Netscape in December 1997. Mr. Sha served as Vice President and General Manager of integrated application at Netscape from August 1994 to April 1996. From June 1990 to August 1994, Mr. Sha was the Vice President of the Unix Product Division at Oracle Corporation, a software company. Mr. Sha received an M.S.

Electrical Engineering from the University of California at Berkley, an M.B.A. from Santa Clara University and a B.S. in Electrical Engineering from Taiwan University.

     Dr. Shao has served as a member of AboveNet's Board of Directors since January 1998. Since September 1997, Dr. Shao has served as Managing Director of Technology Associates Management Co., Ltd., a venture fund manager. Dr. Shao served as a senior consultant for Technology Associates Corporation of Taiwan, a venture investment firm, from September 1995 to September 1997. From September 1985 to September 1995, Dr. Shao served as Senior Vice President of DynaTech Development Corporation, a management consulting and venture investment firm. Since August 1992, Dr. Shao has served as President of TSS Enterprises, a privately held high technology management consulting, investing and trading company. Dr. Shao received a Ph.D. in Applied Mathematics/Computer Science, a M.S. in Engineering from the University of Illinois, and a B.S. in Engineering from National Taiwan University.

     Mr. Small has served as a member of AboveNet's Board of Directors since March 1997. Mr. Small is the Founder and President of Kimball Small Properties, a San Jose, California commercial real estate development company incorporated in 1978. Mr. Small received a B.S. from the University of California at Los Angeles.

     Mr. Vierra has served as a member of AboveNet's Board of Directors since October 1998. Mr. Vierra is the Vice Chairman of the Board of Directors and a consultant to Tele-Communications International, Inc. (TINTA), a cable television and telecommunications company. Prior to his current position with TINTA, Mr. Vierra served as the Chief Executive Officer from June 1995 to January 1998 and as Executive Vice President from December 1991 to June 1995. Prior to joining TINTA, Mr. Vierra was President and Chief Operating Officer of the United Artists Entertainment Company, a cable television and motion picture theatre company, from 1989 to 1991. Mr. Vierra received a B.S. in Business Administration from the University of Tulsa in 1957.

Classified Board


     The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of the Company's Board of Directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, two of the nominees to the Board will be elected to one-year terms, two will be elected to two-year terms, and three will be elected to three-year terms. Thereafter, directors will be elected for three-year terms. Robert A. Burgelman, Frank R. Kline and Tom Shao have been designated Class I directors whose term expires at the 1999 annual meeting of stockholders. Peter C. Chen, Warren J. Kaplan and Fred A. Vierra have been designated Class II directors whose term expires at the 2000 annual meeting of stockholders. James Sha, Kimball W. Small and Sherman Tuan have been designated Class III directors whose term expires at the 2001 annual meeting of stockholders. See "Description of Capital Stock -- Antitakeover Effects of Provisions of Certain Charter Provisions, Bylaws and Delaware Law."


BOARD COMMITTEES

     The Board of Directors has a Compensation Committee and an Audit Committee.

  Compensation Committee

     The Compensation Committee of the Board of Directors reviews and makes recommendations to the Board regarding all forms of compensation provided to the executive officers and directors of the Company and its subsidiaries including stock compensation and loans. In addition, the Compensation Committee reviews and makes recommendations on bonus and stock compensation arrangements for all employees of the Company. As part of the foregoing, the Compensation Committee also administers the Company's 1996 and 1997 Stock Option Plans, 1998 Stock Incentive Plan and 1998 Employee Stock Purchase Plan. The current members of the Compensation Committee are Messrs. Chen, Kline and Small.

  Audit Committee

     The Audit Committee of the Board of Directors reviews and monitors the corporate financial reporting and the internal and external audits of the Company, including, among other things, the Company's internal audit and control functions, the results and scope of the annual audit and other services provided by the Company's independent auditors and the Company's compliance with legal matters that have a significant impact on the Company's financial reports. The Audit Committee also consults with the Company's management and the Company's independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of the Company's financial affairs. In addition, the Audit Committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, the Company's independent auditors. The current members of the Audit Committee are Messrs. Sha, Shao and Small.

DIRECTOR COMPENSATION AND OTHER ARRANGEMENTS

     Directors of the Company who are not employees receive cash payments of $2,000 per Board meeting and Committee meeting. From time to time, certain directors who are not employees of the Company have received grants of options to purchase shares of the Company's Common Stock. Following this offering, directors will receive automatic option grants under the Company's 1998 Stock Incentive Plan. See "-- Stock Incentive Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors currently consists of Messrs. Chen, Kline and Small. No interlocking relationship exists between any member of the Company's Board of Directors or the Company's Compensation Committee and any member of the board of directors or compensation committee of any other company, and no such interlocking relationship has existed in the past.

ADVISORY BOARD

     The Company has an Advisory Board whose members advise management of the Company with respect to strategic issues and other business matters. The Company's Advisory Board currently consists of the following persons:

     Robert Berger is an Internet bandwidth development consultant. Mr. Berger founded InterNex Information Services, Inc. ("InterNex") in 1993 and held various executive management positions with InterNex until March 1997.

     Gregg Carse has worked with CWA International since 1980, during which time he founded CWA Communications Products, a designer and manufacturer of telecommunications equipment.

     Michael Conley is General Manager of Perspecta, Inc. Prior to that, he served as a Managing Director of Spyglass Incorporated. Mr. Conley has had various positions with NetFrame Systems Incorporated from 1989 to 1996 with the most recent being Vice President and General Manager, Asia Pacific.

     Daniel Gatti has been President and Chief Executive Officer of Mayan Networks, a multiservice carrier class access switch company, since June 1998. Prior to joining Mayan Networks, Mr. Gatti served as Vice President and General Manager of 3COM's Network Service Provider Division.

     Glenn Kohner is President of ISO-Online Inc. Prior to 1996, Mr. Kohner was a consultant and business owner.

     James Lee is Director of Strategy at the Singapore National IT Research Institute, Kent Ridge Digital Labs.

     Frank McGrath has been Vice President of WorldCom, Inc. since 1988. From 1980 to 1988, Mr. McGrath was Vice President of ITT World Communications.

     Greg Moyer is Chief Executive Officer and Creative Director of Flying Beyond, Inc. Mr. Moyer, from 1989 to 1993, was Creative Director and Lead Producer of National Meeting Company.

     Richard Steranka has held several positions at Cisco Systems, Inc. since 1992. Mr. Steranka is presently Director, Small-Medium Business Channel Marketing.

     Bruce Weber has been President of QMS Quality Management System, Inc. since 1995 and a Senior Executive of Boca Corporate Resources, a successor of Martin, Randolph and Barnes since 1992, a firm specializing in corporate acquisitions, restructuring and leveraged buyouts.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned during the fiscal year ended June 30, 1998, by the Company's Chief Executive Officer and the Company's three other most highly compensated executive officers (collectively, the "Named Executive Officers"), for services rendered in all capacities to the Company for that fiscal year.

SUMMARY COMPENSATION TABLE FOR LAST FISCAL YEAR

                                                                                     LONG TERM
                                                                                COMPENSATION AWARDS
                                                      ANNUAL COMPENSATION      ---------------------
                                                    -----------------------         SECURITIES
           NAME AND PRINCIPAL POSITION              SALARY($)      BONUS($)    UNDERLYING OPTIONS(#)
           ---------------------------              ---------      --------    ---------------------
Sherman Tuan
  Chief Executive Officer.........................   132,500(1)       --(2)           108,000(3)
Warren J. Kaplan
  President, Chief Operating Officer..............    71,635(4)       --(5)           324,000(6)
Stephen P. Belomy
  Executive Vice President and Chief Financial
  Officer.........................................   112,500          --               68,000
David Rand
  Chief Technology Officer........................   103,333(7)(8)    --               48,000(9)

---------------
(1) Upon the closing of this offering, Mr. Tuan's annual base salary will increase to $225,000 with a minimum annual increase of 10% each year thereafter. See "-- Employment Agreements."

(2) Upon the closing of the offering, Mr. Tuan will receive a minimum annual bonus of $50,000 per year (such bonus not to exceed the amount of Mr. Tuan's then current salary), with a minimum bonus increase of 10% each year thereafter. See "-- Employment Agreements."

(3) On August 18, 1998, Mr. Tuan received an option to purchase 210,400 shares of Common Stock at an exercise price of $7.50 per share which will vest in equal installments over 48 months.

(4) Upon the closing of the offering, Mr. Kaplan's annual base salary will increase to $225,000 with a minimum annual increase of 10% each year thereafter. See "-- Employment Agreements."

(5) Upon the closing of the offering, Mr. Kaplan will receive a minimum annual bonus of $50,000 per year (such bonus not to exceed the amount of Mr. Kaplan's then current salary), with a minimum annual bonus increase of 10% each year thereafter. See "-- Employment Agreements."

(6) Includes an option to purchase 44,000 shares granted for services rendered as a consultant, of which the option to purchase 14,667 shares has been cancelled. Mr. Kaplan's option for 280,000 shares contains an antidilution clause which provides that, prior to any underwritten initial public offering of the Company's securities, the number of option shares under the Option Grant will always be equal to 5% of the Company's outstanding common stock minus 44,000 shares (the "Anti-Dilution Clause"). Under the terms of the Anti-Dilution Clause, Mr. Kaplan received an additional 423,780 option shares with an exercise price of $0.25 per share on July 31, 1998 and an additional 48,177 option shares with an exercise price of $0.25 per share on September 4, 1998. See "-- Employment Agreements."

(7) Mr. Rand's employment started on May 1, 1998 at an annual salary of $140,000.

(8) Includes $80,000 earned as a consultant.

(9) On August 18, 1998, Mr. Rand received an option to purchase 162,000 shares of Common Stock at an exercise price of $7.50 per share.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options during the fiscal year ended June 30, 1998 to each of the Named Executive Officers. No stock appreciation rights were granted during such fiscal year.

                                                                                        POTENTIAL REALIZABLE
                                             INDIVIDUAL GRANTS                                VALUE AT
                        ------------------------------------------------------------       ASSUMED ANNUAL
                        NUMBER OF                                                       RATES OF STOCK PRICE
                        SECURITIES    PERCENT OF TOTAL                                    APPRECIATION FOR
                        UNDERLYING    OPTIONS GRANTED     EXERCISE OR                     OPTION TERM($)(9)
                         OPTIONS      TO EMPLOYEES IN      BASE PRICE     EXPIRATION    ---------------------
         NAME           GRANTED(#)     FISCAL YEAR(6)     ($/SHARE)(7)     DATE(8)         5%          10%
         ----           ----------    ----------------    ------------    ----------    --------    ---------
Sherman Tuan..........   100,000(1)        11.18              0.25         12/09/07      15,722       39,844
                           8,000(2)            *              0.75          1/26/08       3,773        9,562
Warren J. Kaplan......    44,000(3)         4.92              0.13         11/09/07       3,597        9,116
                         280,000(4)        31.30              0.25         11/09/07      44,023      111,562
Stephen P. Belomy.....    60,000(5)         6.71              0.25         12/09/07       9,433       23,906
                           8,000(2)            *              0.75          1/26/08       3,773        9,562
David Rand............    40,000(5)         4.47              0.25         12/09/07       6,289       15,937
                           8,000(2)            *              0.75          1/26/08       3,773        9,562

---------------
 *  Less than one percent.

(1) 6.25% of the shares vest 3 months after the vesting commencement date with a further 6.25% vesting every 3 months thereafter until the first anniversary of the vesting commencement date and 1/36 of the remaining shares vesting each month thereafter. Under the terms of Mr. Tuan's employment agreement, all of the shares subject to this option will accelerate and become fully vested in the event that either Mr. Tuan's employment with the Company is terminated without cause or there is a material breach by the Company of his employment agreement. See "-- Employment Agreements."

(2) Each of the options granted to Messrs. Tuan, Belomy and Rand on January 27, 1998 were fully vested at the time of grant.

(3) 1/3 of the shares vested on December 10, 1997, 1/3 of the shares vested on January 10, 1998 and 1/3 of the shares vested on February 9, 1998. The option was cancelled with respect to 14,667 shares when Mr. Kaplan joined the Company as President and Chief Operating Officer.

(4) With respect to Mr. Kaplan's option granted on November 10, 1997 at $0.25 per share, 1/5 of the shares were immediately exercisable and 1/36 of the remaining shares become exercisable each month thereafter. This option contains an anti-dilution clause which provides that, prior to any underwritten initial public offering of the Company's securities, the number of option shares under the Option Grant will always be equal to 5% of the Company's outstanding Common Stock less 29,333 shares (the "Anti-Dilution Clause"). Under the terms of the Anti-Dilution Clause, Mr. Kaplan received an additional 423,780 option shares with an exercise price of $0.25 per share on July 31, 1998 and an additional 48,177 option shares with an exercise price of $0.25 per share on September 4, 1998. All of the shares subject to this option will accelerate and become fully vested upon the closing of the offering. See "-- Employment Agreements."

(5) 6.25% of the shares vest 3 months after the vesting commencement date with a further 6.25% vesting every 3 months thereafter until the first anniversary of the vesting commencement date and 1/36 of the remaining shares vesting each month thereafter.

(6) Based on an aggregate of 894,600 options granted to employees of the Company under the 1997 Stock Option Plan and the option granted to Mr. Kaplan on November 10, 1997 with an exercise price of $0.25 per share. See
    "-- Employment Agreements."

(7) The exercise price is equal to the deemed fair market value of the Company's Common Stock as estimated by the Board of Directors on the date of grant with the exception of the November 10, 1997 option granted to Mr. Kaplan to purchase 280,000 shares of Common Stock at an exercise price of $0.25 per share, which was deemed to be above the fair market value on the date of grant. The fair market value of the Company's Common Stock was estimated by the Board of Directors on the basis of the purchase price paid by investors for shares of the Company's Preferred Stock (taking into account the liquidation preferences and other rights, privileges and preferences associated with such Preferred Stock) and an evaluation by the Board of Directors of the Company's revenues, operating history and prospects.

(8) Each of the options has a ten-year term, subject to earlier termination in the event of the optionee's earlier cessation of service with the Company.

(9) The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers. The potential realizable values shown in the table are calculated by assuming that the estimated fair market value of the Company's Common Stock on the date of grant increases by 5% and 10%, respectively, during each year of the option term. See footnote 7 for information on how such fair market value was estimated. The initial public offering price is significantly higher than the estimated fair market value on the date of grant, and the potential realizable value of the option grants would be significantly higher than the numbers shown in the table if future stock prices were projected to the end of the option term by applying the same annual rates of stock price appreciation to the initial public offering price.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the options exercised by the Named Executive Officers in fiscal year 1998 and the year-end number and value of unexercised options with respect to each of the Named Executive Officers. No stock appreciation rights were exercised by the Named Executive Officers in fiscal year 1998 or were outstanding at the end of that year.

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                               OPTIONS AT FISCAL             IN-THE-MONEY OPTIONS
                           SHARES                                 YEAR-END(#)              AT FISCAL YEAR-END($)(3)
                        ACQUIRED ON         VALUE        ------------------------------   ---------------------------
         NAME           EXERCISE(#)    REALIZED($)(1)    EXERCISABLE(2)   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----           ------------   ---------------   --------------   -------------   -----------   -------------
Sherman Tuan..........         --                --         248,000          140,000        771,500        451,500
Warren J. Kaplan......    105,333            64,833          23,555          180,444         70,665        541,332
Stephen P. Belomy.....     12,083            37,708          89,250               --        270,000             --
David Rand............         --                --         138,000          100,000        427,250        317,500

---------------
(1) Based on the fair market value of the Company's Common Stock on the date of exercise, less the exercise price payable for such shares.

(2) Certain of the options are immediately exercisable for all the option shares as of the date of grant but any shares purchased thereunder are subject to repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service to the Company prior to vesting in such shares.

(3) Based on the fair market value of the Company's Common Stock at fiscal year end of $3.25 per share less the exercise price payable for such shares. The fair market value of the Company's Common Stock at the end of fiscal year 1998 was estimated by the Board of Directors on the basis of the purchase price paid by investors for shares of the Company's Preferred Stock (taking into account the liquidation preferences and other rights, privileges and preferences associated with such Preferred Stock) and an evaluation by the Board of Directors of the Company's revenues, operating history and prospects. The initial public offering price is significantly higher than the estimated fair market value at fiscal year-end, and the value of unexercised options would be higher than the numbers shown in the table if such value were calculated by subtracting the exercise price from the initial public offering price.

STOCK INCENTIVE PLAN

     In August 1998, the Company's Board of Directors adopted the Company's 1998 Stock Incentive Plan (the "Stock Incentive Plan"). It replaces the Company's 1996 Stock Option Plan and its 1997 Stock Plan (the "Prior Plans"). The Prior Plans will be terminated effective upon the adoption of the Stock Incentive Plan. No further grants will be made under the Prior Plans following this offering, although they will continue to govern all outstanding awards made thereunder. All awards after this offering will be made under the Stock Incentive Plan.

     The number of shares of Common Stock that are reserved for issuance under the Stock Incentive Plan pursuant to the direct award or sale of shares or the exercise of options is equal to 2,500,000. If any options granted under the Stock Incentive Plan are forfeited or terminate for any other reason without having been exercised in full, then the unpurchased shares subject to those options will become available for additional grants of stock options or shares under the Stock Incentive Plan. If shares granted or purchased under the Stock Incentive Plan are forfeited, then those shares will also become available for additional grants under the Stock Incentive Plan. The number of shares reserved for issuance under the Stock Incentive Plan will be increased automatically on July 1 of each year by a number equal to the lesser of (i) 500,000 shares or
(ii) 4% of the shares of Common Stock outstanding at that time. Options granted to any optionee in a single fiscal year shall not cover more than 500,000 shares except that options granted to a new employee in the fiscal year in which his or her service as an employee first commences shall not cover more than 1,000,000 shares.

     Under the Stock Incentive Plan, directors of the Company and employees of and consultants and advisors to the Company, or a subsidiary or affiliate of the Company, are eligible to purchase shares of Common Stock and to receive awards of shares or grants of nonstatutory options (collectively, the "Awards"). Employees are also eligible to receive grants of incentive stock options ("ISOs") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors, which selects the persons to whom shares will be sold or awarded or options will be granted, determines the type, number, vesting requirements and other features and conditions of each sale, award or grant, interprets the Plan and makes all other decisions relating to the operation of the Plan.

     The exercise price under any nonstatutory stock options ("NSOs") generally must be at least 85% of the fair market value of the Common Stock on the date of grant, and the exercise price may vary in accordance with a predetermined formula while the NSO is outstanding. The exercise price under ISOs cannot be lower than 100% of the fair market value of the Common Stock on the date of grant and, in the case of ISOs granted to holders of more than 10% of the voting power of the Company, not less than 110% of such fair market value. The term of an ISO cannot exceed 10 years, and the term of an ISO granted to a holder of more than 10% of the voting power of the Company cannot exceed five years.

     The exercise price of Common Stock issued upon exercise of options is payable in cash equivalents at the time when such shares of Common Stock are purchased, except that the Stock Option Agreement for an ISO, and with respect to an NSO, the Committee at any time, may specify that payment may be made in any of the following forms: (i) by surrendering, or attesting to the ownership of, shares of Common Stock that are already owned by the optionee; (ii) by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the shares being purchased under the Stock Incentive Plan and to deliver all or part of the sales proceeds to the Company; (iii) by delivering (on a form prescribed by the Company) an irrevocable direction to pledge all or part of the shares being purchased under the Stock Incentive Plan to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company; (iv) by delivering (on a form prescribed by the Company) a full-recourse promissory note (however, the par value of the shares being purchased under the Stock Incentive Plan, if newly issued, shall be paid in cash or cash equivalents); or (v) any other form that is consistent with applicable laws, regulations and rules.

     Beginning after this offering, each new non-employee director who is elected to the Company's Board of Directors will automatically be granted as of the date of election an NSO to purchase 15,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. The shares subject to these options will vest in 36 equal installments at monthly intervals over the three-year period commencing on the date of grant. In addition, each non-employee director who will continue to serve following any annual meeting of stockholders will automatically be granted an option as of the date of such meeting to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. These options will vest on the first anniversary of grant. These options will expire on the earliest of (i) the 10th anniversary of grant, (ii) 3 months after termination of service for any reason other than death or total and permanent disability or (iii) 12 months after termination of service due to death or disability. No director will receive the 15,000-share grant and a 5,000-share grant in the same fiscal year.

     The Compensation Committee (in its sole discretion) may permit or require an optionee to have shares that otherwise would be delivered to such optionee as a result of the exercise of an option converted into amounts credited to a deferred compensation account established for such optionee as an entry on the Company's books. In addition to options, shares may be sold or awarded under the Plan for such consideration as the Compensation Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services. To the extent that an award consists of newly issued shares, the recipient must furnish consideration with a value not less than the par value of such Shares in the form of cash, cash equivalents or past services rendered to the Company (or a parent or subsidiary), as the Committee may determine. The holders of shares awarded under the Plan shall have the same voting, dividend and other rights as the Company's other stockholders except that the award agreement may require that the holders of shares invest any cash dividends received in additional shares. Such additional shares are subject to the same conditions and restrictions as the award with respect to which the dividends were paid.

     Immediately prior to the effective date of a Change in Control, an Award will become fully exercisable as to all shares subject to such Award, except that (i) in the case of an ISO, the acceleration of exercisability shall not occur without the Optionee's written consent; and (ii) if the Company and the other party to the transaction constituting a Change in Control agree that such transactions is to be treated as a "pooling of interest" for financial reporting purposes, and if such transaction in fact is so treated, then the acceleration of exercisability shall not occur to the extent that the Company's independent accountants and such other party's independent accountants separately determine in good faith that such acceleration would preclude the use of "pooling of interest" accounting. In addition, all options granted to non-employee directors will become fully exercisable in the event of the termination of the director's service because of death, total and permanent disability or retirement at or after age 70.

     The Board may amend or terminate the Plan at any time. The Plan shall remain in effect until it is terminated except that no ISOs shall be granted on or after the 10th anniversary of the later of (i) the date when the Board adopted the Plan or (ii) the date when the Board adopted the most recent increase in the number of Common Shares available under the Plan which was approved by the Company's stockholders. Amendments may be subject to stockholder approval to the extent required by applicable laws.

EMPLOYEE STOCK PURCHASE PLAN

     In August 1998, the Board of Directors adopted the Company's Employee Stock Purchase Plan (the "ESPP") to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions. Under the ESPP, 250,000 shares of Common Stock have been reserved for issuance. As of July 1 of each year, the number of shares reserved for issuance under the ESPP will be increased automatically by the number of shares necessary to cause the number of shares then available for purchase to be restored to 250,000. The ESPP is expected to become effective at the time of this Offering. All employees whose customary employment is for more than five months per calendar year and for more than 20 hours per week will be eligible to participate in the ESPP commencing with the effective date of this offering.

     Eligible employees may contribute up to 15% of their total cash compensation to the ESPP. Amounts withheld are applied at the end of every six-month accumulation period to purchase shares of Common Stock, but not more than 5,000 shares per accumulation period. The value of the Common Stock (determined as of the beginning of the offering period) that may be purchased by any participant in a calendar year is limited to $25,000. Participants may withdraw their contributions at any time before stock is purchased.

     The purchase price is equal to 85% of the lower of (i) the market price of Common Stock immediately before the beginning of the applicable offering period or (ii) the market price of Common Stock at the time of the purchase. In general, each offering period is 24 months long, but a new offering period begins every six months. Thus up to four overlapping offering periods may be in effect at the same time. An offering period continues to apply to a participant for the full 24 months, unless the market price of Common Stock is lower when a subsequent offering period begins. In that event, the subsequent offering period automatically becomes the applicable period for purposes of determining the purchase price. The first accumulation and offering periods are expected to commence on the effective date of this offering and will end on April 30, 1999, and October 31, 2000, respectively.

EMPLOYMENT AGREEMENTS

     The Company has entered into an Employment Agreement (the "Tuan Agreement") with Sherman Tuan dated as of February 1, 1998. Under the Tuan Agreement, Mr. Tuan receives certain compensation and benefits including, but not limited to, an annual base salary of $150,000, bonus, and stock options. Under the Tuan Agreement, Mr. Tuan's base salary increases upon consummation of this offering to a minimum of $225,000 and his bonus to a minimum of $50,000. The bonus cannot exceed the amount of Mr. Tuan's then current salary. In addition, following this offering, Mr. Tuan is guaranteed a minimum annual salary and bonus increase of 10% each year thereafter. In addition, the Tuan Agreement provides for Mr. Tuan to receive his base salary for twelve months and for the immediate, full acceleration of vesting of Mr. Tuan's option shares following either a termination without Cause or a Material Breach of the Tuan Agreement by the Company prior to December 31, 1999. For the purposes of the Tuan Agreement, "Cause" means (i) Mr. Tuan's conviction of, guilty or "no contest" plea to or confession of guilt of a felony, (ii) a willful act by Mr. Tuan which constitutes gross misconduct and which is materially injurious to the Company or
(iii) violation by Mr. Tuan of the Company's Proprietary Information and Inventions Agreement without the prior written consent of the Company. For the purposes of the Tuan Agreement, "Material Breach" means (a) the failure of the Company to pay base salary or additional compensation in accordance with the Tuan Agreement, (b) the assignment to Mr. Tuan without Mr. Tuan's consent of duties substantially inconsistent with his duties as set forth in the Tuan Agreement, (c) the relocation of the Company's principal offices to a geographic location other than Northern California, or
(d) a failure to reelect Mr. Tuan as a member of the Board.

     The Company has entered into an Employment Agreement (the "Kaplan Agreement") with Warren J. Kaplan dated as of November 10, 1997. Under the Kaplan Agreement, Mr. Kaplan receives certain compensation and benefits including, but not limited to an annual base salary of $150,000, bonus (not to exceed his then current salary), and stock options. The Kaplan Agreement provides that the Company shall continue to pay Mr. Kaplan his base salary for twelve months following a termination without cause during the term of the Kaplan Agreement. Under the Kaplan Agreement, Mr. Kaplan's base salary increases upon consummation of this offering to a minimum of $225,000 and his bonus to a minimum of $50,000. The bonus cannot exceed the amount of Mr. Kaplan's then current salary. In addition, following this offering, Mr. Kaplan is guaranteed a minimum annual salary and bonus increase of 10% each year thereafter.

     Under the terms of the Kaplan Agreement, Mr. Kaplan received an option to purchase shares of the Company's common stock (the "Option"). The initial Option was for 280,000 shares. However, the Option contains an anti-dilution clause which guarantees that, prior to any underwritten initial public offering of the Company's securities, the number of option shares under the Option will always be equal to 5% of the Company's outstanding Common Stock less 29,333 shares (the "Anti-Dilution Clause"). Under the terms of the Anti-Dilution Clause, Mr. Kaplan received an additional 423,780 shares on July 31, 1998 and an additional 48,177 shares on September 4, 1998. The Option is immediately exercisable with respect to 20% of the option shares and the balance becomes exercisable in equal monthly installments over the next 36 months of employment with the Company measured from November 10, 1997, the date of the Kaplan Agreement. The exercise price is $0.25 per share which was above the fair market value of the Company's Common Stock on November 10, 1997. All outstanding options will accelerate and all shares that remain subject to the Company's right of repurchase will become fully vested and no longer subject to the Company's right of repurchase in the event of: (i) a Corporate Transaction; (ii) Mr. Kaplan's employment with the Company being terminated without cause; or (iii) a material breach by the Company of the terms of the Kaplan Agreement.

     For the purposes of the Kaplan Agreement, "Corporate Transaction" means one of the following events: (a) Sherman Tuan ceases to be the Company's Chief Executive Officer and is succeeded in such position by any person other than Mr. Kaplan; (b) an underwritten initial public offering of the Company's securities;
(c) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; (d) the sale, transfer or other disposition of all or substantially all of the Company's assets; (e) the liquidation or dissolution of the Company; or (f) any transaction as a result of which any person becomes the beneficial owner of securities of the Company representing at least 50% of the total voting power represented by the Company's then outstanding voting securities, provided that person is not either a shareholder of the Company on November 10, 1997 or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a parent or subsidiary of the Company. A transaction shall not constitute a Corporate Transaction if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction. As a result, at the closing of this offering, Mr. Kaplan will be fully vested in the Option.

     The Company has entered into an Employment Agreement (the "Rand Agreement") with David Rand effective as of May 1, 1998. Under the Rand Agreement, Mr. Rand is appointed to the position of Chief Technology Officer of the Company and will receive an annual base salary of $140,000. The Rand Agreement provides for six months' severance in the event of termination without cause.

     See "Risk Factors -- Management of Growth; Dependence on Key Personnel."

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Restated Certificate of Incorporation limits the liability of directors to the maximum extent not prohibited by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Bylaws provide that the Company shall indemnify its directors, officers and employee benefit plan fiduciaries, and may indemnify its employees and agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit the Company to advance expenses incurred by an indemnified director or officer in connection with the defense of any action or proceeding arising out of such director's or officer's status or service as a director or officer of the Company upon any undertaking by such director or officer to repay such advances if it is ultimately determined that such director or officer is not entitled to such indemnification.

     The Company has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Company's Bylaws. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees and associated legal expenses), judgments, fines and amounts paid in settlement amounts if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld, actually and reasonably incurred by any such person in any action, suit, proceeding or alternative dispute resolution mechanism arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that those provisions and agreements are necessary to attract and retain qualified directors and officers.

                              CERTAIN TRANSACTIONS

     Since the Company's inception in March 1996, there has not been any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of any class of the Company's voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below.

EQUITY FINANCINGS

     Since its inception, the Company has financed its growth primarily through the sale of Preferred Stock, resulting in the issuance of an aggregate of 1,640,000 shares of Series A Preferred Stock at purchase price of $0.25 per share; 1,811,047 shares of Series B Preferred Stock at a weighted-average purchase price of $0.89 per share; 3,204,800 shares of Series C Preferred Stock at a weighted-average purchase price of $1.21 per share; and 3,384,613 shares of Series D Preferred Stock at a purchase price of $3.25 per share; and 654,040 shares of Series E Preferred Stock at a purchase price of $6.25 per share. The purchasers of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock of the Company include the following directors, executive officers and 5% or greater stockholders of the Company:

                                           NUMBER OF SHARES OF PREFERRED STOCK
                               -----------------------------------------------------------
            NAME               SERIES A    SERIES B    SERIES C     SERIES D     SERIES E
            ----               --------    --------    ---------    ---------    ---------
Hui-Tzu Hu(1)................       --     240,022       800,000      307,692           --
Kline Hawkes California SBIC,
  L.P.(1)(2).................       --          --            --    1,230,769       64,000
Techgains Corp. and
  Technology Associates
  Management Co.,
  Ltd.(1)(3).................       --          --       884,000      307,692           --
Primus Technology Fund(1)....       --          --            --      615,384      179,200
Peter C. Chen(1)(4)..........  440,000     273,726            --           --           --
Warren J. Kaplan(5)..........       --          --        20,000           --        4,000
Kimball Small(6).............       --     520,000            --           --           --
Spring Creek
  Investments(7).............       --          --            --      153,846           --
Jerry Chen(8)................       --      54,000            --           --           --

---------------
(1) Holds 5% or more of the Company's outstanding capital stock. Includes all shares held by affiliated entities.

(2) Frank R. Kline, a director of the Company, is a private equity manager of Kline Hawkes California SBIC, L.P.

(3) Tom Shao, a director of the Company, is a Managing Director of Technology Associates Management Co., Ltd.

(4) Peter C. Chen is a director of the Company.

(5) Includes shares held by Mr. Kaplan and his wife. Warren J. Kaplan is the President, Chief Operating Officer and a director of the Company.

(6) Kimball Small is a director of the Company.

(7) James Sha, a director of the Company, is a principal of Spring Creek Investments.

(8) Jerry Chen is an executive officer of the Company.

CONSULTING WARRANTS

     The Company issued a warrant to Primus Technology Fund, a holder of more than 5% of the Company's capital stock, to purchase 14,000 shares of the Company's Common Stock at a per share exercise price of $3.25 in connection with services provided by Primus in assisting the Company in establishing operations in Asia.

     In December 1996, the Company granted options to purchase an aggregate of 166,666 shares of Common Stock of the Company at an exercise price of $0.075 per share to Stephen Belomy, the Company's Executive Vice President, Chief Financial Officer and Secretary, and Kimball Small, a member of the Company's Board of Directors (the "Real Estate Consulting Options"), in consideration of their providing real estate consulting services to the Company. In June 1998, the Board of Directors of the Company fully accelerated the vesting of the outstanding Real Estate Consulting Options.

REAL PROPERTY AGREEMENTS

     Kimball Small Properties co-manages the building in which the Company's San Jose, California office and ISX facility is located, and has an ownership interest in the building. Kimball Small, President of Kimball

Small Properties, is a holder of more than 5% of the Company's capital stock and is a director of the Company.

     The Company is currently negotiating a lease for an approximately 100,000 square foot ISX facility in San Jose, California. Kimball Small Properties co-manages the building in which the new facility is being located and has an ownership interest in the building. See "Risk Factors -- Risks Associates with Recent and Planned Business Expansion."

WARRANTS

     In connection with the exchange of outstanding notes and warrants for the Company's Series B Preferred Stock, the Company issued a warrant to the Peter and Pat Chen Living Trust, owned as community property by Peter C. Chen, a holder of more than 5% of the Company's capital stock and Vice Chairman of the Board of Directors, to purchase 43,156 shares of the Company's Common Stock at a per share exercise price of $1.25.

     In connection with the exchange of outstanding notes and warrants for the Company's Series B Preferred Stock, the Company issued a warrant to Hui-Tzu Hu, a holder of more than 5% of the Company's capital stock, to purchase 47,000 shares of the Company's Common Stock at a per share exercise price of $1.25.

TECHNOLOGY AGREEMENT

     David Rand, the Company's Chief Technology Officer, has granted to the Company perpetual, non-royalty bearing worldwide licenses to the EtherValve and MRTG technologies and assigned the APS and ASAP technology to the Company pursuant to a Technology Agreement dated August 18, 1998. In consideration for entering into the agreement, Mr. Rand received options to purchase 162,000 shares of Common Stock of the Company at an exercise price of $7.50 per share. The options vest over four years.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of Warren J. Kaplan, the Company's President and Chief Operating Officer and a member of the Company's Board of Directors, Sherman Tuan, the Company's Chief Executive Officer and Chairman of the Company's Board of Directors, and David Rand, the Company's Chief Technology Officer. See "Risk Factors -- Management of Growth; Dependence on Key Personnel" and "Management -- Employment Agreements."

INDEMNIFICATION PROVISIONS

     The Company's Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising form willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. See
"Management -- Limitation of Liability and Indemnification Matters."

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans between the Company and its officers, directors, principal stockholders and their affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to the Company regarding the beneficial ownership of it's Common Stock (assuming conversion of all outstanding Preferred Stock) as of October 14, 1998, and as adjusted to
reflect the sale by the Company of           shares of Common Stock by (i) each
person or entity who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers and (iv) all executive officers and directors of the Company as a group.


                                                           SHARES BENEFICIALLY    SHARES BENEFICIALLY
                                                              OWNED PRIOR TO          OWNED AFTER
                                                              OFFERING(1)(2)        OFFERING(1)(2)
                                                           --------------------   -------------------
            DIRECTORS AND EXECUTIVE OFFICERS                 NUMBER     PERCENT    NUMBER     PERCENT
            --------------------------------               ----------   -------   ---------   -------
Robert A. Burgelman(3)...................................      15,000     0.1%
Peter C. Chen(4).........................................     756,882     6.0%
Warren J. Kaplan(5)......................................     407,753     3.2%
Frank R. Kline(6)........................................   1,294,769    10.3%
James Sha(7).............................................     153,846     1.2%
Tom Shao(8)..............................................   1,191,692     9.5%
Kimball Small(9).........................................     653,333     5.2%
Sherman Tuan(10).........................................     636,900     4.9%
Fred A. Vierra(11).......................................      15,000     0.1%
Stephen P. Belomy(12)....................................     209,333     1.7%
David Rand(13)...........................................     300,000     2.3%
All directors and officers as a group (18 persons)(14)...   6,062,758    43.5%
5% STOCKHOLDERS
--------------

Hui-Tzu Hu(15)...........................................   1,394,714    11.1%
  c/o D-Link Corporation
  2F No. 233-2 Pro-Chino Road
  Tsin-Tren
  Taipei, Taiwan R.O.C.
Kline Hawkes California SBIC, L.P.(16)...................   1,294,769    10.3%
  11726 San Vicente Blvd.
  Suite 300
  Los Angeles, California 90049
Techgains Corp. and Technology Associates................   1,191,692     9.5%
  Management Co., Ltd.(17)
  2378 W. 239th Street
  Torrance, California 90501
Primus Technology Fund(18)...............................     808,584     6.5%
  16th Floor, 35 Sec. 3
  Min Chuan E. Road
  Taipei, Taiwan R.O.C.


---------------

 (1) Applicable percentage ownership is based on 12,533,318 shares of Common Stock and Preferred Stock (on an as converted to Common Stock basis)
     outstanding as of October 14, 1998 and             shares immediately
     following the completion of this offering (assuming no exercise of the Underwriters' over-allotment option). Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of October 14, 1998 are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

 (2) Assumes no exercise of the Underwriters' over-allotment option.


 (3) Mr. Burgelman is a director of the Company.



 (4) Includes 43,156 shares issuable pursuant to a warrant to purchase Series B Preferred Stock. Includes all shares owned as community property with Pat Chen and all shares owned by the Peter Cheng-Yu and Pat Te-Hui Living Trust. Mr. Chen is a director of the Company.



 (5) Includes 251,621 shares of Common Stock issuable pursuant to options exercisable within 60 days of October 14, 1998. Includes 20,000 shares of Common Stock and 4,000 shares of Series E Preferred Stock owned by Judith
     A. Kaplan, Mr. Kaplan's wife. Excludes shares of Common Stock owned by Mr. Kaplan's adult children. Note also, however, that 384,332 shares of Common Stock issuable pursuant to options currently subject to vesting after 60 days from October 14, 1998 shall become immediately exercisable upon the closing of this offering which will result in Mr. Kaplan beneficially owning 805,286 shares, representing ____% of the Company's outstanding Common Stock. Mr. Kaplan is a director and an officer of the Company.



 (6) Includes 1,294,769 shares held by Kline Hawkes California SBIC, L.P. and its affiliates. Mr. Kline, a director of the Company and a private equity manager of Kline Hawkes California L.P./Kline Hawkes California SBIC, L.P., disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.



 (7) Includes 153,846 shares held by Spring Creek Investments. Mr. Sha, a director of the Company, is a principal of Spring Creek Investments.



 (8) Includes 1,191,692 shares held by Techgains Corp. and Technology Associates Management Co., Ltd. (collectively, "TAMC"). Mr. Shao is a Managing Director of TAMC. Mr. Shao, a director of the Company, disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.



 (9) Includes 133,333 shares of Common Stock issuable pursuant to options exercisable within 60 days of October 14, 1998. Includes all shares held in community property with Martha Small. Mr. Small is a director of the Company.



(10) Includes 358,400 shares of Common Stock issuable pursuant to options exercisable within 60 days of October 14, 1998. Mr. Tuan is a director and an officer of the Company.



(11) Mr. Vierra is a director of the Company.



(12) Includes 89,250 shares of Common Stock issuable pursuant to options exercisable within 60 days of October 14, 1998. Mr. Belomy is an officer of the Company.



(13) Includes 300,000 shares of Common Stock issuable pursuant to options exercisable within 60 days of October 14, 1998. Mr. Rand is an officer of the Company.



(14) Includes 1,423,354 shares of Common Stock issuable pursuant to options exercisable within 60 days of October 14, 1998. See also footnotes 3 and 5.



(15) Includes 47,000 shares issuable pursuant to a warrant to purchase Series B Preferred Stock which will expire on the closing of this offering.



(16) The General Partner of Kline Hawkes California SBIC, a California limited partnership, is Kline Hawkes California SBIC GP, a limited partnership. The General Partner of Kline Hawkes California SBIC GPLP is Kline Hawkes Management SBIC, Inc. The controlling shareholder of Kline Hawkes Management SBIC, Inc. is Frank R. Kline, Jr.



(17) Includes all shares held by TAMC. Mr. Shao is a Managing Director of TAMC. Mr. Shao, a director of the Company, disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.



(18) Includes 14,000 shares issuable pursuant to a warrant to purchase Common Stock of the Company. In addition, includes all shares owned by Primus Holdings (BVI) Inc., an affiliated fund. The members of the Board of Directors of Primus Technology Fund are Kuo Yang Construction Co. Inc., Thomas Chen, The Fubon Group and Tung Ho Steel Enterprise Corp.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Upon the completion of this offering, the Company will be authorized to issue 60,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of undesignated Preferred Stock, $0.001 par value. Immediately after the completion of this offering and assuming no exercise of the Underwriters' over-
allotment option, there will be an aggregate of                shares of Common
Stock outstanding,                shares of Common Stock will be issuable upon
exercise of outstanding options and warrants and no shares of Preferred Stock will be issued and outstanding.

     The following description of the Company's capital stock and certain provisions of the Company's Certificate of Incorporation and Bylaws does not purport to be complete and is subject to and qualified in its entirety by the Company's Certificate of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part, and by applicable provisions of Delaware law.

COMMON STOCK

     As of September 30, 1998, there were 12,508,318 shares of Common Stock outstanding that were held of record by 91 stockholders. There will be shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option and no exercise of options and warrants then outstanding) after giving effect to the sale of Common Stock offered to the public hereby. The holders of Common Stock are entitled to one vote per share held of record in all matters submitted to a vote of stockholders. Holders of Common Stock do not have cumulative voting rights, and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

     Holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of any existing or future agreements between the Company and its debtholders. The Company has never declared or paid cash dividends on its capital stock, expects to retain future earnings, if any, for use in the operation and expansion of its business, and does not anticipate paying cash dividends in the foreseeable future. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of holders of Preferred Stock then outstanding, if any.

PREFERRED STOCK

     Effective upon the closing of this offering, the Company will be authorized to issue 5,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company has no current plans to issue any shares of Preferred Stock.

ANTITAKEOVER EFFECTS OF PROVISIONS OF CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

     The Company's Certificate of Incorporation provides that all stockholder actions must be effected at a duly called annual or special meeting and may not be effected by written consent. In addition, the Company has a classified Board of Directors such that approximately one-third of the members of the Board of Directors are elected at each annual meeting of the stockholders. The Company's Bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board of Directors, or by the president of the Company, or by the Chairman of the Board or at the request of stockholders holding at least a majority of the Company's outstanding stock. In addition, the Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Company's Secretary of the stockholder's intention to bring such business before the meeting. The Certificate of Incorporation provides that the affirmative vote of holders of at least a majority of the total votes eligible to be cast in the election of directors (the "Voting Stock") is required to amend, alter, change or appeal certain of its provisions. The Bylaws provide that the affirmative vote of the holders of at least 80 percent of the Voting Stock is required to amend, alter or repeal any of its provisions.

     The foregoing provisions of the Company's Certificate of Incorporation and Bylaws are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions which may involve an actual or threatened change of control of the Company. Such provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions are also intended to discourage certain tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for the Company's shares and, consequently, may also inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in the management of the Company. See "Risk Factors -- Antitakeover Effects of Certain Charter Provisions, Bylaws and Delaware Law."

EFFECT OF DELAWARE ANTITAKEOVER STATUTE

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by the employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     Section 203 defines a business combination to include: (i) any merger or consolidation involving the corporation and an interested stockholder; (ii) any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets or stock of the corporation involving an interested stockholder; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series, or convertible into the stock of any class or series, of the corporation which is owned by an interested stockholder; or (v) the receipt by an interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person. See "Risk Factors -- Antitakeover Effects of Certain Charter Provisions, Bylaws and Delaware Law."

REGISTRATION RIGHTS OF CERTAIN HOLDERS

     After this offering, the holders of                shares of Common Stock
will be entitled upon expiration of the lock-up agreements with the Underwriters to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between the Company and the holders of such registrable securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other securities holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. Holders of registration rights may also require the Company to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration. Further, holders may require the Company to file registration statements on Form S-3 at the Company's expense when such form becomes available for use by the Company. All such registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in such registration. In addition, Warren J. Kaplan, the Company's President and Chief Operating Officer, has the right to require the Company to register any shares issued or issuable pursuant to options granted to him on Form S-8.

WARRANTS

     Upon this offering, warrants to purchase 102,250 shares of Common Stock of the Company at a weighted average exercise price of $4.19 will be outstanding. In addition, a warrant to purchase 20,000 shares of Common Stock at an exercise price of 80% of the initial public offering price will also be outstanding.

TRANSFER AGENT

     The Transfer Agent and Registrar for the Common Stock is Boston EquiServe L.P. Its address is 150 Royall Street, Canton, Massachusetts, and its telephone number at this location is (781) 575-3010.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have      shares of
Common Stock outstanding. Of this amount, the      shares offered hereby will be
available for immediate sale in the public market as of the date of this
Prospectus. Approximately      additional shares will be available for sale in
the public market following the expiration of 180-day lockup agreements with the Representatives of the Underwriters or the Company, subject in some cases to compliance with the volume and other limitations of Rule 144.

 DAYS AFTER DATE OF      APPROXIMATE SHARES
  THIS PROSPECTUS     ELIGIBLE FOR FUTURE SALE                             COMMENT
 ------------------   ------------------------                             -------
Upon Effectiveness..                             Freely tradable shares sold in offering and shares salable under Rule 144(k) that are not subject to 180-day lockup
180 days............                             Lockup released; shares salable under Rule 144, 144(k) or
                                                 701
Thereafter..........                             Restricted securities held for one year or less

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this Prospectus a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately shares immediately after this offering) or (ii) the average weekly trading volume during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

     The Company is unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for the Common Stock of the Company, the personal circumstances of the sellers and other factors. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after the offering. Any future sale of substantial amounts of the Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby.

     The Company, its directors, executive officers, stockholders with registration rights and certain other stockholders have agreed pursuant to the Underwriting Agreement and other agreements that they will not sell any Common Stock without the prior consent of CIBC Oppenheimer Corp. for a period of 180 days from the date of this Prospectus (the "180-day Lockup Period"), except that the Company may, without such consent, grant options and sell shares pursuant to the Company's stock plans.

     Any employee or consultant to the Company who purchased his or her shares under the 1992 plan or pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this Prospectus. As of the date of this Prospectus, the
holders of options exercisable into approximately           shares of Common
Stock will be eligible to sell their shares upon the expiration of the 180-day Lockup Period, or subject in certain cases to vesting of such options.

     The Company intends to file a registration statement on Form S-8 under the
Securities Act to register           shares of Common Stock issued or reserved
for issuance under the Company's stock plans within 180 days after the date of this Prospectus, thus permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act. The Company intends to register these shares on Form S-8, along with options that have not been issued under the Company's stock plans as of the date of this Prospectus.

     In addition, after this offering, the holders of approximately shares of Common Stock will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

     Subject to the terms and conditions contained in the Underwriting Agreement (the "Underwriting Agreement"), the Company has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters, for whom CIBC Oppenheimer Corp. and Volpe Brown Whelan & Company, LLC, are acting as the representatives (the "Representatives"), has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite the name of each such Underwriter below:

                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
CIBC Oppenheimer Corp. .....................................
Volpe Brown Whelan & Company, LLC...........................

                                                              ---------
          Total.............................................
                                                              =========

     The Underwriters propose to offer the shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and at such price less a concession of not in excess of $
per share to certain securities dealers, of which a concession not in excess of
$     per share may be reallowed to certain other securities dealers. After this offering, the public offering price, allowances, concessions and other selling terms may be changed by the Representatives.

     The Underwriting Agreement provides that the obligations of the Underwriters to purchase Common Stock are subject to certain conditions, including that if any of the Common Stock is purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares must be so purchased (other than those covered by the over-allotment option described below).

     The Company has granted to the Underwriters an option, exercisable for up to 30 days after the date of this Prospectus, to purchase up to an aggregate of additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise such option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them bears to the shares of Common Stock offered hereby. The Company will be obligated, pursuant to the over-allotment option granted to the Underwriters, to sell Common Stock to the Underwriters to the extent that such over-allotment option is exercised.

     Each officer and director who holds shares of the Company, each holder
(including such officers and directors) of           shares of Common Stock and
all warrantholders of the Company and optionholders of the Company holding options exercisable within the 180-day Lockup Period have agreed, for the 180 day Lockup Period, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell (including without limitation in a short sale), dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into, exercisable for or exchangeable for shares of Common Stock owned as of the date of this Prospectus directly by such holders or with respect to which they have the power of disposition, without the prior written consent of CIBC Oppenheimer Corp. However, CIBC Oppenheimer Corp. may, in its sole discretion and at any time or from time to time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the Representatives and any of the

Company's stockholders providing consent by the Representatives to the sale of shares prior to the expiration of the 180-day Lockup Period.

     In addition, the Company has agreed that during the 180-day Lockup Period, the Company will not, without the prior written consent of CIBC Oppenheimer Corp., subject to certain exceptions, issue, offer to sell, sell, contract to sell (including without limitation in a short sale), dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the Company's sale of shares in this offering, the issuance of Common Stock upon the exercise of outstanding options, and the Company's issuance of options and shares under existing employee stock option and stock purchase plans. See "Shares Eligible for Future Sale."

     The Company has agreed to indemnify the Representatives and the several Underwriters against certain liabilities, including, without limitation, liabilities under the Securities Act, and to contribute, under certain circumstances, to certain payments that the Underwriters may be required to make in respect thereof.

     The Representatives have informed the Company that the Underwriters do not intend to confirm sales of shares of Common Stock offered hereby to accounts over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the Common Stock. The initial public offering price will be negotiated among the Company and the Representatives. Among the factors considered in determining the initial public offering price, in addition to prevailing market conditions, will be the history of and the prospects for the industry in which the Company competes, the historical results of operations of the Company, the Company's capital structure, estimates of the business potential and earnings prospects of the Company, an overall assessment of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses. There can be no assurance that an active trading market will develop for the Common Stock or as to the price at which the Common Stock may trade in the public market from time to time subsequent to this offering made hereby.

     The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the Common Stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California. An investment partnership comprised of members of that firm beneficially owns a warrant to purchase 4,000 shares of the Company's Common Stock at an exercise price of $3.25 per share. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Pillsbury Madison & Sutro LLP, Palo Alto, California. Pillsbury Madison & Sutro LLP has acted and continues to act as counsel to the Company in connection with certain legal matters.

                                    EXPERTS

     The financial statements of the Company as of June 30, 1997 and 1998 and for the period from March 8, 1996 (inception) to June 30, 1996 and each of the years in the two-year period ended June 30, 1998 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

     In April 1998, the Company appointed Deloitte & Touche LLP to replace the former accountants as its principal accountants. There were no disagreements with the former accountants during the period from inception to April 30, 1998 or during any subsequent interim period preceding their replacement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the former accountants' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. The former accountants issued an unqualified opinion on the financial statements as of and for the year ended June 30, 1997 and the period from inception to June 30, 1997. The Company did not consult with Deloitte & Touche LLP on any accounting or financial reporting matters in the periods prior to their appointment. The change in accountants was approved by the Board of Directors.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to the Company and such Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

                          ABOVENET COMMUNICATIONS INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Balance Sheets as of June 30, 1997 and 1998 and September
  30, 1998 (Unaudited)......................................  F-3
Statements of Operations for the Period from March 8, 1996
  (Inception) to June 30, 1996, the Years Ended June 30,
  1997 and 1998 and the Three Months Ended September 30,
  1997 and 1998 (Unaudited).................................  F-4
Statements of Stockholders' Equity (Deficiency) for the
  Period from March 8, 1996 (Inception) to June 30, 1996,
  the Years Ended June 30, 1997 and 1998 and the Three
  Months Ended September 30, 1998 (Unaudited)...............  F-5
Statements of Cash Flows for the Period from March 8, 1996
  (Inception) to June 30, 1996, the Years Ended June 30,
  1997 and 1998 and the Three Months Ended September 30,
  1997 and 1998 (Unaudited).................................  F-6
Notes to Financial Statements...............................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of AboveNet Communications Inc.:

     We have audited the accompanying balance sheets of AboveNet Communications Inc. as of June 30, 1997 and 1998, and the related statements of operations, stockholders' equity (deficiency) and cash flows for the period from March 8, 1996 (inception) to June 30, 1996 and for each of the two years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of AboveNet Communications Inc. as of June 30, 1997 and 1998, and the results of its operations and its cash flows for the period from March 8, 1996 (inception) to June 30, 1996 and for each of the two years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP


San Jose, California
August 7, 1998

(November 5, 1998 as to Note 12)

                          ABOVENET COMMUNICATIONS INC.

                                 BALANCE SHEETS

                                                              JUNE 30,                             PRO FORMA
                                                      -------------------------   SEPTEMBER 30,  SEPTEMBER 30,
                                                         1997          1998           1998           1998
                                                      -----------   -----------   -------------  -------------
                                                                                   (UNAUDITED)     (NOTE 1)

                                                                                                  (UNAUDITED)
                                            ASSETS
Current assets:
  Cash and equivalents..............................  $   331,100   $ 8,141,200   $  10,625,600   $ 10,873,100
  Short-term investments............................           --            --         983,200        983,200
  Accounts receivable, net of reserve for doubtful
    accounts of $15,000, $60,000, $130,000 and
    $130,000, respectively..........................       41,100       357,000         625,500        625,500
  Prepaid expenses and other current assets.........           --       269,600         668,100        668,100
                                                      -----------   -----------   -------------   ------------
         Total current assets.......................      372,200     8,767,800      12,902,400     13,149,900
Property and equipment, net.........................      766,400     4,436,100      11,115,500     11,115,500
Restricted cash.....................................           --       300,000              --
Deposits and other assets...........................       32,700       189,400         968,100        968,100
                                                      -----------   -----------   -------------   ------------
         Total......................................  $ 1,171,300   $13,693,300   $  24,986,000     25,233,500
                                                      ===========   ===========   =============   ============
                       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Accounts payable..................................  $   312,000   $ 2,301,300   $   2,656,900   $  2,656,900
  Accrued liabilities...............................      109,700       619,900         928,900        928,900
  Customer deposits.................................       85,000       309,400         442,100        442,100
  Advances..........................................      739,900            --              --             --
  Current portion of long-term obligations..........       71,500       476,000       1,760,700      1,760,700
                                                      -----------   -----------   -------------   ------------
         Total current liabilities..................    1,318,100     3,706,600       5,788,600      5,788,600
                                                      -----------   -----------   -------------   ------------
Convertible notes payable and advances..............           --     8,000,000              --             --
                                                      -----------   -----------   -------------   ------------
Other long-term obligations.........................      115,500     1,325,300       6,512,700      6,512,700
                                                      -----------   -----------   -------------   ------------
Commitments and contingencies (Note 9)
Stockholders' equity (deficiency):
  Preferred stock, $0.001 par value, 14,000,000
    shares authorized:
    Series A convertible preferred stock; 1,640,000
      shares designated, issued and outstanding
      (none pro forma)..............................      410,000       410,000         410,000             --
    Series B convertible preferred stock; 2,840,000
      shares designated; 1,600,000, 2,611,047 and
      2,611,047 issued and outstanding, respectively
      (none pro forma)..............................    1,200,000     2,323,100       2,323,100             --
    Series C convertible preferred stock; 3,240,000
      shares designated; none, 3,204,800 and
      3,204,800 issued and outstanding, respectively
      (none pro forma)..............................           --     3,873,400       3,873,400             --
    Series D convertible preferred stock; 3,400,000
      shares designated; none, none, and 3,384,613
      shares issued and outstanding, respectively
      (none pro forma)..............................           --            --      10,771,000             --
    Series E convertible preferred stock; 2,800,000
      shares designated; none, none, and 654,040
      shares issued and outstanding, respectively
      (none pro forma)..............................           --            --       3,846,400             --
  Common stock, $0.001 par value, 20,000,000 shares
    authorized; 325,000, 582,957, and 815,840 common
    shares issued and outstanding respectively
    (12,508,318 pro forma)..........................        8,100        38,900          69,200     21,540,600
  Common stock options..............................           --     1,861,500       2,613,700      2,613,700
  Deferred stock compensation.......................           --      (540,100)       (565,800)       (98,800)
  Accumulated deficit...............................   (1,880,400)   (7,305,400)    (10,656,300)   (11,123,300)
                                                      -----------   -----------   -------------   ------------
         Total stockholders' equity (deficiency)....     (262,300)      661,400      12,684,700     12,932,200
                                                      -----------   -----------   -------------   ------------
         Total......................................  $ 1,171,300   $13,693,300   $  24,986,000   $ 25,233,500
                                                      ===========   ===========   =============   ============

                       See notes to financial statements.

                          ABOVENET COMMUNICATIONS INC.

                            STATEMENTS OF OPERATIONS

                                  MARCH 8, 1996                                  THREE MONTHS ENDED
                                   (INCEPTION)       YEAR ENDED JUNE 30,            SEPTEMBER 30,
                                       TO         -------------------------   -------------------------
                                  JUNE 30, 1996      1997          1998          1997          1998
                                  -------------   -----------   -----------   -----------   -----------
                                                                                     (UNAUDITED)
Revenues........................    $ 78,600      $   551,600   $ 3,436,400   $   430,900   $ 1,793,100
                                    --------      -----------   -----------   -----------   -----------
Costs and expenses:
  Data communications and
     telecommunications.........          --          558,600     2,199,800       256,000     1,079,900
  Network operations............      19,400          416,700     1,571,800       221,800       772,800
  Sales and marketing...........      19,100          382,600     1,618,700       258,600     1,355,800
  General and administrative....      66,100          433,700     1,621,500       198,900       812,700
  Depreciation and
     amortization...............      51,600          132,700       475,500        86,400       659,800
  Stock-based compensation
     expense....................          --               --     1,276,400        14,300       436,200
  Joint venture termination
     fee........................          --          431,100            --            --            --
                                    --------      -----------   -----------   -----------   -----------
          Total costs and
            expenses............     156,200        2,355,400     8,763,700     1,036,000     5,117,200
                                    --------      -----------   -----------   -----------   -----------
Loss from operations............     (77,600)      (1,803,800)   (5,327,300)     (605,100)   (3,324,100)
Interest expense................          --           (7,400)     (160,800)      (58,800)     (147,600)
Interest income.................          --            8,400        63,100         1,900       120,800
                                    --------      -----------   -----------   -----------   -----------
Net loss........................    $(77,600)     $(1,802,800)  $(5,425,000)  $  (662,000)  $(3,350,900)
                                    ========      ===========   ===========   ===========   ===========
Basic and diluted loss per
  share.........................    $  (0.39)     $     (5.73)  $    (12.93)  $     (1.96)  $     (4.59)
                                    ========      ===========   ===========   ===========   ===========
Shares used in basic and diluted
  loss per share................     200,000          314,589       419,687       337,000       729,798
                                    ========      ===========   ===========   ===========   ===========

                       See notes to financial statements.

                          ABOVENET COMMUNICATIONS INC.

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                 CONVERTIBLE                                                                             TOTAL
                               PREFERRED STOCK          COMMON STOCK        COMMON       DEFERRED                    STOCKHOLDERS'
                          -------------------------   -----------------     STOCK         STOCK       ACCUMULATED       EQUITY
                            SHARES        AMOUNT      SHARES    AMOUNT     OPTIONS     COMPENSATION     DEFICIT      (DEFICIENCY)
                          -----------   -----------   -------   -------   ----------   ------------   ------------   -------------
Balances, March 8, 1996
  (inception)...........           --   $        --        --   $    --   $       --   $        --    $         --   $         --
Issuance of common
  stock.................           --            --   200,000     5,000           --            --              --          5,000
Net loss................           --            --        --        --           --            --         (77,600)       (77,600)
                          -----------   -----------   -------   -------   ----------   -----------    ------------   ------------
Balances, June 30,
  1996..................           --            --   200,000     5,000           --            --         (77,600)       (72,600)
Issuance of common
  stock.................           --            --   100,000     2,500           --            --              --          2,500
Issuance of Series A
  convertible preferred
  stock.................    1,640,000       410,000        --        --           --            --              --        410,000
Exercise of common stock
  options...............           --            --    25,000       600           --            --              --            600
Issuance of Series B
  convertible preferred
  stock.................      800,000       600,000        --        --           --            --              --        600,000
Issuance of Series B
  convertible preferred
  stock in conjunction
  with acquisition of
  DSK, Inc. (Note 8)....      800,000       600,000        --        --           --            --              --        600,000
Net loss................           --            --        --        --           --            --      (1,802,800)    (1,802,800)
                          -----------   -----------   -------   -------   ----------   -----------    ------------   ------------
Balances, June 30,
  1997..................    3,240,000     1,610,000   325,000     8,100           --            --      (1,880,400)      (262,300)
Exercise of common stock
  options...............           --            --   257,957    30,800           --            --              --         30,800
Issuance of warrants in
  connection with
  issuance of debt......           --       112,000        --        --       45,000            --              --        157,000
Issuance of Series B
  convertible preferred
  stock.................    1,011,047     1,011,100        --        --           --            --              --      1,011,100
Issuance of Series C
  convertible preferred
  stock.................    3,204,800     3,873,400        --        --           --            --              --      3,873,400
Compensatory stock
  arrangements..........           --            --        --        --    1,816,500    (1,816,500)             --             --
Amortization of deferred
  stock compensation....           --            --        --        --           --     1,276,400              --      1,276,400
Net loss................           --            --        --        --           --            --      (5,425,000)    (5,425,000)
                          -----------   -----------   -------   -------   ----------   -----------    ------------   ------------
Balances, June 30,
  1998..................    7,455,847     6,606,500   582,957    38,900    1,861,500      (540,100)     (7,305,400)       661,400
Issuance of Series D
  convertible preferred
  stock*................    3,384,613    10,771,000        --        --           --            --              --     10,771,000
Issuance of Series E
  convertible preferred
  stock*................      654,040     3,846,400        --        --           --            --              --      3,846,400
Exercise of common stock
  options*..............           --            --   232,883    30,300           --            --              --         30,300
Issuance of warrants in
  connection with
  issuance of debt*.....           --            --        --        --      290,300            --              --        290,300
Compensatory stock
  arrangements*.........           --            --        --        --      461,900      (461,900)             --             --
Amortization of deferred
  stock compensation*...           --            --        --        --           --       436,200              --        436,200
Net loss*...............           --            --        --        --           --            --      (3,350,900)    (3,350,900)
                          -----------   -----------   -------   -------   ----------   -----------    ------------   ------------
Balances, September 30,
  1998*.................   11,494,500   $21,223,900   815,840   $69,200   $2,613,700   $  (565,800)   $(10,656,300)  $ 12,684,700
                          ===========   ===========   =======   =======   ==========   ===========    ============   ============

---------------
* Unaudited

                       See notes to financial statements.

                          ABOVENET COMMUNICATIONS INC.

                            STATEMENTS OF CASH FLOWS

                                              MARCH 8, 1996                                  THREE MONTHS ENDED
                                               (INCEPTION)       YEAR ENDED JUNE 30,            SEPTEMBER 30,
                                                   TO         -------------------------   -------------------------
                                              JUNE 30, 1996      1997          1998          1997          1998
                                              -------------   -----------   -----------   -----------   -----------
                                                                                                 (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................    $ (77,600)    $(1,802,800)  $(5,425,000)  $  (662,000)  $(3,350,900)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation and amortization...........       51,600         132,700       475,500        86,400       659,800
    Stock-based compensation expense........           --              --     1,276,400        14,300       436,200
    Noncash interest expense................           --              --       133,200        56,000            --
    Joint venture termination fee...........           --         431,100            --            --            --
    Changes in assets and liabilities:
      Accounts receivable...................      (12,000)        (29,100)     (315,900)      (58,400)     (268,500)
      Prepaid expenses and other current
         assets.............................           --              --      (269,600)           --      (398,500)
      Restricted cash.......................           --              --      (300,000)           --       300,000
      Deposits and other assets.............           --         (32,700)     (111,700)      (21,000)     (488,400)
      Accounts payable......................       13,100         298,900     1,989,300       224,000       355,600
      Accrued liabilities...................           --         109,700       510,200         5,600       309,000
      Customer deposits.....................           --          85,000       224,400        24,300       132,700
      Deferred rent.........................           --          30,400        18,200            --        36,400
                                                ---------     -----------   -----------   -----------   -----------
         Net cash used in operating
           activities.......................      (24,900)       (776,800)   (1,795,000)     (330,800)   (2,276,600)
                                                ---------     -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Purchase of property and equipment........     (101,100)       (474,500)   (3,666,000)     (170,700)   (7,339,200)
  Purchase of short-term investments........           --              --            --            --      (983,200)
                                                ---------     -----------   -----------   -----------   -----------
         Net cash used in investing
           activities.......................     (101,100)       (474,500)   (3,666,000)     (170,700)   (8,322,400)
                                                ---------     -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Proceeds from notes payable and
    advances................................      210,000         739,900    13,395,000       250,000     7,093,900
  Payments on debt..........................           --              --       (70,000)           --      (570,700)
  Principal payments on capital leases......           --         (49,600)      (84,700)       (8,000)      (87,500)
  Proceeds from issuance of common stock....        5,000           3,100        30,800            --        30,300
  Proceeds from issuance of convertible
    preferred stock.........................           --         800,000            --            --     6,617,400
                                                ---------     -----------   -----------   -----------   -----------
         Net cash provided by financing
           activities.......................      215,000       1,493,400    13,271,100       242,000    13,083,400
                                                ---------     -----------   -----------   -----------   -----------
Net increase in cash and equivalents........       89,000         242,100     7,810,100      (259,500)    2,484,400
Cash and equivalents, beginning of period...           --          89,000       331,100       331,100     8,141,200
                                                ---------     -----------   -----------   -----------   -----------
Cash and equivalents, end of period.........    $  89,000     $   331,100   $ 8,141,200   $    71,600   $10,625,600
                                                =========     ===========   ===========   ===========   ===========
Supplemental cash flow information -- Cash
  paid for interest.........................    $      --     $     7,400   $    27,600   $     2,700   $   147,600
                                                =========     ===========   ===========   ===========   ===========
Noncash investing and financing activities:
  Acquisition of equipment under capital
    lease...................................    $      --     $   206,200   $   479,200   $        --   $        --
                                                =========     ===========   ===========   ===========   ===========
  Acquisition of leasehold improvements in
    conjunction with DSK, Inc.
    acquisition.............................    $      --     $   168,900   $        --   $        --   $        --
                                                =========     ===========   ===========   ===========   ===========
  Exchange of notes, advances, accrued
    interest and warrants for convertible
    preferred stock.........................    $      --     $   210,000   $ 4,884,500   $        --   $ 8,000,000
                                                =========     ===========   ===========   ===========   ===========
  Issuance of warrants in connection with
    issuance of debt........................    $      --     $        --   $    45,000   $        --   $   290,300
                                                =========     ===========   ===========   ===========   ===========

                       See notes to financial statements.

                          ABOVENET COMMUNICATIONS INC.

                         NOTES TO FINANCIAL STATEMENTS
        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
           AND THE THREE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization -- AboveNet Communications Inc. (the Company), a California corporation, was formed on March 8, 1996 (inception). The Company provides managed co-location and Internet connectivity solutions for mission critical Internet operations.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Concentration of Credit Risk -- Financial instruments that potentially subject the Company to concentration of credit risk consist of trade receivables. However, the Company's credit risk is mitigated by the Company's credit evaluation process and the reasonably short collection terms. The Company does not require collateral or other security to support accounts receivable and maintains reserves for potential credit losses. To date, such losses have not been significant.

     Cash and Equivalents -- The Company considers all highly liquid investments with an original maturity of ninety days or less to be cash equivalents.

     Property and Equipment -- Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of three to five years. Leasehold improvements and assets acquired under capital lease are amortized over the shorter of the lease term or the useful lives of the improvement.

     Deposits and other assets -- Deposits and other assets at September 30, 1998 include deferred registration costs and deferred financing costs of approximately $305,000 and $335,000, respectively.

     Restricted Cash -- Restricted cash consists of certificates of deposit which are restricted from use pursuant to certain capital lease agreements.

     Revenue Recognition -- Revenue consists primarily of service revenue for which revenue is recognized in the period in which the services are provided. The services primarily include bandwidth and space requirement charges which are recognized monthly as well as installation fees which are recognized as revenue in the period of installation. Advance customer deposits received are deferred until the period in which the services are rendered.

     Income Taxes -- Deferred tax liabilities are recognized for future taxable amounts, and deferred tax assets are recognized for future deductions, net of a valuation allowance to reduce net deferred tax assets to amounts that are more likely than not to be realized.

     Stock-Based Compensation -- The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees."

     Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed
Of -- The Company evaluates its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
           AND THE THREE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)

the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     Net Income (Loss) per Share -- Basic income (loss) per share excludes dilution and is computed by dividing net income (loss) by the weighted-average number of common shares outstanding, less shares subject to repurchase by the Company, for the period. Diluted income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Common shares equivalents are excluded from the computation in loss periods as their effect would be antidilutive.

     Unaudited Pro Forma Information -- Upon the closing of the initial public offering contemplated by this Prospectus, each of the outstanding shares of preferred stock will convert into one share of common stock and the Series B convertible preferred stock warrants must be exercised or expire (see Note 6). Also, approximately $467,000 of deferred stock compensation will be expensed upon the closing of the offering (see Note 6). The pro forma balance sheet presents the Company's balance sheet as if these transactions (including the exercise and subsequent conversion of warrants to acquire 197,978 shares of Series B preferred stock) had occurred at September 30, 1998.

     Unaudited Interim Financial Information -- The interim financial information as of September 30, 1998 and for the three months ended September 30, 1997 and 1998 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the three months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending June 30, 1999.

     Reclassifications -- Certain prior year amounts have been reclassified to conform to the current year presentation. Such reclassifications had no effect on stockholders equity (deficiency) or net loss.

     Recently Issued Accounting Standards -- In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total, the change in its net assets during the period from nonowner sources; and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. The Company will adopt both statements in fiscal 1999. The Company has not yet identified its SFAS No. 131 reporting segments. Adoption of these statements will not impact the Company's financial position, results of operations or cash flows.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance for an enterprise on accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 is effective for the Company in fiscal 2000. The Company anticipates that accounting for transactions under SOP 98-1 will not have a material impact on the Company's financial position or results of operations.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. SFAS No. 133 is effective for the Company in fiscal 2000. Although the Company has not fully assessed the implications of SFAS No. 133, the Company does not believe adoption of this statement will have a material impact on the Company's financial position or results of operations.

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
           AND THE THREE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)

 2. PROPERTY AND EQUIPMENT, NET

     Property and equipment are comprised of the following:

                                                       JUNE 30,
                                                -----------------------    SEPTEMBER 30,
                                                  1997          1998           1998
                                                ---------    ----------    -------------
Property and equipment, at cost:
  Telecommunication equipment.................  $ 774,300    $2,295,300    $   3,243,000
  Leasehold improvements......................    168,900       224,700        8,222,400
  Office equipment............................      7,500       186,500          367,600
  Construction in progress....................         --     2,389,400          256,000
                                                ---------    ----------    -------------
          Total...............................    950,700     5,095,900       12,089,000
Less accumulated depreciation and
  amortization................................   (184,300)     (659,800)        (973,500)
                                                ---------    ----------    -------------
Property and equipment, net...................  $ 766,400    $4,436,100    $  11,115,500
                                                =========    ==========    =============

     Construction in progress primarily relates to costs incurred during the expansion of the Company's facilities.

 3. CONVERTIBLE NOTES PAYABLE AND ADVANCES


     In June 1997, the Company received $739,900 in cash advances from certain individuals, including stockholders and employees. In July and August 1997, the Company received an additional $250,000 in cash advances. In August 1997, the advances were converted into notes payable of $989,900 and warrants to acquire 791,926 shares of Series B convertible preferred stock at $1.25 per share. The notes generally bore an annual interest rate of 10%. The related warrants were valued at $112,000, or $0.14 per share, and were recorded as a noncash interest charge in 1998.


     On December 31, 1997, the Company entered into exchange agreements with the note holders. Pursuant to the exchange agreements, the above notes, accrued interest of $21,200 and the related warrants were exchanged for (i) 1,011,047 shares of Series B convertible preferred stock and (ii) warrants to acquire 197,978 shares of Series B convertible preferred stock at $1.25 per share.

     During fiscal 1998, the Company received $3,873,400 of cash advances from certain potential investors. In May 1998, these advances were converted into 3,204,800 shares of Series C convertible preferred stock.

     On June 30, 1998, in anticipation of the Company's pending sale of preferred stock, the Company received $8 million in cash, of which $1 million represented a noninterest bearing cash advance and $7 million represented convertible notes payable. The notes bore interest at 6%, were due on July 15, 1998 and were convertible into Series D convertible preferred stock at $3.25 per share. On July 15, 1998, the convertible notes and advance were converted into Series D convertible preferred stock (see Note 6).

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
           AND THE THREE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)

 4. OTHER LONG-TERM OBLIGATIONS

     Long-term obligations consist of:

                                                         JUNE 30,
                                                   ---------------------   SEPTEMBER 30,
                                                     1997        1998          1998
                                                   --------   ----------   -------------
Credit facility..................................  $     --   $1,201,600    $7,724,800
Capital lease facility...........................   156,600      551,100       463,600
Deferred rent....................................    30,400       48,600        85,000
                                                   --------   ----------    ----------
Total obligations................................   187,000    1,801,300     8,273,400
Current portion of long-term obligations.........   (71,500)    (476,000)   (1,760,700)
                                                   --------   ----------    ----------
          Long-term obligations..................  $115,500   $1,325,300    $6,512,700
                                                   ========   ==========    ==========

CREDIT FACILITY

     At June 30, 1998, the Company had a $6 million credit facility (the "Credit Facility"), $1,271,600 of which had been drawn as of June 30, 1998. Proceeds from borrowings on the Credit Facility may be used solely for the purpose of acquiring network operating center equipment, office equipment and leasehold improvements. Borrowings outstanding under the Credit Facility are payable in 42 monthly installments, bear interest at 14.7% and are collateralized by the equipment and improvements purchased with the proceeds of the borrowing. The ability to borrow on the Credit Facility expires June 30, 1999. At June 30, 1998, the outstanding borrowings on the Credit Facility are due as follows: fiscal 1999, $252,000; fiscal 2000, $301,800; fiscal 2001, $349,300 and fiscal
2002, $298,500.

     During the three months ended September 30, 1998, the Company and the financing company amended the Credit Facility to increase the total facility to $15.0 million, $6.0 million of which will become available upon completion of an underwritten public offering. At September 30, 1998, $8.4 million had been drawn on the Credit Facility.

CAPITAL LEASE FACILITY

     At June 30, 1998, the Company had $1.45 million available on a $2 million capital lease facility for which the Company leases certain equipment under noncancelable capital leases. Leases outstanding at June 30, 1998 expire on various dates through 2001 (see Note 9). In August 1998, the Company increased its capital lease facility to $2.5 million. At September 30, 1998, the Company had approximately $1.95 million available under this facility.

LINE OF CREDIT


     The Company has a revolving line of credit from a bank which provides for borrowings up to $750,000 through May 1999. Borrowings under the line bear interest at the bank's prime rate plus 1% per annum (9.5% at June 30, 1998) and are collateralized by substantially all of the Company's assets. As of June 30, 1998, the Company had no borrowings outstanding on the line of credit. The line of credit agreement limits the Company's ability to pay cash dividends without the bank's consent and requires, among other things, that the Company satisfy certain financial covenants. As of June 30, 1998 and September 30, 1998, the Company was not in compliance with the profitability covenant of its revolving line of credit agreement. The Company has obtained a waiver with respect to this covenant from the bank as of June 30, 1998, and is in the process of renegotiating the covenant terms with the bank. In connection with the line of credit agreement, in June 1998,

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
           AND THE THREE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)


the Company issued to the bank a warrant to purchase 2,000 shares of the Company's Series D preferred stock at $2.50 per share. The warrant had an estimated fair value of $1,900 or $0.94 per share.


 5. INCOME TAXES

     The Company's deferred income tax assets are comprised of the following:

                                                                     JUNE 30,
                                                              ----------------------
                                                                1997         1998
                                                              --------    ----------
Net deferred tax assets:
  Net operating loss carryforwards..........................  $516,900    $1,975,900
  Stock compensation expense on nonqualified stock
     options................................................        --       512,300
  Accruals deductible in different periods..................    57,000       121,100
  Depreciation and amortization.............................   (14,800)      (68,800)
                                                              --------    ----------
                                                               559,100     2,540,500
Valuation allowance.........................................  (559,100)   (2,540,500)
                                                              --------    ----------
          Total.............................................  $     --    $       --
                                                              ========    ==========

     The Company's effective rate differs from the federal statutory tax rate as follows:

                                                         MARCH 8, 1996      YEAR ENDED
                                                          (INCEPTION)        JUNE 30,
                                                          TO JUNE 30,     --------------
                                                             1996         1997     1998
                                                         -------------    -----    -----
Federal statutory tax rate.............................       35.0%        35.0%    35.0%
State taxes, net of federal benefit....................        6.0          6.0      6.0
Joint venture termination fee..........................         --         (9.8)      --
Other..................................................       (8.8)        (1.8)    (1.2)
Valuation allowance....................................      (32.2)       (29.4)   (39.8)
                                                             -----        -----    -----
  Effective tax rate...................................         --%          --%      --%
                                                             =====        =====    =====

     The Company has no income tax provision due to its history of operating losses. Due to the uncertainty surrounding the realization of the benefits of its favorable tax attributes in future tax returns, the Company has fully reserved its net deferred tax assets as of June 30, 1997 and 1998.

     At June 30, 1998, the Company had net operating loss carryforwards of approximately $4.9 million for federal and state income tax purposes. These carryforwards begin to expire in 2003 for state and 2010 for federal purposes. Additionally, Section 382 of the Internal Revenue Code and the applicable California law impose annual limitations on the use of net operating loss carryforwards if there is a change in ownership, as defined, within any three-year period. The utilization of certain net operating loss carryforwards may be limited due to the Company's capital stock transactions.

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
           AND THE THREE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)

 6. STOCKHOLDERS' EQUITY (DEFICIENCY)

COMMON STOCK RESERVED FOR FUTURE ISSUANCE

     At June 30, 1998 and September 30, 1998, the Company has reserved the following shares of common stock for issuance in connection with:

                                                          JUNE 30, 1998   SEPTEMBER 30, 1998
                                                          -------------   ------------------
Conversion of Series A preferred stock..................    1,640,000          1,640,000
Conversion of Series B preferred stock..................    2,611,047          2,611,047
Conversion of Series C preferred stock..................    3,204,800          3,204,800
Conversion of Series D preferred stock..................           --          3,384,613
Conversion of Series E preferred stock..................           --            654,040
Warrants issued and outstanding.........................      251,728            309,728
Options issued and outstanding..........................    1,566,266          2,489,220
Options available under the 1996 and 1997 Plans.........    1,190,854            506,972
                                                           ----------         ----------
          Total.........................................   10,464,695         14,800,420
                                                           ==========         ==========

CONVERTIBLE PREFERRED STOCK

     Significant terms of the Series A, B, C, D and E convertible preferred stock are as follows (see Note 12):

     - At the option of the holder, each share of preferred stock is convertible at any time into one share of common stock, subject to adjustment for certain dilutive issuances. Shares automatically convert into common stock upon the completion of a public offering with aggregate proceeds greater than $20,000,000 and at a price per share of not less than $7.50.

     - Series A, B, C, D and E convertible preferred stock have no preference as to dividends but have a noncumulative right to participate in and receive the same dividends as may be declared for common stockholders.

     - In the event of a liquidation, dissolution or winding up of the Company (which includes the acquisition of the Company by another entity), the holders of Series A, B, C, D and E convertible preferred stock have a liquidation preference over common stock of $0.25, $0.75, $1.25, $3.25 and $7.50 per share, respectively. Upon payment of the preferred stock liquidation preference (aggregating $6,374,300 and $22,279,600 at June 30, 1998 and September 30, 1998 respectively), the remaining proceeds will be allocated to the preferred and common stockholders on an as converted basis.

     - Each share of preferred stock has voting rights equivalent to the number of shares of common stock into which it is convertible.

     In fiscal 1997, the Company issued 1,640,000 shares of Series A convertible preferred stock for cash of $200,000 and the conversion of advances of $210,000. Also in fiscal 1997, the Company issued 800,000 shares of Series B convertible preferred stock in connection with the acquisition of DSK, Inc. (see Note 8) and issued 800,000 shares of Series B convertible preferred stock for cash of $600,000. In fiscal 1998, the Company issued 1,011,047 shares of Series B convertible preferred stock and 3,204,800 shares of Series C convertible preferred stock upon conversions of notes, advances and accrued interest of $1,011,100 and $3,873,400, respectively (see Note 3). During the three months ended September 30, 1998, the Company issued 3,384,613 shares of Series D convertible preferred stock for cash of $2,771,000 (net of costs of $229,000) and the conversion of notes and advances of $8,000,000. During the same quarter, the Company issued 654,040 shares of Series E convertible preferred stock for cash of $3,846,400 (net of costs of $223,600).

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
           AND THE THREE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)

CONVERTIBLE PREFERRED STOCK WARRANTS

     As discussed in Note 3, pursuant to certain exchange agreements entered into on December 31, 1997, the Company issued warrants to acquire 197,978 shares of Series B convertible preferred stock at $1.25 per share. These warrants expire on the earlier of (i) January 1, 2002, (ii) an underwritten public offering or (iii) a change in control. Also, as discussed in Note 4, warrants to purchase 2,000 shares of Series D convertible preferred stock at $2.50 per share were outstanding at June 30, 1998.

COMMON STOCK SUBJECT TO REPURCHASE

     In fiscal 1998, upon the exercise of an option the Company sold 20,000 shares of common stock at $0.25 per share to an employee subject to repurchase whereby the Company has the right to repurchase such shares at their original purchase price. This right lapses over four years. At June 30, 1998, 20,000 shares were subject to such repurchase rights.

1996 STOCK OPTION PLAN

     In March 1996, the Company adopted the 1996 Stock Option Plan (the "1996 Plan"). As of June 30, 1998, there were 809,417 options authorized for issuance under the 1996 Plan. The 1996 Plan is administered by the Board of Directors and encompasses nonstatutory and incentive stock options. Nonstatutory stock options may be granted to employees and consultants, whereas incentive stock options may only be granted to employees.

     The 1996 Plan provides for the granting of incentive stock options at not less than 100% of the fair market value of the underlying stock at the grant date. Nonstatutory options may be granted at not less than 85% of the fair market value of the underlying stock at the date of grant. Options under the 1996 Plan generally vest over four years and expire ten years from the date of grant.

1997 STOCK OPTION PLAN

     In fiscal 1998, the Company adopted the 1997 Stock Option Plan (the "1997 Plan"), authorizing 1,799,078 shares of common stock to be issued as options. Upon a change in control, all shares granted under the 1997 Plan shall immediately vest. Other provisions of the 1997 Plan are generally the same as the 1996 Plan.

NONPLAN OPTION GRANT

     In connection with its hiring of the Company's President and Chief Operating Officer in November 1997, the Company granted to this officer options to purchase 280,000 shares of common stock with an exercise price of $0.25 per share. The option is immediately exercisable with respect to 20% of the option shares and the balance becomes exercisable in equal monthly installments over the next 36 months of employment with the Company measured from November 1997. However, vesting accelerates upon the closing of an underwritten public offering. In addition, the option grant contains an antidilution clause which guarantees that, prior to any underwritten initial public offering of the Company's common stock, the number of shares under the option grant will always be equal to 5% of the Company's outstanding common stock on a fully diluted basis less 29,333 shares. As a result of various sales of equity securities and option grants since the initial grant in November 1997, the officer was issued options to acquire an additional 423,780 and 48,177 shares of common stock at an exercise price of $0.25 per share on July 31, 1998 and September 4,

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
           AND THE THREE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)

1998, respectively. In connection with this award, the Company recognized $362,100 and $375,600 in stock-based compensation expense during fiscal 1998 and the three months ended September 30, 1998, respectively.

OPTIONS AND WARRANTS GRANTED TO NONEMPLOYEES

     The Company has granted options and warrants to nonemployees for services performed and to be performed after the date of grant. In connection with these awards, the Company recognized $310,100 in stock-based compensation expense during fiscal 1998 ($33,300 during the three months ended September 30, 1998). At June 30, 1998 and September 30, 1998, all services relating to these awards has been rendered and the options and warrants were fully exercisable.

     In connection with the Credit Facility (see Note 4), in fiscal 1998, the Company issued warrants to acquire 36,000 shares of common stock at a weighted-average exercise price of $2.88 per share. The fair value of these warrants are being recognized as interest expense through June 30, 1999. During the three months ended September 30, 1998, in connection with the amendment to the Credit Facility (see Note 4), the Company issued warrants to acquire 40,000 shares of Common Stock, 20,000 of which have an exercise price of $6.25 per share and have a term of five years. The remaining 20,000 warrants will have an exercise price equal to 80% of an initial public offering price, or, if an initial public offering is not completed, 80% of the price per share of the next equity financing and will expire five years after the per share price is determined. The estimated fair value of these warrants of $290,300 is included in Deposits and other assets at September 30, 1998 and will be amortized to interest expense over the repayment period.


     At June 30, 1998, warrants to acquire 51,750 shares of common stock at a weighted-average exercise price of $2.62 per share were outstanding; such warrants expire in 2003. All of these warrants were issued during the year ended June 30, 1998 (none issued in fiscal 1996 or 1997) and had an estimated weighted-average fair value of $1.54 per share at the date of grant. At September 30, 1998, warrants to acquire 89,750 shares of common stock at a weighted-average exercise price of $3.55 per share were outstanding and additional warrants to acquire 20,000 shares of common stock will have an exercise price equal to 80% of an initial public offering price, or, if an initial public offering is not completed, 80% of the price per share of the next equity financing.


DEFERRED STOCK COMPENSATION

     At June 30, 1998 and September 30, 1998, the Company had $540,100 and $565,800, respectively, in deferred stock compensation related to options granted to employees. This amount will be amortized to stock-based compensation expense through fiscal 2000; however, as the vesting of the options granted under the Nonplan Option Grant discussed above accelerates upon the closing of an initial public offering, any unamortized deferred compensation relating to this grant ($467,000 at September 30, 1998) will be recognized in the period the offering closes.

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
           AND THE THREE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)

     Stock option activity under the Plans and the Nonplan Option Grant are summarized as follows:

                                                                OUTSTANDING OPTIONS
                                                           -----------------------------
                                                            NUMBER      WEIGHTED AVERAGE
                                                           OF SHARES     EXERCISE PRICE
                                                           ---------    ----------------
Balance, March 8, 1996 (inception).......................         --         $  --
Granted..................................................    912,000          0.03
                                                           ---------
Balance, June 30, 1996 (110,000 shares vested at a
  weighted average exercise price of $0.03 per share)....    912,000          0.03
Granted..................................................    360,000          0.08
Exercised................................................    (25,000)         0.03
Canceled.................................................   (311,000)         0.03
                                                           ---------
Balance, June 30, 1997 (175,500 shares vested at a
  weighted average exercise price of $0.03 per share)....    936,000          0.04
Granted..................................................    914,091          0.73
Exercised................................................   (257,957)         0.12
Canceled.................................................    (25,868)         0.39
                                                           ---------
Balance, June 30, 1998...................................  1,566,266          0.42
Granted..................................................  1,160,637          3.93
Exercised................................................   (232,883)         0.13
Canceled.................................................     (4,800)         2.50
                                                           ---------
Balance, September 30, 1998..............................  2,489,220         $2.08
                                                           =========

     The following table summarizes information as of June 30, 1998 concerning currently outstanding and vested options:

                       OPTIONS OUTSTANDING              OPTIONS VESTED
               -----------------------------------   --------------------
                             WEIGHTED
                             AVERAGE      WEIGHTED               WEIGHTED
                            REMAINING     AVERAGE                AVERAGE
  EXERCISE      NUMBER     CONTRACTUAL    EXERCISE    NUMBER     EXERCISE
   PRICES      OF SHARES   LIFE (YEARS)    PRICE     OF SHARES    PRICE
-------------  ---------   ------------   --------   ---------   --------
$0.03 - $0.13    839,018       8.0         $0.05      453,167     $0.05
    0.25         434,000       9.4          0.25       40,000      0.25
    0.75         127,448       9.6          0.75       76,250      0.75
    2.50         165,800       9.9          2.50       18,000      2.50
-------------  ---------       ---         -----      -------     -----
$0.03 - $2.50  1,566,266       8.7         $0.42      587,417     $0.23
=============  =========       ===         =====      =======     =====

     At June 30, 1998, none and 1,190,854 shares were available for future grant under the 1996 and 1997 Plans, respectively. At September 30, 1998, 506,972 shares remained available for future grant under the 1997 Plan.

ADDITIONAL STOCK PLAN INFORMATION

     As discussed in Note 1, the Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretations.

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
           AND THE THREE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)

     SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income (loss) and earnings (loss) per share had the Company adopted the fair value method since the Company's inception. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values.


     The Company's calculations for employee grants were made using the minimum value method with the following weighted average assumptions: expected life, one year following vest; no stock volatility; risk free interest rate of 6%; and no dividends during the expected term. The Company's calculations are based on a multiple award valuation approach, and forfeitures are recognized as they occur. If the computed minimum values of the Company's stock-based awards to employees had been amortized to expense over the vesting period of the awards as specified under SFAS No. 123, net loss would have been $78,000 ($0.39 per basic and diluted share), $1,803,800 ($5.73 per basic and diluted share), and $5,111,000 ($12.18 per basic and diluted share) for the period from inception to June 30, 1996 and for the years ended June 30, 1997 and 1998, respectively.



     The number and estimated weighted-average minimum and fair value per option for employee and nonemployee awards, respectively, granted are as follows:



                                                          INCEPTION TO JUNE 30,   YEAR ENDED JUNE 30,
                                                          ---------------------   -------------------
                                                                  1996              1997       1998
                                                          ---------------------   --------   --------
Employee Options:
  Number of shares......................................         882,000               --    802,600
  Estimate weighted-average minimum value...............           $0.01              $--      $0.12
Nonemployee Options:
  Number of shares......................................          30,000          360,000    111,491
  Estimated weighted-average fair value.................           $0.01            $0.02      $0.09


 7. NET LOSS PER SHARE

     The following is a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share.

                                                                                 THREE MONTHS ENDED
                                     INCEPTION       YEAR ENDED JUNE 30,            SEPTEMBER 30,
                                    TO JUNE 30,   -------------------------   -------------------------
                                       1996          1997          1998          1997          1998
                                    -----------   -----------   -----------   -----------   -----------
Net loss (numerator), basic and
  diluted.........................   $(77,600)    $(1,802,800)  $(5,425,000)  $  (662,000)  $(3,350,900)
                                     ========     ===========   ===========   ===========   ===========
Shares (denominator):
  Weighted average common shares
     outstanding..................    200,000         314,589       424,180       337,000       751,494
  Weighted average common shares
     outstanding subject to
     repurchase...................         --              --        (4,493)           --       (21,696)
                                     --------     -----------   -----------   -----------   -----------
Shares used in computation, basic
  and diluted.....................    200,000         314,589       419,687       337,000       729,798
                                     --------     -----------   -----------   -----------   -----------
Net loss per share, basic and
  diluted.........................   $  (0.39)    $     (5.73)  $    (12.93)  $     (1.96)  $     (4.59)
                                     ========     ===========   ===========   ===========   ===========

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
           AND THE THREE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)

     For the above mentioned periods, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded in the computation of diluted net loss per share in the periods presented, as their effect would have been antidilutive. Such outstanding securities consist of the following at June 30, 1998 (at September 30, 1998 in parenthesis): 7,455,847 (11,494,500) shares of convertible preferred stock, warrants to purchase 199,978 (199,978) shares of convertible preferred stock, 20,000 (23,400) outstanding shares of common stock subject to repurchase, and options and warrants to purchase 1,618,016 (2,598,970) shares of common stock.

 8. JOINT VENTURE TERMINATION FEE

     In fiscal 1996, the Company entered into a joint venture agreement (the "Agreement") with DSK, Inc. ("DSK") to cooperatively market and develop the Company's services. The Company paid $33,700 to DSK during the year ended June 30, 1997 related to the Agreement.

     In April 1997, the Company terminated the Agreement and hired the majority stockholders of DSK as either employees or consultants by issuing 800,000 fully vested shares of the Series B preferred stock with a fair value of $0.75 per share, or $600,000, for the outstanding shares of common stock of DSK. The Company recorded the transaction by allocating the value of the shares issued to property and equipment (at DSK's net book value of $168,900, which approximated fair market value), with the balance of $431,100 reflected as a joint venture termination fee.

     Additionally, in April 1997, the Company granted to certain of the former owners of DSK options to acquire a total of 200,000 shares of the Company's common stock at $0.08 per share for real estate consulting services to be performed. In June 1998, the Company accelerated the vesting of all the DSK options awarded. In conjunction with this award, the Company recognized $604,200 of stock-based compensation expense during fiscal 1998.

 9. COMMITMENTS AND CONTINGENCIES

LEASES

     The Company leases its facilities under noncancelable operating leases. These leases expire on various dates through 2002. Minimum future lease payments under noncancelable operating and capital leases as of June 30, 1998 are summarized as follows:

                                                              CAPITAL      OPERATING
                        FISCAL YEAR                           LEASES        LEASES
                        -----------                          ---------    -----------
1999.......................................................  $ 248,300    $   968,800
2000.......................................................    196,900      1,055,000
2001.......................................................    180,400      1,099,700
2002.......................................................         --      1,132,500
2003.......................................................         --      1,185,700
Thereafter.................................................         --      5,002,900
                                                             ---------    -----------
Total minimum lease payments...............................    625,600    $10,444,600
                                                                          ===========
Less amount representing interest..........................    (74,500)
                                                             ---------
Present value of minimum lease payments....................    551,100
Less current portion.......................................   (224,000)
                                                             ---------
Long term portion..........................................  $ 327,100
                                                             =========

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
           AND THE THREE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)

     Rent expense under the operating leases for the period from March 8, 1996 (inception) to June 30, 1996 and for the years ended June 30, 1997 and 1998 was approximately none, $61,500, and $444,905, respectively.

     During the three months ended September 30, 1998, the Company entered into an agreement to lease optical fiber. This lease is expected to commence in early calendar 1999 upon the installation and acceptance of the connected fiber. The lease will require annual payments of $420,000 for 20 years from installation. This arrangement will be accounted for as a capital lease upon initiation of the lease term.

PURCHASE COMMITMENTS

     In fiscal 1998, the Company entered into noncancelable commitments to purchase property and equipment related to the expansion of its operations facilities. As of June 30, 1998, approximately $1.7 million was committed for fiscal 1999 purchases under these agreements.

TELECOMMUNICATIONS AND PEERING ARRANGEMENTS

     The Company has guaranteed to pay certain monthly usage levels or fees with various communications or interconnect providers. Minimum payments under these agreements at June 30, 1998 are as follows: $3.9 million in fiscal 1999 and $1.3 million in fiscal 2000.


     The Company is a party to numerous peering agreements with other internet providers to allow for the exchange of internet traffic. These agreements do not have fee commitments and generally have a one year term with automatic renewals. The Company does not record any revenue or expense associated with these non-cash transactions as such transactions do not represent the culmination of the earnings process and the fair value of such transactions are not reasonably determinable.


LEGAL MATTERS

     The Company is involved in various claims and legal actions arising out of the normal course of business. Management does not expect that the outcome of these cases will have a material effect on the Company's financial position or results of operations.

10. RELATED PARTY TRANSACTIONS

     A member of the Board of Directors is the President of an entity which is the co-manager of the Company's primary facilities. Rent expense in fiscal 1996, 1997 and 1998 and for the three months ended September 30, 1998 for these facilities was none, $16,400, $265,200, and $153,100 respectively. The Company believes that its lease arrangements were at an arm's length basis.

11. MAJOR CUSTOMERS

     Two customers accounted for 32% and 25% of revenues in fiscal 1996, while another customer accounted for 12% and 14% of revenues in fiscal 1997 and 1998, respectively.

     At June 30, 1998, two customers accounted for approximately 22% and 13% of trade receivables, while four other customers accounted for 13%, 13%, 11% and 10% of trade receivables at June 30, 1997.

12. SUBSEQUENT EVENTS

     Subsequent to June 30, 1998, the Company changed the authorized number of shares of the Common and Preferred Stock to 20,000,000 and 14,000,000 respectively. Additionally, the Company designated

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
           AND THE THREE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)

3,400,000 and 2,800,000 shares of preferred stock as Series D and E, respectively. In July 1998, the Company issued 3,384,613 shares of Series D convertible preferred stock in exchange for the conversion of the $8,000,000 notes payable and advances outstanding at June 30, 1998 and additional cash of $2,771,000 (net of costs of $229,000). On September 4, 1998, the Company sold 654,040 shares of Series E convertible preferred stock at $6.25 per share for proceeds of $3,846,400, (net of costs of $223,600).

     On August 27, 1998, the Board of Directors adopted, subject to stockholder approval, the 1998 Stock Incentive Plan (the "1998 Stock Plan"). The 1998 Stock Plan will serve as the successor equity incentive program to the Company's existing 1997 Plan effective upon the execution of an underwriting agreement to sell shares in an initial public offering. A total of 2.5 million shares of Common Stock have been reserved for issuance under the 1998 Stock Plan.

     Additionally, on August 27, 1998, the Board of Directors adopted, subject to stockholder approval, the 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan"). Under the 1998 Purchase Plan, eligible employees are allowed to have salary withholdings of up to 10% of their base compensation to purchase shares of common stock at a price equal to 85% of the lower of the market value of the stock at the beginning or end of defined purchase periods. The initial purchase period commences upon the execution and final pricing of the underwriting agreement for the initial public offering of the Company's common stock. The Company has reserved 250,000 shares of common stock for issuance under this plan.

     On August 27, 1998, the Board of Directors approved, subject to stockholder approval, a change in the authorized number of shares of the common and preferred stock upon the closing of the initial public offering to 60,000,000 and 5,000,000, respectively.


     On September 3, 1998, the Board of Directors approved, subject to stockholder approval, the reincorporation of the Company in the State of Delaware and the associated exchange of one share of common stock and preferred stock of the Company for every two and one-half shares of common stock and preferred stock, respectively, of the Company's California predecessor entity. Such reincorporation and stock exchange became effective on November 5, 1998. All share and per share amounts in these financial statements have been adjusted to give effect to the reincorporation and associated one for two and one-half stock exchange.

------------------------------------------------------
------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY, OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT, AS OF ANY DATE SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                             ---------------------

                               TABLE OF CONTENTS


                                            PAGE
                                            ----
Prospectus Summary........................    3
Risk Factors..............................    6
Use of Proceeds...........................   17
Dividend Policy...........................   17
Capitalization............................   18
Dilution..................................   19
Selected Financial and Operating Data.....   20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................   21
Business..................................   30
Management................................   45
Certain Transactions......................   57
Principal Stockholders....................   59
Description of Capital Stock..............   61
Shares Eligible for Future Sale...........   64
Underwriting..............................   65
Legal Matters.............................   66
Experts...................................   67
Change in Accountants.....................   67
Additional Information....................   67
Index to Financial Statements.............  F-1


                             ---------------------
    UNTIL                   , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE
COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                            SHARES

                                [ABOVENET LOGO]

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                CIBC OPPENHEIMER

                          VOLPE BROWN WHELAN & COMPANY
                                               , 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                               AMOUNT
                                                               TO BE
                                                                PAID
                                                              --------
SEC registration fee........................................         *
NASD filing fee.............................................         *
Nasdaq National Market listing fee..........................         *
Printing and shipping fees..................................         *
Legal fees and expenses.....................................         *
Accounting fees and expenses................................         *
Directors and officers liability insurance..................         *
Blue Sky qualification fees and expenses....................         *
Transfer agent and registrar fees...........................         *
Miscellaneous fees..........................................         *
                                                              --------
          Total.............................................  $      *
                                                              ========

---------------

* To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII, Section 6, of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts of omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is made to Section 7 of the Underwriting Agreement to be filed as Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since March 8, 1996, the Registrant's predecessor company has issued and sold the following securities (which numbers do not reflect the one for two and one-half exchange effected in connection with the Company's reincorporation into Delaware).

      (1) August 28, 1996, Registrant sold and issued an aggregate of 4,100,000 shares of Series A Preferred Stock, at a purchase price of $0.10 per share, for cash in the aggregate amount of $410,000 to a group of investors pursuant to a Series A Preferred Stock Purchase Agreement.

      (2) On March 14, 1997, Registrant sold and issued an aggregate of 2,000,000 shares of Series B Preferred Stock, at a purchase price of $0.30 per share, for cash in the aggregate of $600,000 to a group of investors pursuant to a Series B Preferred Stock Purchase Agreement.

      (3) On April 30, 1997, Registrant terminated a joint venture agreement with DSK, Inc. by issuing 2,000,000 shares of Series B Preferred Stock.

      (4) On August 7, 1997, Registrant issued promissory notes in the principal amount of $989,000 and warrants to acquire 1,979,804 shares of Series B Preferred Stock at $0.50 per share. On December 31, 1997, Registrant entered into exchange agreements with the noteholders. Pursuant to the exchange agreements, the above notes, accrued interest of $21,200 and the related warrants were exchanged for (i) 2,527,640 shares of Series B Preferred Stock and (ii) warrants to acquire 494,951 shares of Series B Preferred Stock at $0.50 per share.

      (5) On May 11, 1998, Registrant sold and issued an aggregate of 8,012,000 shares of Series C Preferred Stock, at a weighted-average purchase price of $0.48 per share, for cash in the aggregate amount of $3,882,400 to a group of investors pursuant to a Series C Preferred Stock Purchase Agreement.

      (6) On June 30, 1998, Registrant issued promissory notes, in the principal amount of $7,000,000, convertible into Series D Preferred Stock (the "Series D Notes") to a group of investors pursuant to a Note Purchase Agreement. On July 15, 1998, Registrant sold and issued an aggregate of 8,461,538 shares of Series D Preferred Stock, at a purchase price of $1.30 per share, for cash and cancellation of indebtedness in the aggregate amount of $10,999,999.40 to a group of investors pursuant to a Series D Preferred Stock Purchase Agreement. All of the Series D Notes were converted into shares of Series D Preferred Stock on July 15, 1998.

      (7) On September 4, 1998, Registrant sold and issued an aggregate of 1,628,000 shares of Series E Preferred Stock, at a purchase price of $2.50 per share, for cash in the aggregate amount of $4,070,000 to a group of investors pursuant to a Series E Preferred Stock Purchase Agreement. In addition, the Registrant issued 7,100 shares of Series E Preferred in consideration for placement agent services.

      (8) The Registrant has sold and issued 1,289,607 shares of its Common Stock for an aggregate purchase price of $63,300 to employees, directors and consultants pursuant to direct issuances and to exercises of options under its 1996 and 1997 Stock Option Plans and non-plan options.

      (9) During May 1998, Registrant issued warrants for 15,000 shares of Common Stock, with an exercise price of $.50 per share, to Jerry Weissman at Power Presentations for services to the Company. During the same time period, Registrant issued warrants for 24,375 shares of Common Stock, with an exercise price of $1.00 per share, to DEF Public Relations, Heidrich & Struggles and Greg Moyer at Flying Beyond for services to the Company.

     (10) During May 1998, Registrant issued warrants, in connection with various financing arrangements, to purchase 90,000 shares of Common Stock, with a weighted-average exercise price of $1.15 per share to Transamerica and 5,000 warrants of Series D Preferred Stock, with an exercise price of $1.00 per share to Silicon Valley Bank.

     (11) In July 1998, Registrant sold and issued warrants for 35,000 shares of its Common Stock, at an exercise price of $1.30 per share, to Primus Technology for services in connection with developing

          Registrant's Asian business opportunities. During the same time period, Registrant issued warrants for 10,000 shares of Common Stock, at a purchase price of $1.30 per share, for cash in the aggregate amount of $500 to Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

     (12) In September 1998, Registrant issued warrants to purchase 100,000 Shares of Common Stock in connection with a financing arrangement, to TransAmerica Business Credit Corporation. The exercise price for 50,000 shares is equal to $2.50 per share and the exercise price for the remaining 50,000 shares is equal to 80% of the price of this offering or, if this offering is not completed, 80% of the price of the next equity financing.

     (13) In October 1998, the Company issued warrants with an exercise price equal to $4.00 per share to purchase 26,250 shares to various consultants in connection with the construction of its new ISX.

     The sale of the above securities was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or transactions pursuant to compensation benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and now with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits


EXHIBIT NO.                          DESCRIPTION
-----------                          -----------
 1.1*        Form of Underwriting Agreement.
 2.1+        Form of Agreement and Plan of Merger between Registrant and
             AboveNet Communications Inc., a California corporation.
 3.1+        Certificate of Incorporation of Registrant.
 3.2+        Form of Amended and Restated Certificate of Incorporation to
             be filed prior to completion of the offering.
 3.3+        Form of Second Amended and Restated Certificate of
             Incorporation to be filed upon completion of offering.
 3.4+        Bylaws of Registrant.
 4.1+        Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, 10.2,
             10.3, 10.4 and 10.5.
 4.2*        Form of Registrant's Common Stock Certificate.
 4.3+        Amended and Restated Investors' Rights Agreement dated
             September 4, 1998.
 4.4+        Warrants to purchase shares of Common Stock of Registrant
             issued to Transamerica Business Credit Corporation.
 4.5+        Warrants to purchase shares of Series D Preferred Stock of
             Registrant issued to Silicon Valley Bank.
 4.6+        Form of Warrant to purchase shares of Common Stock of
             Registrant.
 5.1*        Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
             Hachigian, LLP ("Gunderson Dettmer").
10.1+        Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.
10.2+        1996 Stock Option Plan.
10.3+        1997 Stock Option Plan.
10.4+        1998 Stock Incentive Plan.
10.5+        1998 Employee Stock Purchase Plan.
10.6+        Employment Agreement between Registrant and Warren J.
             Kaplan.
10.7+        Employment Agreement between Registrant and Sherman Tuan.

EXHIBIT NO.                          DESCRIPTION
-----------                          -----------
10.8+        Employment Agreement between Registrant and David Rand.
10.9+        Stock Option Agreement between Registrant and Warren J.
             Kaplan.
10.10+       Technology Agreement between Registrant and David Rand.
10.11        Lease Equipment Agreement between Registrant and Cisco
             Systems Capital Corporation.
10.12+       Loan and Security Agreement between Registrant and Silicon
             Valley Bank.
10.13+       Master Loan and Security Agreements between Registrant and
             Transamerica Business Credit Corporation.
10.14+       Promissory Note by Registrant to Transamerica Business
             Credit Corporation.
10.15+       Office Lease between 50 West San Fernando Associates and
             Registrant dated May 15, 1996 (San Jose Office, 10th Floor).
10.16+       First Amendment to Lease Agreement between 50 West San
             Fernando Associates and Registrant, dated December 12, 1996
             (San Jose Office, 10th Floor).
10.17+       Second Amendment to Lease between 50 West San Fernando
             Associates and Registrant, dated February 23, 1998 (San Jose
             Office, 10th Floor).
10.18+       Office Lease between 50 West San Fernando Associates and
             Registrant, dated May 15, 1996 (San Jose Office, 18th
             Floor).
10.19+       First Amendment to Lease Agreement between 50 West San
             Fernando Associates and Registrant, dated December 12, 1996
             (San Jose Office, 18th Floor).
10.20+       Second Amendment to Lease between 50 West San Fernando
             Associates and Registrant, dated February 24, 1998 (San Jose
             Office, 18th Floor).
10.21+       Consent of Landlord between Registrant and Halcyon Software
             California Inc., dated March 31, 1998 (San Jose Office,
             Suite 1012).
10.22+       Consent of Landlord between 50 West San Fernando Associates and KPMG Peat Marwick LLP, dated April 6, 1998 and April 12,
             1998 (Registrant sublease from KPMG Peat Marwick LLP, San
             Jose Office, 10th Floor).
10.23+       Sublease between KPMG Peat Marwick (USA) LLP and Registrant, dated March 13, 1998 (Registrant sublease from KPMG Peat
             Marwick LLP (USA), San Jose Office, 10th Floor).
10.24+       Deed of Lease between Gosnell Properties, Inc. and
             Registrant dated September 3, 1997 (Suite B-290, Vienna,
             VA/"D.C.").
10.25+       Deed of Lease between Gosnell Properties, Inc. and
             Registrant dated January 30, 1998 (Suite 110, Vienna,
             VA/"D.C.").
10.26+       Network Access Agreement between Goodnet and Registrant
             dated June 11, 1996.
10.27*       Fiber Optic Private Network Agreement Product Order between
             Metromedia Fiber Network Services, Inc. and Registrant,
             dated September 1, 1998.
10.28+       Amended and Restated Master Loan and Security Agreement
             between Registrant and Transamerica Business Credit
             Corporation.
16.1+        Letter Regarding Change in Certifying Accountants.
23.1*        Consent of Gunderson Dettmer (included in Exhibit 5.1).
23.2         Consent of Deloitte & Touche LLP, Independent Accountants.
23.3         Independent Auditors' Report on Schedule.
27.1+        Financial data schedule.
99.1+        Consent of Forrester Research, Inc.
99.2+        Consent of International Data Corporation.


---------------
* To be filed by amendment.
+ Previously filed.

(b) Financial Statement Schedule

     (i) Schedule II. Valuation and Qualifying Accounts.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Registrant's Restated Certificate of Incorporation, the Registrant's Bylaws, and Registrant's indemnification agreements or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (4) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 6th day of November, 1998.


                                          ABOVENET COMMUNICATIONS INC.

                                          By:       /s/ SHERMAN TUAN
                                            ------------------------------------
                                            Sherman Tuan
                                            Chairman of the Board and Chief
                                              Executive Officer


     KNOW ALL PERSONS BY THESE PRESENTS, that Robert A. Burgelman whose signature appears below, constitutes and appoints, jointly and severally, Warren
J. Kaplan, Sherman Tuan and Stephen B. Belomy, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                 NAME AND SIGNATURE                                TITLE                    DATE
                 ------------------                                -----                    ----
                  /s/ SHERMAN TUAN                     Chairman of the Board and      November 6, 1998
-----------------------------------------------------  Chief Executive Officer
                    Sherman Tuan                       (Principal Executive
                                                       Officer) and Director

               /s/ STEPHEN P. BELOMY*                  Executive Vice President,      November 6, 1998
-----------------------------------------------------  Chief Financial Officer and
                  Stephen P. Belomy                    Secretary (Principal
                                                       Financial Officer)

                 /s/ KEVIN HOURIGAN*                   Vice President Finance (Chief  November 6, 1998
-----------------------------------------------------  Accounting Officer)
                   Kevin Hourigan

              /s/ PETER C. CHEN, PH.D.*                Vice Chairman of the Board     November 6, 1998
-----------------------------------------------------
                Peter C. Chen, Ph.D.

                /s/ WARREN J. KAPLAN*                  President, Chief Operating     November 6, 1998
-----------------------------------------------------  Officer and Director
                  Warren J. Kaplan

               /s/ ROBERT A. BURGELMAN                 Director                       November 6, 1998
-----------------------------------------------------
                 Robert A. Burgelman

                 /s/ FRANK R. KLINE*                   Director                       November 6, 1998
-----------------------------------------------------
                   Frank R. Kline

                 NAME AND SIGNATURE                                TITLE                    DATE
                 ------------------                                -----                    ----
                   /s/ JAMES SHA*                      Director                       November 6, 1998
-----------------------------------------------------
                      James Sha

                /s/ TOM SHAO, PH.D.*                   Director                       November 6, 1998
-----------------------------------------------------
                   Tom Shao, Ph.D.

                /s/ KIMBALL W. SMALL*                  Director                       November 6, 1998
-----------------------------------------------------
                  Kimball W. Small

                 /s/ FRED A. VIERRA*                   Director                       November 6, 1998
-----------------------------------------------------
                   Fred A. Vierra

                *By: /s/ SHERMAN TUAN
  ------------------------------------------------
                    Sherman Tuan
                  Attorney-In-Fact

                                                                     SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                             BALANCE AT     CHARGED TO                    BALANCE AT
                                            BEGINNING OF     COST AND     DEDUCTIONS/       END OF
                                               PERIOD        EXPENSES     WRITE - OFF       PERIOD
                                            ------------    ----------    ------------    ----------
PERIOD FROM MARCH 8, 1996 (INCEPTION) TO
  JUNE 30, 1996
  Accounts receivable allowance...........    $     --      $       --      $    --       $       --
YEAR ENDED JUNE 30, 1997
  Accounts receivable allowance...........    $     --      $   15,000      $    --       $   15,000
YEAR ENDED JUNE 30, 1998
  Accounts receivable allowance...........    $ 15,000      $   58,787      $13,787       $   60,000

                                 EXHIBIT INDEX


                                                                           SEQUENTIALLY
  EXHIBIT                                                                    NUMBERED
  NUMBER                       DESCRIPTION OF DOCUMENT                         PAGE
-----------                    -----------------------                     ------------
 1.1*        Form of Underwriting Agreement.
 2.1+        Form of Agreement and Plan of Merger between Registrant and
             AboveNet Communications Inc., a California corporation.
 3.1+        Certificate of Incorporation of Registrant.
 3.2+        Form of Amended and Restated Certificate of Incorporation to
             be filed prior to completion of the offering.
 3.3+        Form of Second Amended and Restated Certificate of
             Incorporation to be filed upon completion of offering.
 3.4+        Bylaws of Registrant.
 4.1+        Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, 10.2,
             10.3, 10.4 and 10.5.
 4.2*        Form of Registrant's Common Stock Certificate.
 4.3+        Amended and Restated Investors' Rights Agreement dated
             September 4, 1998.
 4.4+        Warrants to purchase shares of Common Stock of the
             Registrant issued to Transamerica Business Credit
             Corporation.
 4.5+        Warrants to purchase shares of Series D Preferred Stock of the Registrant issued to Silicon Valley Bank.
 4.6+        Form of Warrant to purchase shares of Common Stock of the
             Registrant.
 5.1*        Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
             Hachigian, LLP ("Gunderson Dettmer").
10.1+        Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.
10.2+        1996 Stock Option Plan.
10.3+        1997 Stock Option Plan.
10.4+        1998 Stock Incentive Plan.
10.5+        1998 Employee Stock Purchase Plan.
10.6+        Employment Agreement between the Registrant and Warren J.
             Kaplan.
10.7+        Employment Agreement between the Registrant and Sherman
             Tuan.
10.8+        Employment Agreement between the Registrant and David Rand.
10.9+        Stock Option Agreement between the Registrant and Warren J.
             Kaplan.
10.10+       Technology Agreement between the Registrant and David Rand.
10.11        Lease Equipment Agreement between Registrant and Cisco
             Systems Capital Corporation.
10.12+       Loan and Security Agreement between the Registrant and
             Silicon Valley Bank.
10.13+       Loan and Security Agreements between the Registrant and
             Transamerica Business Credit Corporation.
10.14+       Promissory Note by Registrant to Transamerica Business
             Credit Corporation.
10.15+       Office Lease between 50 West San Fernando Associates and
             Registrant dated May 15, 1996 (San Jose Office, 10th Floor).
10.16+       First Amendment to Lease Agreement between 50 West San
             Fernando Associates and Registrant, dated December 12, 1996
             (San Jose Office, 10th Floor).

                                                                           SEQUENTIALLY
  EXHIBIT                                                                    NUMBERED
  NUMBER                       DESCRIPTION OF DOCUMENT                         PAGE
-----------                    -----------------------                     ------------
10.17+       Second Amendment to Lease between 50 West San Fernando
             Associates and Registrant, dated February 23, 1998 (San Jose
             Office, 10th Floor).
10.18+       Office Lease between 50 West San Fernando Associates and
             Registrant, dated May 15, 1996 (San Jose Office, 18th
             Floor).
10.19+       First Amendment to Lease Agreement between 50 West San
             Fernando Associates and Registrant, dated December 12, 1996
             (San Jose Office, 18th Floor).
10.20+       Second Amendment to Lease between 50 West San Fernando
             Associates and Registrant, dated February 24, 1998 (San Jose
             Office, 18th Floor).
10.21+       Consent of Landlord between Registrant and Halcyon Software
             California Inc., dated March 31, 1998 (San Jose Office,
             Suite 1012).
10.22+       Consent of Landlord between 50 West San Fernando Associates and KPMG Peat Marwick LLP, dated April 6, 1998 and April 12,
             1998 (Registrant sublease from KPMG Peat Marwick LLP, San
             Jose Office, 10th Floor).
10.23+       Sublease between KPMG Peat Marwick (USA) LLP and Registrant, dated March 13, 1998 (Registrant sublease from KPMG Peat
             Marwick LLP (USA), San Jose Office, 10th Floor).
10.24+       Deed of Lease between Gosnell Properties, Inc. and
             Registrant dated September 3, 1997 (Suite B-290, Vienna,
             VA/"D.C.").
10.25+       Deed of Lease between Gosnell Properties, Inc. and
             Registrant dated January 30, 1998 (Suite 110, Vienna,
             VA/"D.C.").
10.26+       Network Access Agreement between Goodnet and Registrant
             dated June 11, 1996.
10.27*       Fiber Optic Private Network Agreement Product Order between
             Metromedia Fiber Network Services, Inc. and Registrant,
             dated September 1, 1998.
10.28+       Amended and Restated Master Loan and Security Agreement
             between Registrant and Transamerica Business Credit
             Corporation.
16.1+        Letter Regarding Change in Certifying Accountants.
23.1*        Consent of Gunderson Dettmer (included in Exhibit 5.1).
23.2         Consent of Deloitte & Touche LLP, Independent Accountants.
23.3         Independent Auditors' Report on Schedule.
27.1+        Financial data schedule.
99.1+        Consent of Forrester Research, Inc.
99.2+        Consent of International Data Corporation.


---------------
* To be filed by amendment.
+ Previously filed.